Exhibit 10.64

AMENDED AND RESTATED CREDIT AGREEMENT

among

RENIN CANADA CORP.
and
RENIN US LLC

as Borrowers

and

RENIN HOLDINGS LLC

as Guarantor and a Loan Party

and

THE TORONTO-DOMINION BANK
as Lender

DATED as of March 13, 2024

TABLE OF CONTENTS

1.         DEFINITIONS AND INTERPRETATION         1

(a)         General Definitions.         1

(b)         Accounting Terms and Definitions; Interpretation.         27

(c)         Interpretation Clause (Québec)         28

(d)         Interpretation Clause (US law)         28

(e)         Rates         29

(f)         Currency Matters.         29

(g)         Joint and Several Liability.         29

(h)         Unconditional Liability.         30

(i)         Waiver of Subrogation and Other Rights.         30

(j)         No Modification or Release of Obligations.         30

2.         LOANS AND LETTERS OF CREDIT         31

(a)         Revolving Loans and Term Loan.         31

(b)         Margin and Other Requirements: Revolving Loans.         31

(c)         Margin and Other Requirements: Term Loan.         33

(d)         Hedging Instruments.         33

(e)         Loan Accounts.         34

(f)         Letters of Credit.         34

(g)         Use of Loan Proceeds.         35

3.         [RESERVED]         35

4.         REPAYMENT OF TERM LOAN         35

(a)         Scheduled Repayments.         35

(b)         Voluntary Prepayments.         35

(c)         Repayment on Maturity Date.         35

(d)         Repayment on Termination of Revolving Credit Commitment.         35

(e)         Mandatory Prepayments.         36

5.         INTEREST; FEES; CHARGES; ILLEGALITY         37

(a)         Rates of Interest.         37

(b)         Computation of Interest and Fees.         38

(c)         Maximum Interest.         38

(d)         [Reserved]         39

(e)         Closing Fee.         39

(f)         Collateral Monitoring Fee.         39

(g)         Unused Line Fee.         39

(h)         Examination and Appraisal Fees.         39

(i)         Capital Adequacy Charge.         40

(j)         Letter of Credit Fees.         40

6.         LOAN ADMINISTRATION; TAXES         41

(a)         Loan Requests.         41

(b)         Letter of Credit Requests.         42

(c)         Disbursement.         43

(d)         Pricing Disconnect         43

(e)         Benchmark Replacement         43

(f)         Conforming Changes         44

(g)         Notices; Standards for Decisions and Determinations.         44

(h)         Unavailability of Tenor of Benchmark         45

(i)         Benchmark Unavailability Period.         45

(j)         Defined Terms.         46

(k)         Application of Payments.         50

(l)         Method and Place of Payment.         50

(m)         Net of Taxes.         50

7.         SECURITY         50

(a)         Security.         50

8.         COLLECTIONS         52

(a)         Blocked Accounts and Lock Boxes.         52

(b)         Rights of the Lender.         53

(c)         Acknowledgement of Cash Management         53

(d)         Application of Collections.         53

(e)         Dealings by the Lender.         54

(f)         Receipts by the Borrowers.         54

9.         SCHEDULES AND REPORTS         54

(a)         Activity Reports.         54

(b)         Borrowing Base Certificate.         54

(c)         Inventory Reports.         55

(d)         Financial Reports.         55

(e)         Authorized Officer.         56

10.         TERMINATION         56

(a)         Survival of Security Interests, Liens, etc.         56

(b)         Prepayment.         57

11.         REPRESENTATIONS AND WARRANTIES         57

(a)         Organization.         57

(b)         Authority and Conflict.         57

(c)         Enforceability.         58

(d)         Compliance with Laws and Permits.         58

(e)         Financial Statements and Other Information.         58

(f)         Litigation.         58

(g)         No Default.         59

(h)         Qualification in Jurisdictions.         59

(i)         Subsidiaries and Affiliates.         59

(j)         Solvency.         59

(k)         Indebtedness.         60

(l)         Locations.         61

(m)         Equipment and Locations; Real Property.         61

(n)         Collateral Used in More than One Jurisdiction.         61

(o)         Other Security Agreements.         61

(p)         Accounts and Inventory.         61

(q)         Ownership of Collateral; Liens.         62

(r)         Information.         63

(s)         Affiliate Transactions.         63

(t)         Use of Equipment.         63

(u)         Margin Securities and Use of Proceeds.         63

(v)         Employment Matters.         63

(w)         Intellectual Property.         64

(x)         Authorized and Issued Capital.         64

(y)         Environmental Laws.         64

(z)         Pension and Other Benefits.         65

(aa)         U.S. ERISA and Employee Benefit Matters.         66

(bb)         Investment Property.         67

(cc)         U.S. Government Regulation.         67

(dd)         Tax Returns and Payments.         67

(ee)         Sanctions and other Anti-Terrorism Laws.         68

(ff)         Anti-Corruption Laws.         68

(gg)         Combined EBITDA and Combined Revenue.         68

12.         COVENANTS         68

(a)         Locations; Books and Records.         68

(b)         Material Adverse Effect and other Notifications.         69

(c)         Audits and Inventory Appraisals.         69

(d)         Insurance.         70

(e)         Use of Collateral.         72

(f)         Use of Loan Proceeds.         73

(g)         No Cash Hoarding         73

(h)         Recordation of Liens.         73

(i)         Taxes and Priority Payables.         73

(j)         Indebtedness.         74

(k)         Mergers, Sales, Acquisitions and Other Transactions.         74

(l)         Dividends and Distributions.         75

(m)         Investments and Loans.         75

(n)         Corporate Existence; Amendments to Constating Documents.         76

(o)         Salaries and Bonuses.         76

(p)         Financial Covenants.         76

(q)         Excess Availability.         77

(r)         Combined EBITDA and Combined Assets.         77

(s)         Designation of Subsidiaries as Loan Parties.         77

(t)         Reimbursement of Expenses.         78

(u)         Bank Accounts, Cash Management and Hedging.         78

(v)         Material Changes and Affiliate Transactions.         78

(w)         Environmental Compliance.         78

(x)         Environmental Occurrences.         79

(y)         Additional Loan Parties.         80

(z)         Pension         81

(aa)         Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.         81

(bb)         Compliance with ERISA.         82

(cc)         Holding Company Status.         82

13.         CONDITIONS PRECEDENT         82

(a)         Closing Deliveries.         82

(b)         Post-Closing Deliveries.         86

14.         DEFAULT         86

(a)         Payment.         86

(b)         Breaches of this Agreement and Loan Documents.         86

(c)         Breaches of Representations and Warranties.         87

(d)         Levy, Seizure or Attachment.         87

(e)         Bankruptcy or Similar Proceedings.         87

(f)         Appointment of a Receiver or Similar Person.         87

(g)         Judgments.         88

(h)         Default or Revocation of Agreements.         88

(i)         Default Under Indebtedness.         88

(j)         Change of Control.         88

(k)         Material Adverse Effect.         88

15.         REMEDIES UPON AN EVENT OF DEFAULT         89

(a)         No Further Advances.         89

(b)         Acceleration and Remedies.         89

(c)         Receivers.         89

(d)         Disposition of Collateral.         90

(e)         Remedies Not Exclusive.         90

(f)         Miscellaneous.         90

16.         INDEMNIFICATION         91

(a)         General Indemnity.         91

(b)         Environmental Indemnity.         91

17.         MISCELLANEOUS         92

(a)         Notices.         92

(b)         Absence of Novation         92

(c)         Choice of Governing Law and Construction.         93

(d)         Forum Selection and Service Of Process.         93

(e)         Modification and Benefit of Agreement.         93

(f)         Headings of Subdivisions.         93

(g)         Power of Attorney.         93

(h)         Waiver of Jury Trial, Other Waivers, Confidentiality.         94

(i)         Timing of Payments.         94

(j)         Canadian Currency.         94

(k)         Judgment Currency.         95

(l)         Severability.         95

(m)         Conflicts.         96

(n)         Counterparts.         96

(o)         [Reserved]         96

(p)         Joint and Several Liability; Fraudulent Preferences.         96

(q)         Patriot Act and Canadian Anti-Money Laundering Legislation         96

SCHEDULES AND EXHIBITS

Schedule A	Authorized Officers of the Borrowers
Schedule B	Business and Collateral Locations
Schedule C	Permitted Liens
Schedule D	Real Property Leases
Schedule E	Loan Account
Schedule F	Eligible Equipment
Schedule G	Existing Canadian Collateral Documents
Schedule 11(f)	Actions and Proceedings
Schedule 11(i)	Affiliates, Joint Ventures and Partnerships
Schedule 11(k)	Indebtedness and Liabilities
Schedule 11(v)	Labour, Union and Collective Bargaining Agreements
Schedule 11(w)	Intellectual Property
Schedule 11(x)	Authorized and Issued Capital
Schedule 11(y)	Environmental Matters
Schedule 11(z)	Plans
Schedule 13(a)(iv)	Closing Documents List
Exhibit 6(a)(i)	Form of Advance Request for Prime Rate Loans US Base Rate Loans, SOFR Loans and Term CORRA Loans
Exhibit 6(a)(ii)	Form of Conversion Notice
Exhibit 6(a)(iii)	Form of Rollover Notice
Exhibit 9(a)	Form of Collateral Loan Report
Exhibit 9(b)	Form of Borrowing Base Certificate
Exhibit 9(b)(ii)	Form of Statutory Payables Report
Exhibit 9(d)(i)	Form of Financial Reporting Certificate
Exhibit 13(a)(ix)	Form of Closing Certificate

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 13, 2024, among RENIN CANADA CORP., a company existing under the laws of the Province of British Columbia (including its successors and assigns, the “Canadian Borrower”), RENIN US LLC, a limited liability company existing under the laws of the State of Florida (including its successors and assigns, the “US Borrower”, and together with the Canadian Borrower, the “Borrowers” and each a “Borrower”), RENIN HOLDINGS LLC, a limited liability company existing under the laws of the State of Florida (including its successors and assigns, “Holdings”) and THE TORONTO-DOMINION BANK (including its successors and assigns, the “Lender”).

RECITALS

WHEREAS, each Borrower and the Lender are parties to a loan agreement dated as of October 22, 2020 (as may have been amended, supplemented, restated, extended or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”).

WHEREAS, each Borrower and the Lender wish to amend and restate the terms of the Original Credit Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the continual of accommodations of credit, the premises and the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrowers and the other Loan Parties, the parties hereto agree as follows:

1.    DEFINITIONS AND INTERPRETATION

(a)	General Definitions.

The following terms have the following meanings when used herein:

“Account”, “Chattel Paper”, “Document of Title”, “Equipment”, “Futures Account”, “Futures Intermediary”, “Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Securities Account”, “Securities Intermediary” shall, to the extent so defined therein, and for purposes of interpretation or construction of this Agreement that may be subject to the such laws or a court or tribunal exercising jurisdiction under such laws, have the respective meanings assigned to such terms without initial capitals, as of the date of this Agreement, in the PPSA, the STA or the UCC, as applicable.

“Account Debtor” shall mean, in respect of any Account, the debtor obligated to make payment thereof.

“Acquisition” shall mean any transaction or series of related transactions by means of a take-over bid (as such term is defined in the Securities Act (Ontario)), tender offer, amalgamation, merger (including by way of an LLC Division), consolidation, purchase of property or assets or otherwise, for the purpose of or resulting, directly or indirectly, in: (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person; (b) the acquisition of all of the outstanding Equity Interests (including the acquisition or termination of any rights, warrants or options to acquire the Equity Interests) of any Person, or otherwise causing any Person to become a Subsidiary; (c) a merger, amalgamation or consolidation or any other combination with another Person; (d) the acquisition of Control of a Person; or (e) the acquisition of more than 50% of the ownership or economic interests in any Person engaged in any business that is not managed by a board of directors or other governing body.

“Additional Compensation” shall have the meaning ascribed thereto in subsection 5(l)(i).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to:

(i)	Term SOFR for such calculation; plus

(ii)	the Term SOFR Adjustment;

provided that if Adjusted Term SOFR as so determined is less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Affiliate” shall have the meaning ascribed thereto in the Business Corporations Act (Ontario).

“Affiliated Account Debtors” means, with respect to any Account Debtor, any other Account Debtor who controls, is controlled by, or is under common control with, such Account Debtor. For purposes of this definition, the meaning of “control” (including, with correlative meanings, “controlled by” and “under common control with”) is limited to the direct or indirect legal or beneficial ownership of more than ten percent (10%) of the ownership of Equity Interests of an Account Debtor or an Affiliated Account Debtor.

“Aggregate Commitment” shall mean the sum of the Revolving Credit Commitment and the Term Credit Commitment, as such amounts may be reduced from time to time in accordance with this Agreement.

“Agreement” shall mean this Amended and Restated Credit Agreement as it may be amended, supplemented, extended, restated or replaced from time to time.

“AML Legislation” shall have the meaning ascribed thereto in subsection 17(p) hereof.

“Anti-Corruption Laws” shall mean the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the Anti-Corruption Act (Quebec) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which any Loan Party or any of its Subsidiaries conducts business.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time including, without limitation, the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), U.S. Bank Secrecy Act, the Patriot Act, the U.S. International Emergency Economic Powers Act and the U.S. Trading with the Enemy Act.

“Applicable Law” shall mean, in respect of a Person, property, transaction, event or other matter, as applicable, all present or future Laws relating or applicable to that Person, property, transaction, event or other matter, including any interpretation of Law by any Governmental Authority.

“Applicable Margin” shall mean, with respect to any Loan or Borrowing from and including the Closing Date, the percentage rate per annum determined in accordance with the pricing grid set forth immediately below, by reference to the applicable Type of Loan:

Type of Loan	Excess Availability (expressed as a percentage of the Borrowing Base)	SOFR Loans Margin	Term CORRA Loans Margin	U.S. Base Rate Loans Margin	Prime Rate Loans Margin
Revolving Loans	≥ 35%	2.00%	2.00%	0.50%	1.00%
	< 35%	2.50%	2.50%	1.00%	1.50%
Term Loan	≥ 35%	2.50%	2.50%	1.00%	1.00%
	< 35%	3.00%	3.00%	1.50%	2.00%

provided that Excess Availability shall be deemed to be < 35% for period commencing on the Closing Date and until the date of delivery of the first quarterly Financial Reporting Certificate required to be delivered pursuant to Section 9(d)(i)

“Authorized Officer” shall mean in respect of the applicable Borrower each person whose name appears on Schedule A hereto (as updated from time to time by the applicable Borrower by written notice to the Lender).

“Blocked Account” shall have the meaning ascribed thereto in subsection 8(a) hereof.

“Blocked Account Agreement” shall mean a bank agency or similar agreement with the Lender, the Borrowers and/or any other applicable Loan Party and any financial institution with which the Borrowers and/or such other applicable Loan Party maintain a Blocked Account, Lock Box, deposit account control agreements, depository or other account, in form and substance satisfactory to the Lender in order to effect the cash management arrangements contemplated by this Agreement with respect to such Blocked Account, Lock Box, depository or other account.

“Borrower” shall have the meaning ascribed thereto in the Preamble hereof.

“Borrowing” shall mean a borrowing or advance of credit hereunder consisting of any loans made to the Borrowers by the Lender including, without limitation, borrowings by way of Prime Rate Loans, U.S. Base Rate Loans, SOFR Loans, Term CORRA Loans or the issuance of a Letter of Credit by the Lender, and any reference relating to the amount of Borrowings shall mean, whether as a result of any Borrowing, deemed Borrowing, Conversion or Rollover, as applicable, the sum of the principal amount of all outstanding Prime Rate Loans, U.S. Base Rate Loans, SOFR Loans, Term CORRA Loans, plus the maximum amount payable under outstanding Letters of Credit.

“Borrowing Base” shall mean at any time the lesser of the amounts then calculated as specified in subsections 2(b)(i) and (ii) hereof.

“Borrowing Base Certificate” shall have the meaning ascribed thereto in subsection 9(b) hereof.

“Borrowing Base Party” shall have the meaning ascribed thereto in the definition of “Eligible Account”.

“Business Day” shall mean, in respect of a SOFR Loan, any day that is a U.S. Government Securities Business Day and, for all other purposes, means a day on which banks are open for business in Toronto, Ontario but does not in any event include a Saturday or a Sunday.

“Canadian Dollars” or “Cdn. $” shall mean the lawful currency of Canada.

“Canadian Plan Termination Event” means an event which would reasonably be expected to entitle a Person (without the consent of any Loan Party) to wind-up or terminate a Plan in full or in part, or the institution of any steps by any Governmental Authority to terminate or order the termination or wind-up of, in full or in part, any Plan, or an event respecting any Plan which would result in the revocation of the registration of such Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Plan.

“Capital Adequacy Charge” shall have the meaning ascribed thereto in subsection 5(i).

“Capital Adequacy Demand” shall have the meaning ascribed thereto in subsection 5(i).

“Capital Expenditures” shall mean, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations but excluding payments made under operating leases in accordance with GAAP) by each Borrower on a consolidated basis with its Subsidiaries during such period that are required by GAAP to be included in or reflected by the property, plant or equipment or similar fixed asset accounts (or in intangible accounts subject to amortization) in the balance sheet of each Borrower on a consolidated basis with its Subsidiaries.

“Change of Control” shall mean the occurrence of any transaction, circumstance or event whereby:

(i)

BBX Capital, Inc. ceases to own, directly or indirectly, legally and beneficially, greater than 50% of all of the issued and outstanding Equity Interests in the capital of Holdings giving BBX Capital, Inc. directly or indirectly, (a) the right to elect a majority of the board of directors of such Loan Party or (b) the right to participate in the income, revenues, profits, property and assets attached to the issued and outstanding Equity Interests in the capital of such Loan Party, or BBX Capital, Inc. shall otherwise cease to Control such Loan Party;

(ii)

Holdings ceases to own, directly or indirectly, legally and beneficially, all of the issued and outstanding Equity Interests in the capital of the Borrowers giving Holdings directly or indirectly, (a) the right to elect a majority of the board of directors of such Loan Party or (b) the right to participate in the income, revenues, profits, property and assets attached to the issued and outstanding Equity Interests in the capital of such Loan Party, or Holdings shall otherwise cease to Control such Loan Party;

(iii)

the Borrowers cease to own, directly or indirectly, legally and beneficially, the right to participate in the income, revenues, profits, property and assets attached to the outstanding Equity Interest in the capital of its respective Subsidiaries; or

(iv)

except to the extent otherwise permitted pursuant to the terms of this Agreement, the Borrowers, any other Loan Party or any of their respective Subsidiaries (A) consolidates, amalgamates or merges with or into another entity and is not the surviving entity; or (B) conveys, transfers or leases (in one transaction or a series of transactions) all or substantially all of its property and assets to any Person;

provided that the foregoing transactions, circumstances or events shall not be considered a Change of Control if (i) the Controlling Shareholders of BBX Capital, Inc. continue to have direct or indirect Control of the Borrowers and Holdings, and (ii) concurrently therewith the Lender receives or continues to hold such Collateral Documents necessary to constitute a pledge of 100% of the Equity Interests in the Borrowers, in form and substance satisfactory to the Lender.

“Closing Certificate” shall have the meaning ascribed thereto in subsection 13(a)(x) hereof.

“Closing Date” shall mean the date upon which all of the conditions described in section 13 have been satisfied or waived in all respects in a manner acceptable to the Lender.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean all of the undertaking, property and assets, present and future, real and personal, of the Borrowers, any other Loan Party and any other Person described in the Collateral Documents, including that specifically described in section 7 and Schedule G hereof together with all other undertaking, property and assets of the Borrowers or any other Loan Party or any other Person now or hereafter pledged to the Lender to secure, either directly or indirectly, repayment of any of the Liabilities.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by the Borrowers or any other Loan Party, acknowledges the Liens granted in favour of the Lender by the Borrowers and the other Loan Parties and waives or, in the Permitted Discretion of the Lender, subordinates on terms reasonably acceptable to the Lender, any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits access to and use of such real property following the occurrence and during an Event of Default which has not been waived in writing by the Lender, to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Collateral Documents” means, collectively, the documents listed in section 7 hereof, the Existing Canadian Collateral Documents, and each other Collateral Access Agreement, Blocked Account Agreement and any agreement or instrument pursuant to which the Borrowers, any other Loan Party or any other Person, grants or purports to pledge and grant Liens in favour of the Lender in or in respect of Collateral or otherwise relates to such Collateral.

“Combined EBITDA” means the combined EBITDA of the Loan Parties which are liable for or have solidarily guaranteed the Liabilities, taken as a whole.

“Combined Revenue” means the combined revenue of the Loan Parties which are liable for or have solidarily guaranteed the Liabilities, taken as a whole.

“Consolidated EBITDA” means the consolidated EBITDA of Holdings.

“Consolidated Revenue” means the consolidated revenue of Holdings.

“Constating Documents” means, with respect to any body corporate or limited unlimited liability company, the original or restated articles of incorporation, charter, certificate of organization, registration or formation, by-laws, operating agreement, limited liability company agreement, articles of amendment, articles of amalgamation, articles of arrangement, articles of reorganization, articles of revival, letters patent, memorandum of agreement, special Act or statute and any other instrument or constating document by or pursuant to which the body corporate is incorporated or comes into existence and with respect to any partnership, the partnership agreement and any other instrument or constating document by or pursuant to which the partnership is created or comes into existence.

“Contaminant” shall mean all Hazardous Materials and all those substances which are regulated by and form the basis of liability under Environmental Laws or any other material or substance which constitutes a material health, safety or environmental hazard to any Person or property.

“Control” (including with correlative meanings the terms “controlled by” and “under common control with”) in respect of any other Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of any Person, whether through the ownership of Equity Interests or voting interests or by contract or otherwise.

“Controlling Shareholders” shall refer to Alan B. Levan, Jarett S. Levan, John E. Abdo and/or Seth M. Wise (each, a “Specified Person”) and any person or entity based on any transfer for estate planning purposes to one or more family members of any Specified Person or one or more trust, limited liability company, partnership or other vehicles for the benefit of any Specified Person or family member of any Specified Person.

“Conversion” shall mean a conversion or deemed conversion of a Type of Loan into another Type of Loan pursuant to the provisions hereof; provided that, the conversion of a Type of Loan denominated in one currency to another Type of Loan denominated in another currency shall be effected by repayment of the Loan or portion thereof being converted in the currency in which it was denominated and re-advanced to the Borrowers of the Loan into which such conversion was made.

“Conversion Date” shall mean the date specified by the Borrowers as being the date on which the Borrowers have elected to convert, or this Agreement requires the Conversion of, one Type of Loan into another Type of Loan and which shall be a Business Day.

“Conversion Notice” shall have the meaning ascribed thereto in subsection 6(a)(ii) hereof.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covered Entity” shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its Permitted Discretion.

“Default” shall mean any event, condition or default which with the giving of notice, the lapse of time or both would be an Event of Default.

“Designation” shall have the meaning ascribed thereto in subsection 12(s) hereof.

“Dilution” shall mean, with respect to any Person for any period, the percentage obtained by dividing: (a) the sum of non-cash credits against Accounts of such Person for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of such Person for such period as determined by the Lender, by (b) gross invoiced sales of such Person for such period.

“EBITDA” shall mean, for any period, net income after taxes for such period of a Person, excluding: (i) any after-tax gains or losses on the sale of assets other than Inventory, (ii) other after-tax extraordinary or non-recurring gains or losses (in the Lender’s Permitted Discretion); and (iii) non-cash gains or losses; plus without duplication (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expenses plus non-cash losses less non-cash gains, and (iv) Permitted Financial Covenant Equity Contributions.

“Eligible Account” shall mean an Account owing to a Borrower (each a “Borrowing Base Party” and collectively the “Borrowing Base Parties”) which is acceptable to the Lender in its Permitted Discretion. Without limiting the aforementioned Lender’s Permitted Discretion, the Lender shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, all of the following requirements:

(i)	it is genuine and in all respects is what it purports to be;

(ii)	it is owned by a Borrowing Base Party and the Borrowing Base Party has the right to subject it (and has subjected it) to a first ranking Lien in favour of the Lender;

(iii)

it arises from (A) the performance of services by a Borrowing Base Party and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale of Goods by the Borrowing Base Party and such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to and accepted by the Account Debtor, such Account Debtor has not refused to accept and has not returned or offered to return any of the Goods, or has not refused to accept any of the services, which are the subject of such Account, and the Borrowing Base Party has possession of, or have delivered to the Lender at the Lender’s request, shipping and delivery receipts evidencing delivery of such Goods;

(iv)

it is evidenced by an invoice rendered to the Account Debtor thereunder, and is due and payable within a maximum of ninety (90) days after the stated invoice date thereof and does not remain unpaid for more than the lesser of ninety (90) days past the stated invoice date thereof and sixty (60) days past the stated due date thereof (unless such invoice is duly insured in which circumstances the eligibility will be limited to the terms granted by the insurer), provided, however, that if more fifty percent (50%) of the aggregate dollar amount of invoices owing by a particular Account Debtor to the Borrowing Base Party remain unpaid for more than the lesser of ninety (90) days past the stated invoice date thereof and sixty (60) days past the respective stated due dates thereof with respect to invoices rendered to all such Account Debtors, then all Accounts owing to the Borrowing Base Parties by such Account Debtors shall be deemed ineligible;

(v)	it is not subject to any prior assignment or Lien whatsoever, other than Permitted Liens;

(vi)

it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, contra, deduction, credit, allowance or adjustment, or to any claim by such Account Debtor denying liability thereunder in whole or in part whether by reason of prepayment, previous credit or otherwise;

(vii)	it does not arise out of a contract or order which fails in any material respect to comply with the requirements of Applicable Law;

(viii)	the Account Debtor thereunder is not any of the following (each “Related Account Debtor”):

A.	a Subsidiary, Parent or Affiliate of, or otherwise related to, the Borrowers or any other Loan Party; or

B.	a director, officer, employee or agent of the Borrowers, any other Loan Party or any Subsidiary, Parent or Affiliate of the Borrowers or any other Loan Party;

(ix)

it is not an Account with respect to which the Account Debtor is (A) the U.S. or any state or any department, agency or instrumentality thereof, unless the Borrowing Base Party assigns its right to payment of such Account to the Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, (B) His Majesty the King in Right of Canada or any department, agency or instrumentality thereof, unless the Borrowing Base Party grants to the Lender by way of absolute assignment and as security, their right to payment of such Account pursuant to and in full compliance with, and all other steps deemed necessary by the Lender have been taken under, the Financial Administration Act (R.S.C. 1985, c. F-11), as amended, or (C) a Crown corporation, any other government or other governmental body if such Account cannot be the object of a valid first ranking Lien in favour of the Lender without special formalities or requirements, unless such formalities or requirements have been performed to the full satisfaction of the Lender;

(x)

it is not an Account with respect to which the Account Debtor is located in a state of the U.S., or any territory thereof or the District of Columbia, a province or territory of Canada or in any other country (except with respect to an Account Debtor in any such other country in respect of which clause (B) in subparagraph (xii) below has been complied with) which requires the Borrowing Base Party as a precondition to commencing or maintaining an action in its courts, either to (A) receive a certificate of authority to do business and be in good standing therein, (B) file a notice of business activities report or similar report with its taxing authority, or (C) otherwise comply with any other requirement of such state, province, territory or country, unless (x) the Borrowing Base Party has taken the appropriate actions described in clauses (A), (B) or (C), (y) the failure to take one of the actions described in either clause (A), (B) or (C) may be cured retroactively by the Borrowing Base Party at its election, or (z) the Borrowing Base Party has proven, to the Lender’s satisfaction, that it is exempt from any such requirements under any such state’s, province’s or country’s Laws;

(xi)	it is an Account which arises out of a sale made in the ordinary course of the Borrowing Base Party’s business;

(xii)

the Account Debtor is a resident or citizen of, and is located or has its chief executive office located within (A), a state, territory, or province of the U.S. or Canada in which the Lien in favour of the Lender is properly registered in accordance with Applicable Law and the Account is payable in the lawful money of either the U.S. or Canada, or (B) any other country, provided the payment of such Account is secured by a letter of credit or insurance which is payable in U.S. or Canadian Dollars supplied by an institution, and which is in form and substance and otherwise, satisfactory to the Lender in its Permitted Discretion;

(xiii)

it is not an Account with respect to which the Account Debtor’s obligation to pay is conditional upon the Account Debtor’s approval of the Goods or services or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xiv)

it is not an Account (A) with respect to which any representation or warranty contained in this Agreement or any other Loan Documents is untrue in any material respect and/or would which result in its collection in full being called into question or (B) which violates any of the covenants of the Borrowers or any other Loan Party contained in this Agreement or any other Loan Documents;

(xv)

it is not an Account which, when added to a particular Account Debtor’s and its Affiliated Account Debtors’ other indebtedness in aggregate owing to the Borrowing Base Parties, exceeds fifteen percent (15%), provided that such percentage shall be increased to twenty-five percent (25%) in the case of The Home Depot, Inc. and Lowe’s Companies, Inc. (or such higher percentage as determined by the Lender in its Permitted Discretion) of the aggregate of the Borrowing Base Parties’ Accounts net of any Accounts of the Borrowing Base Parties owing by a Related Account Debtor; provided that Accounts excluded from Eligible Accounts solely by reason of this paragraph (xv) shall be Eligible Accounts to the extent of such limits and set forth herein;

(xvi)	it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Lender in its Permitted Discretion; and

(xvii)	it is not an Account arising from pre-billings or progress billings.

“Eligible Equipment” shall mean Equipment of the Borrowing Base Parties which is listed in Schedule “F” hereto and is acceptable to the Lender in its Permitted Discretion. Without limiting the aforementioned Lender’s Permitted Discretion, the Lender shall, in general, consider Equipment to be Eligible Equipment if is listed in Schedule “F” hereto and meets, and so long as it continues to meet, all of the following requirements:

(i)	the applicable Borrower has good and marketable title to such equipment;

(ii)

the applicable Borrower has the right to subject such equipment to a Lien in favour of the Lender; such equipment is subject to a first priority perfected Lien in favour of the Lender and is free and clear of all other Liens of any nature whatsoever, except for Permitted Liens;

(iii)	the full purchase price for such equipment has been paid;

(iv)

it is not stored with on any leased premises unless (a) the Lender has given its prior written approval or the Borrowing Base Parties have caused (unless the Lender has waived such requirement and/or has caused a reserve to be imposed) any such lessor to issue and deliver to the Lender, in form and substance acceptable to the Lender in its Permitted Discretion, a Collateral Access Agreement and such financing statements and other documents as the Lender shall require, or (b) the Lender has implemented a reserve in accordance with the terms of section 2(b)(i)D;

(v)	such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the applicable Borrower in the ordinary course of business;

(vi)

such Equipment is not subject to any agreement (other than the Loan Documents) which restricts the ability of the applicable Borrower to use, sell, transport or dispose of such equipment or which restricts the Lender’s ability to take possession of, sell or otherwise dispose of such Equipment;

(vii)	such Equipment does not constitute “fixtures”or an “immovable” under the Applicable Laws of the jurisdiction in which such Equipment is located; and

(viii)	such equipment is located in Canada or the continental United States of America.

“Eligible In-Transit Inventory” shall mean any raw materials or finished goods Inventory owned by the Borrowing Base Parties which is in transit to the applicable Borrower’s facilities or a storage facility of another Person who has delivered a satisfactory warehouse agreement to the Lender (or in respect of which the Lender has implemented a rent reserve in accordance with the terms hereof) and either (a) such Inventory is covered by a letter of credit issued by a financial institution acceptable to the Lender and otherwise on terms acceptable to the Lender in its Permitted Discretion, or (b) such Inventory is not covered by a letter of credit but (i) such Inventory has been purchased by such Borrower from a vendor or supplier and such Borrower has acquired valid title to such Inventory pursuant to a purchase and sale contract between such Borrower, as buyer, and the vendor or supplier, as seller, (ii) title to such Inventory and risk of loss has passed to such Borrower, (iii) such Inventory has been shipped and is in transit to a location in Canada or the United States where the Lender’s Liens have been perfected or rendered opposable for receipt by such Borrower or on behalf of such Borrower within sixty (60) days of the date of determination, but which has not yet been delivered to such Borrower, (iv) such Inventory is fully insured against types of loss, damage, hazards and risks, and in amounts satisfactory to the Lender in its discretion, and the Lender shall have been named as lender loss payee with respect to such insurance, (v) the bill of lading, waybill, airway bill document of title or other shipping documents (which may be in electronic format) (collectively, “Shipping Documents”) with respect to such Inventory shall be issued in the name of such Borrower, as consignee (or, if so requested by the Lender, consigned to the order of the Lender), and if so requested by the Lender, shall be in negotiable form, (vi) the Lender shall have received confirmation that such Borrower or the applicable freight forwarder or customs broker (in accordance with (x) below) has possession of the original Shipping Documents issued in the name of such Borrower, as consignee (or, if so requested by the Lender, consigned to the order of the Lender), (vii) the vendor or supplier has no claim upon, interest in, or rights of reclamation, revendication, repudiation, stoppage in transit or otherwise with respect to such Inventory (other than the right to receive payment from such Loan Party for such Inventory), (viii) the Lender has a first priority Lien on such Inventory (subject to Permitted Liens), (ix) where reasonably requested by the Lender in its Permitted Discretion, such Loan Party has directed the applicable freight forwarder or customs broker to follow only instructions given by the Lender regarding such Inventory upon an Event of Default and the applicable freight forwarder or customs broker shall have executed an agreement substantially in form and substance acceptable to the Lender in its Permitted Discretion, and (x) such Inventory otherwise meets the criteria for “Eligible Inventory” hereunder.

“Eligible Inventory” shall mean Inventory of the Borrowing Base Parties which is acceptable to the Lender in its Permitted Discretion. Without limiting the aforementioned Lender’s Permitted Discretion, the Lender shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, all of the following requirements:

(i)	it is owned by the Borrowing Base Parties and the Borrowing Base Parties have the right to subject it to a first ranking Lien in favour of the Lender;

(ii)

it is located on the premises listed on Schedule B hereto (as such schedule is updated from time to time in accordance with the terms of this Agreement) or such other premises from time to time accepted in writing by the Lender, unless it is Eligible In-Transit Inventory;

(iii)

it is not subject to any prior assignment or Lien whatsoever, other than Permitted Liens, has not given rise to an Account and is subject to a valid first ranking Lien in favour of the Lender which is properly perfected in the jurisdiction where such Inventory is located or as otherwise required by Applicable Law;

(iv)	it is not supplies used in the packaging of finished goods or stores of inventory, parts, samples or display, and is held for sale or furnishing under contracts of service;

(v)

it is not otherwise ineligible Inventory as determined by the Lender in its Permitted Discretion as a result of information or facts with respect to the Borrowing Base Party’s business or assets which the Lender becomes aware after the date hereof including through field examinations, reporting or appraisals performed;

(vi)	it is (except as the Lender may otherwise consent in writing) unspoiled and free from deficiencies which would, in the Lender’s determination, affect its market value;

(vii)	it is not in transit, unless it is Eligible In-Transit Inventory;

(viii)

it is not stored with a bailee, consignee, warehouseman, processor, shipper or similar party or located on any leased premises unless (a) the Lender has given its prior written approval or the Borrowing Base Parties have caused (unless the Lender has waived such requirement and/or has caused a reserve to be imposed) any such bailee, consignee, warehouseman, processor, shipper, similar party or lessor to issue and deliver to the Lender, in form and substance acceptable to the Lender in its Permitted Discretion, a Collateral Access Agreement and such financing statements, warehouse receipts, waivers and other documents as the Lender shall require, or (b) the Lender has implemented a reserve in accordance with the terms of section 2(b)(i)D;

(ix)

the Lender has determined in its Permitted Discretion that it is not unacceptable due to obsolescence, age, type, category, quantity, expiry or other factors and for greater certainty any packaging materials and any used or old, returned, damaged or defective or spoiled Inventory, Inventory unfit for intended usage or not readily saleable above cost, and Inventory held or placed on consignment shall not be acceptable as Eligible Inventory;

(x)	it is not work in process;

(xi)

it is not Inventory that has been transferred between Borrowing Base Parties at above original arms’-length third party cost; provided that, Inventory excluded from Eligible Inventory solely by reason of this paragraph (xi) shall be Eligible Inventory to the extent of the original arms’-length third party cost thereof; and

(xii)

it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement or any other Loan Documents are untrue in any material respect or which call its eligibility into question or (B) which violates any of the covenants of the Borrowers or any other Loan Party contained in this Agreement or any Loan Documents.

“Embargoed Property” means any property (a) beneficially owned, directly or indirectly, by a Sanctioned Person, (b) that is due to or from a Sanctioned Person, (c) in which a Sanctioned Person otherwise holds any interest, (d) that is located in a Sanctioned Jurisdiction, or (e) that otherwise would cause any actual or possible violation by the Lender of any applicable Anti-Terrorism Law if the Lender were to obtain an encumbrance on, lien on, pledge of, or security interest in such property or provide services in consideration of such property.

“Employee Benefit Plan” shall have the meaning ascribed thereto in the definition of Pension Plan.

“Environmental Claims” shall mean, with respect to any Person, any written notice of violation, claim, deficiency, demand, abatement or other order or prosecution by any Governmental Authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties, convictions or deed or use restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental Releases), of, or exposure to, any Contaminant at, in, by or from any of the properties of such Person, (ii) the environmental aspects of the transportation, storage, treatment or disposal of Contaminants in connection with the operation of any of the properties of such Person or (iii) the violation, or alleged violation by such Person, of any statutes, ordinances, orders, rules, regulations, permits or licenses of or from any Governmental Authority, agency or court relating to environmental matters connected with any of the properties of such Person, under any applicable Environmental Laws.

“Environmental Laws” shall mean all federal, provincial, state, municipal, district, local and foreign Laws, rules, regulations, ordinances, interpretations and orders of courts or Governmental Authorities and consent decrees (including, without limitation, those of the United States of America) relating to health, safety, hazardous substances, pollution and environmental matters, now or hereafter in effect and includes, without limitation, the Environmental Protection and Enhancement Act (Ontario), Climate Change and Emissions Management Act (Ontario), Water Act (Ontario), Drainage Districts Act (Ontario), Ontario Land Stewardship Act, Dangerous Goods Transportation and Handling Act (Ontario), Occupational Health and Safety Act (Ontario), Gasoline Handling Act (Ontario), the Canadian Environmental Protection Act, the Canadian Transportation of Dangerous Goods Act, the Fisheries Act (Canada), the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, the U.S. Resource Conservation and Recovery Act, and regulations thereunder, and Laws and regulations respecting pesticides, fisheries regulation and water resource management, as all of the aforesaid Laws and regulations have been and hereafter may be amended or supplemented, and any related or analogous present or future federal, provincial, territory, state, municipal, district, local or foreign Laws, statutes, rules, regulations, ordinances and consent decrees (including, without limitation, those of the United States of America) having the force of Law, regulations, ordinances, licenses, permits and interpretations having the force of Law, orders of regulatory and administrative bodies and guidelines.

“Environmental Losses” shall have the meaning ascribed thereto in subsection 16(b) hereof.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equivalent Amount” shall mean, on any given date, with respect to any two currencies, the amount obtained in the selected currency which could be purchased with the relevant amount of the other currency at the then applicable Spot Rate at 11:00 a.m. Toronto time on such date (and if such date is not a Business Day, on the preceding Business Day) for the purchase of the selected currency with such other currency.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the applicable Borrower or any of its Subsidiaries under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“Event of Default” shall have the meaning ascribed thereto in section 14 hereof.

“Excess Availability” shall mean, as of any date of determination by the Lender, the excess, if any, of (i) the Borrowing Base, less (ii) the aggregate of the outstanding Revolving Loans and Letters of Credit as of the close of business on such date.

“Existing Canadian Collateral Documents” shall mean the Collateral Documents listed in Schedule G hereto, as such documents have been or may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Existing Indebtedness” shall mean all indebtedness and liabilities owing by the Borrowers or any other Loan Party to The Toronto-Dominion Bank pursuant to the Original Credit Agreement.

“Federal Funds Rate” shall mean, for any day, the rate of interest per annum equal to (a) the weighted average (rounded upwards, if necessary, to the next 1/100th of one percent per annum) of the annual rates of interest on overnight Federal funds transactions with members of the Federal Reserve Board of the United States of America (or any successor thereof) arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York (or any successor thereto) or, (b) if such day is not a Business Day, such weighted average for the immediately preceding Business Day for which the same is published or, (c) if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of one percent per annum) of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

“Federal Reserve Board” or “Federal” shall mean the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

“Financial Reporting Certificate” shall have the meaning ascribed thereto in subsection 9(d)(i) hereof.

“Fiscal Quarter End” shall mean, March 31, June 30, September 30 and December 31 in the case of the Borrowers and the other Loan Parties, in each Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Borrowers on a consolidated basis ending on the Fiscal Year End of each calendar year.

“Fiscal Year End” shall mean December 31 in the case of the Borrowers and the other Loan Parties, in each Fiscal Year.

“Fixed Charge Coverage Ratio” shall mean as at each Fiscal Quarter End to be calculated on a consolidated basis for the Borrowers on a trailing twelve (12) month basis, the ratio of (a) the total EBITDA for such period less the sum for such period of: (i) income taxes paid (or which should have been paid) in cash during such period, (ii) non-financed Capital Expenditures and (iii) Permitted Distributions to (b) the sum for such period of: (i) interest expense paid or scheduled to be paid within such period (provided that for the ten (10) calendar months following the Closing Date, interest expense paid or scheduled to be paid shall be annualized to reflect a full trailing twelve (12) month basis); and (ii) scheduled or required to be made principal payments of long term debt, including the principal component of any capital lease and subordinated debt, but excluding mandatory prepayments under subsection 4(e).

“Floor” means a rate of interest equal to 0%.

“Foreign Exchange Contracts” shall mean any currency swap agreements, cross currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates as in effect from time to time.

“Fraudulent Conveyance” means a fraudulent conveyance or fraudulent transfer or disposition for under value under the applicable provisions of any fraudulent conveyance or fraudulent transfer Applicable Law or similar law of any province, state, nation or other Governmental Authority, as in effect from time to time.

“GAAP” shall mean generally accepted accounting principles in Canada, or the US, as applicable, as in effect from time to time, and, following any change in respect of accounting standards to be adopted by Canadian private companies, such accounting standards approved by the applicable Accounting Standards Board in effect from time to time as may be selected by a Loan Party including, without limitation, accounting standards for public enterprises or international financial reporting standards, in each case consistently applied provided that each Loan Party shall, when required to adopt new accounting standards, adopt accounting standards for public enterprises.

“Governmental Authority” shall mean the government of Canada, the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank (or similar monetary or regulatory authority) or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supranational bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions, the Financial Accounting Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision, any other comparable authority or agency and any successor or similar authority to any of the foregoing.

“Guarantors” shall include each of Holdings, future Material Subsidiaries and any other Person who enters into, executes and delivers one or more guarantees in favour of the Lender in respect of the Liabilities (but specifically excluding BBX Capital Real Estate, LLC) and “Guarantor” means any one of them.

“Hazardous Materials” shall mean any pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous goods, waste, substance or material, defined or regulated as such in (or for purposes of) any Environmental Laws and any other toxic, reactive, or flammable chemicals, including (without limitation) any friable asbestos, any petroleum (including crude oil or any fraction), any radioactive substance and any polychlorinated biphenyls; provided, that in the event that any Environmental Law is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further that, without limitation, to the extent that the Applicable Laws of any province, territory, state, municipality or any other local or foreign jurisdiction (including those of the United States of America) establish a meaning for “waste,” “hazardous material,” “hazardous substance,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “chemical mixture,” “chemical substance,” or “toxic substance” which is broader than that specified in any federal Environmental Laws in such jurisdiction, such broader meaning shall apply in the relevant jurisdiction.

“Hedging Instruments” shall mean, collectively, Foreign Exchange Contracts and Interest Rate Swaps.

“Hedging Obligations” shall mean, as of the date of determination, the notional amount of all Hedging Instruments.

“Hedging Reserves” shall mean, at any time, a mark-to-market reserve in respect of the Hedging Obligations then outstanding between the Borrowers and the Lender, as determined by the Lender in its Permitted Discretion and as adjusted from time to time by the Lender in its Permitted Discretion, whether as a result of a change in the reserve methodology used by the Lender or otherwise.

“Indemnified Liabilities” shall have the meaning ascribed thereto in subsection 16(a) hereof.

“Indemnified Party” shall have the meaning ascribed thereto in section 16 hereof.

“Interest Payment Date” shall mean: (i) with respect to each Prime Rate Loan and U.S. Base Rate Loan, the first Business Day of each calendar month; and (ii) with respect to each Term CORRA Loan or SOFR Loan, the last day of each applicable Interest Period and, if any Interest Period is longer than three (3) months, the last Business Day of each three (3) month, or each month period, as applicable, during such Interest Period; provided that, in any case, the Maturity Date or, if applicable, any earlier date on which the Revolving Credit Commitment is fully cancelled or permanently reduced in full, shall be an Interest Payment Date with respect to all Loans then outstanding under this Agreement.

“Interest Period” shall mean: (i) with respect to each Prime Rate Loan and U.S. Base Rate Loan, the period commencing on the applicable Borrowing date or Conversion Date, as the case may be, and terminating on the date selected by the Borrowers hereunder for the Conversion of such Loan into another Type of Loan or for the repayment of such Loan; (ii) with respect to each Term CORRA Loan, the initial period (subject to availability) selected by the Borrowers of one (1) or three (3) months and commencing on the applicable Borrowing date, Rollover Date or Conversion Date, as the case may be, applicable to such Term CORRA Loan and ending on and excluding the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) or three (3) months as selected by the Borrowers and notified to the Lender in writing commencing on and including the last day of the prior Interest Period; or (iii) with respect to each SOFR Loan, the period selected by the Borrowers and being of one (1), three (3) or six (6) months’ duration commencing on the applicable Borrowing date, Rollover Date or Conversion Date, as the case may be; provided that in any case: (A) the last day of each Interest Period shall be also the first day of the next Interest Period whether with respect to the same or another Loan; (B) the last day of each Interest Period shall be a Business Day and if the last day of an Interest Period selected by the Borrowers is not a Business Day the Borrowers shall be deemed to have selected an Interest Period the last day of which is the Business Day next following the last day of the Interest Period selected unless such next following Business Day falls in the next calendar month in which event the Borrowers shall be deemed to have selected an Interest Period the last day of which is the Business Day next preceding the last day of the Interest Period selected by the Borrowers; and (C) the last day of all Interest Periods for Loans outstanding pursuant to this Agreement shall expire on or prior to the Maturity Date.

“Interest Rate Swaps” shall mean any interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, where the subject matter of the same is interest rates or the price, value or amount payable thereunder is dependent or based upon the interest rates or fluctuation in interest rates in effect from time to time (but for certainty, shall exclude conventional floating rate debt).

“Investment Grade Account” shall mean an Eligible Account owing by an obligor that is (i) rated an investment grade or higher rating from any nationally recognized rating agency, minimum investment grade rating being (a) BBB- for S&P Global Ratings, (b) BBB(low) for DBRS Limited, and (c) Baa3 for Moody’s Investors Service, or (ii) otherwise designated as “investment grade” by the Lender in writing.

“ITA” shall mean the Income Tax Act (Canada) and the rules and regulations enacted thereunder, each as amended or modified from time to time.

“Judgment Conversion Date” has the meaning ascribed thereto in subsection 17(k)(i)B hereof.

“Judgment Currency” has the meaning ascribed thereto in subsection 17(k)(i) hereof.

“Law” shall mean all federal, territorial, provincial, state or local laws, (including the common law), by-laws, ordinances, statutes, regulations, treaties, judgments and decrees, and all official directives, rules, guidelines, notices, approvals, orders, policies and other requirements of any Governmental Authority whether or not they have force of law.

“Leased Premises” means, collectively, the real and immovable property leased by the Borrowers or any other Loan Party pursuant to the Real Property Leases.

“Lender” shall have the meaning ascribed thereto in the Preamble hereof.

“Lender’s Branch” shall mean the Lender’s branch office located at 66 Wellington Street West, 12th Floor, Toronto, Ontario, Canada M5K 1A2 or such other branch of the Lender as the Lender may designate in writing to the Borrowers from time to time.

“Letter of Credit Fee” shall have the meaning ascribed thereto in subsection 5(j) hereof.

“Letter of Credit Fee Rate” shall mean, with respect to any Letter of Credit, the applicable percentage rate per annum determined in accordance with the pricing grid set forth immediately below by reference to either a standby Letter of Credit or a documentary Letter of Credit, as the case may be:

Letter of Credit	Excess Availability (expressed as a percentage of the Borrowing Base)	Letter of Credit Fee Rate
Standby Letters of Credit	>=35%	2.00%
	<35%	2.50%
Documentary Letters of Credit	>=35%	2.00%
	<35%	2.50%

provided that Excess Availability shall be deemed to be < 35% for period commencing on the Closing Date and until the date of delivery of the first quarterly Financial Reporting Certificate required to be delivered pursuant to Section 9(d)(i)

“Letter of Credit Request” shall have the meaning ascribed thereto in subsection 6(b) hereof.

“Letters of Credit” shall mean documentary or standby letters of credit issued for the applicable Borrower’s account in accordance with the terms of subsection 2(f) hereof.

“L/C Liabilities” shall mean at any time the face amount of letters of credit (if any) issued for the applicable Borrower’s account by the Lender to the extent not drawn down and if drawn down, not fully reimbursed to the Lender.

“Liabilities” shall mean any and all present and future obligations, liabilities and indebtedness of the Borrowers and the Guarantors to the Lender or to any Parent, Affiliate or Subsidiary of the Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of Law, including, without limitation, all Loans, all L/C Liabilities, all Hedging Obligations, all liabilities under VISA facilities and all unpaid interest, fees, charges, costs, indemnities and expenses owing to the Lender arising under, pursuant to or in connection with this Agreement or any Loan Document or any other document between any of the Loan Parties and The Toronto-Dominion Bank or any such Parent, Affiliate or Subsidiary.

“Lien” shall mean, with respect to any asset, including any real or personal property or other right owned or being purchased or acquired by a Person (including an interest in respect of a capital lease) any mortgage, lien, title retention lien, charge, hypothec, pledge, adverse right or claim, security interest or other encumbrance of any kind, whether arising by contract, as a matter of Law, by judicial process or otherwise in respect of such asset.

“LLC Division” shall mean, in the event a Borrower or Guarantor is a limited liability company, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other state or commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

“Loan” or “Loans” shall mean any and all Revolving Loans and Term Loan made by the Lender pursuant to section 2 hereof and all other loans, advances and financial accommodations made by the Lender to or on behalf of the Borrowers hereunder.

“Loan Account” shall mean the account or accounts of the Lender maintained at the Lender’s Branch identified and described in Schedule E attached hereto (as such may be replaced or updated from time to time by the Lender in writing to the Borrowers).

“Loan Documents” shall mean this Agreement and any and all agreements, instruments and documents entered into in connection with the transactions contemplated by this Agreement, including, without limitation, the Collateral Documents, Hedging Instruments and all other guarantees, mortgages, charges, hypothecs, trust deeds, pledges, powers of attorney, cash management agreements, acknowledgements and affirmations, consents, assignments, contracts, notices, certificates, acknowledgements, estoppels, undertakings, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of the Borrowers or any other Person (including any other Loan Party) and delivered to the Lender or to any Parent, Affiliate or Subsidiary of the Lender.

“Loan Party” shall mean the Borrowers and the Guarantors.

“Lock Box” shall have the meaning ascribed thereto in subsection 8(a) hereof.

“Material Adverse Effect” shall mean with respect to any Person, any event, act, condition or occurrence of whatever nature (including, without limitation, a labour union strike or lockout and any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, that could reasonably be expected to cause a material adverse change in, or that could reasonably be expected to have a material adverse effect upon, any of the business, property, assets, operations or financial condition of such Person.

“Material Subsidiary” means any Subsidiary whose revenue represents, at any time, 5% or more of the Consolidated Revenue of Holdings, or whose EBITDA represents more 5% of more of the Consolidated EBITDA of Holdings.

“Maturity Date” shall mean (i) with respect to the Term Loan, February 28, 2025, and (ii) with respect to the Revolving Loans, the date which is the second (2nd) anniversary date of the Closing Date, as may be extended by the Lender in its sole discretion, and in each case subject to acceleration pursuant to Section 15 hereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has any liability (including on account of an ERISA Affiliate).

“Multiple Employer Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Orderly Liquidation Value” means the value of unencumbered (except to the Lender or Permitted Liens that are not in any way in priority to the Liens in favour of the Lender) Eligible Inventory based on definitions and assumptions acceptable to the Lender in its Permitted Discretion and confirmed in an appraisal report by an accredited appraiser satisfactory to the Lender in its Permitted Discretion.

“Net Orderly Liquidation Value In-Place” means the value of unencumbered (except to the Lender or Permitted Liens that are not in any way in priority to the Liens in favour of the Lender) Eligible Equipment based on definitions and assumptions acceptable to the Lender in its Permitted Discretion and confirmed in an appraisal report by an accredited appraiser satisfactory to the Lender in its Permitted Discretion.

“Notice of Borrowing” shall have the meaning ascribed thereto in subsection 6(a)(i).

“Parent” shall mean any Person which, at any time, now or hereafter owns at least 50% or more of the issued outstanding voting Equity Interests of another Person or otherwise Controls such other Person, and if such other Person is a partnership, owns at least 50% or more of the issued outstanding voting Equity Interests of the general partner of such other Person or otherwise Controls such general partner of such other Person.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended from time to time.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation or any successor entity.

“Pension Plan” or “Employee Benefit Plan” shall mean an “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan but not a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412, 430 or 436 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has any liability (including on account of an ERISA Affiliate).

“Permitted Bank Account” shall have the meaning ascribed thereto in subsection 12(u) hereof.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Distributions” shall mean any payments or distributions made by a Loan Party from time to time to any Person as permitted by the provisions of this Agreement, including, without limitation, those listed in subsection 12(l) hereof or otherwise agreed to in writing by the Lender, from time to time in its Permitted Discretion.

“Permitted Excess Availability Equity Contribution” shall mean any equity contribution made by BBX Capital, Inc. to the Borrowers for the purposes of curing a breach of the Excess Availability covenant in subsection 12(q) hereof, and provided that such equity contribution is in an amount equal to or greater than the amount required to cure such breach and in an increment of no less than Five Hundred Thousand U.S. Dollars (U.S. $500,000).

“Permitted Financial Covenant Equity Contribution” shall mean a maximum of two (2) equity contributions made by BBX Capital, Inc. to the Borrowers for the purposes of curing any breach of the financial covenants in subsections 12(p)(ii) and/or (iii) hereof, and provided that each such equity contribution:

(i)         is in an amount equal to or greater than the amount required to cure such breach and in an increment of no less than Five Hundred Thousand U.S. Dollars (U.S. $500,000);

(ii)         is made by January 20, 2025; and

(iii)         shall not, in the aggregate with any previous equity contribution made under this definition, exceed the greater of One Million U.S. Dollars (U.S. $1,000,000) and 15% of current EBITDA as calculated on the date of such contribution.

For greater certainty, it is agreed that the equity contribution made pursuant to subsection 13(a)(xxiv) shall constitute a Permitted Financial Covenant Equity Contribution.

“Permitted Indebtedness” shall have the meaning ascribed thereto in subsection 11(k) hereof.

“Permitted Investments” shall have the meaning ascribed thereto in subsection 12(m) hereof.

“Permitted Liens” shall mean: (i) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or which are being contested in good faith and by appropriate proceedings and during such period which such Liens are being so contested, such Liens shall not be executed on any of the Collateral; (ii) Liens in favour of the Lender; (iii) zoning restrictions and easements, rights of way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect on the ability of the owner or user thereof to use such real property for its intended purpose in connection with its business; (iv) Liens and prior claims securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings and during such period which such Liens are being so contested, such Liens shall not be executed on any of the Collateral and a reserve has been implemented by the Lender; (v) deposits or pledges to secure performance of bids, trade contracts, tenders, leases, statutory obligations, indemnity, performance, surety and appeal bonds and other obligations of like nature incurred in the ordinary course of business (to the extent not excepted elsewhere herein); (vi) the Liens set forth on Schedule C or specifically permitted by the Lender in its Permitted Discretion and in writing from time to time; (vii) any Lien arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by a Lien permitted by any of the foregoing sections (i) through (vi) inclusive; provided, that (A) such indebtedness is not secured by any additional assets, and (B) the amount of such indebtedness is not increased; (ix) pledges or deposits in connection with worker’s compensation, employment insurance and other social security legislation but not any arrears of contributions of Plans or Pension Plans, (x) rights of setoff, banker’s lien and other similar rights arising solely by operation of Law; (xi) Liens subordinated to the Liens described in (ii) above by agreements satisfactory in form and substance to the Lender in its Permitted Discretion; (xii) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Law or of which written notice has not been duly given in accordance with Applicable Law or which although filed or registered, relate to obligations not due or delinquent.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, company, institution, entity, party or foreign or local government (whether federal, provincial, territory, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Plans” means all pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including any defined benefit or defined contribution pension plans and any group registered retirement savings plans and any other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, that are, in each case, sponsored or maintained by the Borrower or any other Loan Party providing for retirement income for the benefit of the Borrower’s or any such other Loan Party’s employees, former employees dependants or beneficiaries of either of them, whether or not insured, which for greater certainty do not include Union Plans.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, that if attachment, perfection, priority, opposability or publication of Lender’s Liens are governed by the personal property security laws of any other jurisdiction (including, the Quebec Civil Code or the UCC or any other applicable federal or provincial, territorial or state statute), PPSA shall mean those personal property security laws, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time, and any reference to any particular section shall be construed to also refer to any successor section thereto.

“Prime Rate” shall mean the floating annual rate of interest established from time to time by the Lender as the reference rate for determining interest rates on commercial loans made in Canada in the lawful currency of Canada and designated as its prime rate; provided that if the Prime Rate as so determined is less than the Floor then the Prime Rate shall be deemed to be the Floor. The Prime Rate is not intended to be the lowest or most favourable rate of the Lender in effect at any time and shall vary from time to time as determined by the Lender.

“Prime Rate Loan” shall mean a Loan in Canadian Dollars that bears interest based on the Prime Rate.

“Prime Rate Revolving Loan” shall mean a Prime Rate Loan that is a Revolving Loan.

“Prime Rate Term, Loan” shall mean a Prime Rate Loan that is a Term Loan.

“Priority Payables” shall mean, at any time, the full amount of any liabilities or any other amount that is due and payable at such time by the Borrowers or any other Loan Party which has a trust imposed to provide for payment or Lien ranking or capable of ranking senior to or pari passu with Liens securing the Liabilities on any of the Collateral under federal, provincial, territory, state, county, municipal, or local law including, but not limited, to claims for unremitted and accelerated rents, taxes, sales taxes, duties, wages, vacation pay, workers’ compensation obligations, unemployment insurance, government royalties or pension fund obligations, including, amounts in respect of WEPPA, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which the Lender considers may be or may become subject to a right of a supplier to recover possession thereof under any federal or provincial law, where such supplier’s right may have priority over the Liens securing the Liabilities including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or similar suppliers’ rights in Quebec pursuant to the Quebec Civil Code.

“Proceeds of Crime Act” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.

“Real Property” means, collectively, all real and immovable property owned or leased by the Borrowers or any other Loan Party and the Leased Premises.

“Real Property Leases” means the real or immoveable property leases and other rights of occupancy relating to real or immoveable property to which the Borrowers or any other Loan Party is a party or under which it has rights, whether as lessor or lessee, including those identified and described on Schedule D attached hereto.

“Related Account Debtor” shall have the meaning ascribed thereto in subparagraph (viii) of the definition of “Eligible Account”.

“Release” shall mean any releasing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, in each case as defined in Environmental Laws, and shall include any threatened Release, as defined in Environmental Laws; provided, that in the event that any Environmental Law is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment.

“Reportable Compliance Event” shall mean that (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Authority in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law, (b) any Covered Entity engages in a transaction that has caused or may cause the Lender to be in violation of any Anti-Terrorism Law, including a Covered Entity’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person, (c) any Collateral becomes Embargoed Property, or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations in subsections 11(ee)-(ff) hereof or any covenant in subsection 12(aa) hereof.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Pension Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Revolving Credit Commitment” shall mean Thirty Million U.S. Dollars (U.S. $30,000,000) or its Canadian Dollar Equivalent Amount.

“Revolving Loans” shall have the meaning ascribed thereto in subsection 2(a) hereof.

“Rollover” shall mean, with respect to any SOFR Loan or Term CORRA Loan, the continuation of all or a portion of such Loan (subject to the provisions hereof) for an additional Interest Period subsequent to the initial or any subsequent Interest Period applicable thereto.

“Rollover Date” shall mean the date of commencement of a new Interest Period applicable to a SOFR Loan or a Term CORRA Loan and which date shall be a Business Day.

“Rollover Notice” shall have the meaning ascribed hereto in subsection 6(a)(iii) hereof.

“Sanctioned Person” shall mean (a) a Person that is the subject of sanctions administered by the U.S. Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”, (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC, (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists, (c) a Person that is the subject of sanctions maintained by the United Kingdom, including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists, or (d) a Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose laws apply to this Agreement.

“Sanctioned Jurisdiction” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean a Loan denominated in United States Dollars which bears interest at a rate based on Adjusted Term SOFR, other than pursuant to any provision to the definition of “Base Rate”.

“SOFR Revolving Loan” shall mean a SOFR Loan that is a Revolver Loan.

“Spot Rate” shall mean in respect of a currency, the rate determined by the Lender by reference to applicable currency markets to be the spot rate for the purchase by the Lender of such currency with another currency through its main Toronto branch at approximately 11:00 a.m. (Toronto time) on the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, no such spot rate can be reasonably quoted, the Lender may use its discretion to determine such rate hereunder, and such determination shall be conclusive absent manifest error.

“STA” shall mean the Securities Transfer Act (Ontario) and the regulations made relating thereto, as each may be amended from time to time, and includes any statute substituted therefor and any amendments thereto.

“Statutory Payables Report” shall have the meaning ascribed thereto in subsection 9(b)(ii).

“Subsidiary” shall mean, with respect to a corporation, a subsidiary as defined in the Business Corporations Act (Ontario) as in effect on the date hereof, and any partnership, joint venture or other organization which is Controlled by the corporation or any Subsidiary of the corporation.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, premiums, assessments, governmental charges, rents, rates, royalties, withholdings or dues of any kind or nature whatsoever imposed by any Governmental Authority or any other jurisdiction having power to tax, together with any penalties, fines, additions to tax and interest thereon.

“Term” shall have the meaning ascribed thereto in subsection 10(a) hereof.

“Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if Term CORRA shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Borrowing” means a Borrowing comprised of Term CORRA Loans.

“Term CORRA Loan” means a Loan made pursuant to section 2 that bears interest at a rate based on Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term CORRA Revolving Loan” means a Term CORRA Loan that is a Revolver Loan.

“Term Credit Commitment” shall mean Three Million Three Hundred Seventy Five Thousand U.S. Dollars (U.S. $3,375,000).

“Term Loan” shall have the meaning ascribed thereto in subsection 2(a) hereof.

“Term Loan Facility” shall have the meaning ascribed thereto in subsection 2(c) hereof.

“Term SOFR” shall mean:

(i)

for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(ii)

for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” shall mean, for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Base Rate Loans:

0.11448%

SOFR Loans:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of any U.S. Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of any U.S. Loan Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

"Total Inventory Sublimit" shall mean the lesser of (i) Eighteen Million U.S. Dollars (U.S. $18,000,000) or its Canadian Equivalent Amount, and (ii) sixty percent (60%) of the Borrowing Base.

“Type” shall mean, with respect to any Loan, whether such Loan is a Prime Rate Loan, a U.S. Base Rate Loan, a SOFR Loan, or a Term CORRA Loan.

“UCC” shall mean the Uniform Commercial Code, as adopted in the State of New York from time to time.

“Union Plans” shall mean any Plan that the applicable Borrower or any other Loan Party contributes to or is required to contribute to pursuant to a collective agreement or participation agreement that is not sponsored, maintained or administered by the applicable Borrower or any other Loan Party.

“United States” or “U.S.” shall mean the United States of America.

“United States Dollars” or “U.S. Dollars” shall mean the lawful currency of the United States of America.

“Unused Line Fee” shall have the meaning ascribed thereto in subsection 5(f) hereof.

“U.S. Base Rate” shall mean the greater of (i) the variable per annum reference rate of interest announced and adjusted by Lender from time to time for United States Dollar commercial loans in Canada and (ii) the sum of (A) the Federal Funds Rate and (B) three percent (3%) per annum; provided that is the U.S. Base Rate as so determined is less than the Floor then the Base Rate shall be deemed to be the Floor. The U.S. Base Rate is not intended to be the lowest or most favourable rate of the Lender in effect at any time and shall vary from time to time as determined by the Lender.

“U.S. Base Rate Loan” shall mean a Loan in U.S. Dollars that bears interest based on the U.S. Base Rate.

“U.S. Base Rate Revolving Loan” shall mean a U.S. Base Rate Loan that is a Revolving Loan.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voidable Transfer” shall have the meaning ascribed thereto in subsection 17(p) hereof.

“WEPPA” shall mean the Wage Earner Protection Program Act (Canada), and the regulations made relating thereto, as each may be amended from time to time and includes any statute substituted therefor and any amendments thereto.

(b)	Accounting Terms and Definitions; Interpretation.

Unless otherwise defined or specified herein, all defined terms in subsection 1(a) as used in this Agreement shall have the meanings set out in such subsection, and all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the financial statements delivered by the Borrowers to the Lender on or before the Closing Date. All accounting determinations for purposes of determining compliance with the financial covenants contained in subsection 12(p) shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited financial statements delivered to the Lender by the Borrowers on or before the Closing Date. The financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited financial statements delivered to the Lender by the Borrowers on or before the Closing Date, the certificates required to be delivered pursuant to subsection 9(d) demonstrating compliance with the covenants contained herein shall include, upon the request of the Lender, calculations setting forth the adjustments necessary to demonstrate how the Borrowers are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. References herein to sections and subsections hereof shall include such sections and subsections as amended or modified. Nothing in this Agreement or in any Loan Documents providing for Permitted Liens or otherwise permitting the existence or granting of any Lien, shall or shall be deemed to grant any subordination or postponement in favour of the holder of any Lien, the priority of all such Liens to be determined by other Applicable Law.

(c)	Interpretation Clause (Québec)

For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a resolutory clause, (f) all references to filing, registering or recording under the PPSA or UCC shall be deemed to include publication under the Civil Code, (g) all references to “perfection” of or “perfected” Liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall be deemed to include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable; (l) “joint and several” shall be deemed to include “solidary”; (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall be deemed to include “ownership”; (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prete-nom”; (p) “easement” shall be deemed to include “servitude”; (q) “priority” shall be deemed to include “rank” or “prior claim”, as applicable; (r) “survey” shall be deemed to include “certificate of location and plan”; (s) “state” shall be deemed to include “province”; (t) “fee simple title” shall be deemed to include “absolute ownership” and “ownership” (including ownership under a right of superficies); (u) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable; (v) “leasehold interest” shall be deemed to include “a valid lease”; (w) “lease” shall be deemed to include a “leasing contract” ; (x) “accounts” and an “Account” shall include “claims”, and (y) “guarantee”, “guarantor” shall include “suretyship” and “surety”, respectively.

(d)	Interpretation Clause (US law)

Where the context so requires, (i) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under all applicable personal property security laws, including, without limitation, where applicable, financing change statements, (ii) all references to Canada, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to the US, or to any subdivision, department, agency or instrumentality thereof, (iii) all references to federal or provincial securities law of the Canada shall be deemed to refer also to analogous federal and state securities laws in the US, and all references to the Income Tax Act (Canada) shall be deemed to refer also to the Internal Revenue Code (US).

(e)	Rates

The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Prime Rate, U.S. Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, CORRA, Term CORRA Reference Rate, Term CORRA, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Prime Rate, U.S. Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, CORRA, Term CORRA Reference Rate, Term CORRA or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of Prime Rate, U.S. Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, CORRA, Term CORRA Reference Rate, Term CORRA or any alternative, successor or replacement rate (including any US Benchmark Replacement or Canadian Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Lender may select information sources or services in its reasonable discretion to ascertain Prime Rate, U.S. Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, CORRA, Term CORRA Reference Rate, Term CORRA or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(f)	Currency Matters.

Unless stated otherwise, all calculations, comparisons, measurements, determinations and asset values for purposes of calculating the Borrowing Base under this Agreement shall be made in U.S. Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in Canadian Dollars shall be converted to the Equivalent Amount thereof based on the exchange rate for Canadian Dollars selected by the Lender on the date of calculation, comparison, measurement or determination.

(g)	Joint and Several Liability.

Except as expressly provided otherwise herein, the term “Borrower” as used herein shall include Renin Canada Corp. and Renin US LLC and each of them or either of them, as the context may require. Each Borrower acknowledges that (i) it is a co-borrower hereunder and shall be jointly and severally, with the other Borrower, directly and primarily liable to the Lender for the Liabilities regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Lender accounts for such Loans or other extensions of credit on its books and records, (ii) each of the Liabilities shall be secured by all of the Collateral, (iii) each Borrower shall have the obligations of co-maker and shall be primary obligors with respect to the Loans and the other Liabilities, it being agreed that the Loans to each Borrower inure to the benefit of all Borrowers, and (iv) the Lender is relying on such joint and several liability of the Borrowers as co-makers in extending the Loans hereunder. Notwithstanding anything to the contrary contained in this Agreement, the Lender shall be entitled to rely upon any request, notice or other communication received by it from either Borrower on behalf of both Borrower, and shall be entitled to treat its giving of any notice hereunder pursuant to Section 17(a) hereof as notice to each Borrower.

(h)	Unconditional Liability.

Each Borrower’s Liabilities arising as a result of the joint and several liability of the Borrower hereunder with respect to the Loans or any other extensions of credit made to the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Liabilities of the other Borrower or of any document evidencing all or any part of the Liabilities of the other Borrower, (ii) the absence of any attempt to collect the Liabilities from the other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Lender with respect to any provision of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Lender, (iv) the failure by the Lender to take any steps to perfect and maintain its security interest in, or to preserve it rights to, any security or Collateral for the Liabilities of the other Borrower, or (v) any other circumstances which might constitute a legal or equitable discharge or defense of any other Borrower.

(i)	Waiver of Subrogation and Other Rights.

With respect to each Borrower’s Liabilities arising as a result of the joint and several liability of the Borrower hereunder with respect to the Loans or other extensions of credit made to any of the other Borrower hereunder, each Borrower waives, until the Liabilities shall have been paid in full and this Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Liabilities, and any benefit of, and any right to participate in, any security or collateral given to the Lender to secure payment of the Liabilities or any other liability of the Borrower to the Lender.

(j)	No Modification or Release of Obligations.

No payment or payments made by either of the Borrower or any other Person or received or collected by the Lender from either of the Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Liabilities shall be deemed (except to the extent the Liabilities are satisfied) to modify, release or otherwise affect the liability of each Borrower under this Agreement, which shall remain liable for the Obligations until the Obligations are paid in full and the Aggregate Commitment is terminated.

2.    LOANS AND LETTERS OF CREDIT

Subject to the terms and conditions of this Agreement and the Loan Documents:

(a)	Revolving Loans and Term Loan.

The Lender shall make such revolving loans and advances requested as part of the revolving facilities hereunder (the “Revolving Loans”) and the term loan advance requested under the Term Loan Facility (the “Term Loan”) to or for the account of the Borrowers as any of the Borrowers shall from time to time request, in accordance with the terms hereof. Subject to the provisions hereof requiring earlier repayment, all Revolving Loans and the Term Loan shall be repaid in full upon the earlier to occur of: (i) the end of the term of this Agreement as determined and set forth in subsection 10(a) hereof; (ii) the termination of this Agreement and/or the cancellation and termination of the Revolving Credit Commitment set forth in subsection 10(b) hereof; and (iii) their acceleration pursuant to section 15 of this Agreement. If at any time the Equivalent Amount in Canadian Dollars of the outstanding aggregate principal balance of the Revolving Loans or the outstanding aggregate principal balance of the Term Loan made to the Borrowers exceeds any limit expressed herein, (whether or not such excess results from any change in exchange rates between U.S. Dollars and Canadian Dollars), the Borrowers shall immediately, and without the necessity of a demand by the Lender, pay to the Lender (or cause to be paid to the Lender) such amount as may be necessary to eliminate such excess, and the Lender shall apply any such payments received by the Lender against the outstanding principal balance of the Revolving Loans or the Term Loan as it may determine in its discretion in order to eliminate such excess. In particular, if at any time the sum of the L/C Liabilities and the outstanding principal balance of the Loans and in the case of Revolving Loans expressed as the Equivalent Amount in Canadian Dollars thereof, exceeds the Aggregate Commitment or the amount of Revolving Loans, expressed as the Equivalent Amount in Canadian Dollars thereof, exceeds the amount of the Borrowing Base, the Borrowers shall immediately pay to the Lender such amount as may be necessary to eliminate such excess, and the Lender shall apply such payment in such order as the Lender shall determine in its discretion in order to eliminate such excess. The Borrowers hereby authorize the Lender to charge any of the Borrowers’ accounts to make any payments, whether of principal, interest or otherwise, required by this Agreement. For certainty, any reduction pursuant to this subsection 2(a) in order to eliminate any excess shall not be deemed to be a permanent reduction in the Aggregate Commitment.

(b)	Margin and Other Requirements: Revolving Loans.

The Lender shall make Revolving Loans to (i) the Canadian Borrower in Canadian Dollars by way of Prime Rate Revolving Loans, Term CORRA Revolving Loans and/or in U.S. Dollars by way of U.S. Base Rate Revolving Loans or SOFR Revolving Loans, and to (ii) the US Borrower in U.S. Dollars by way of U.S. Base Rate Revolving Loans or SOFR Revolving Loans. All such Revolving Loans outstanding at any time shall not exceed the lesser of the following:

(i)	the sum of the following amounts:

A.

an amount equal to eighty-five percent (85%) of the face amount (not including any interest component) of Eligible Accounts, provided that such percentage shall be increased to ninety percent (90%) in the case of Investment Grade Account or the portion of any Eligible Account subject to export/import insurance provided a provider of such insurance as may be acceptable to the Lender in its Permitted Discretion; plus

B.	The lesser of:

I.	an amount not to exceed seventy percent (70%) of the cost (determined on a first in, first out basis) of Eligible Inventory; and

II.	an amount not to exceed ninety percent (90%) of the Net Orderly Liquidation Value of Eligible Inventory;

provided further that the amount as calculated under this subsection 2(b)(i)B (x) shall not at any time exceed the Total Inventory Sublimit in the aggregate, and (y) on account of Eligible In-Transit Inventory shall not at any time exceed Five Million U.S. Dollars (U.S. $5,000,000); plus

C.	The lesser of:

I.	an amount equal to eighty-five percent (85%) (or such greater percentage as the Lender may determine in its sole discretion) of the Net Orderly Liquidation Value In-Place of Eligible Equipment; and

II.	Five Million U.S. Dollars (U.S. $5,000,000); minus

D.

such reserve amount(s) (without duplication) as the Lender elects to establish from time to time in the exercise of its Permitted Discretion including, without limitation: (i) reserves in respect of Dilution which equals or exceeds five percent (5%) at any time; (ii) reserves on account of Priority Payables; (iii) reserves in respect of amounts relating to payments that may become owing to landlords that have not entered into a Collateral Access Agreement with the Lender in an amount equal to three (3) month’s rent determined by the Lender with reference to the Real Property Lease with such landlord; (iv) reserves in respect of amounts relating to payments that may become owing to warehousemen or other Persons who store or warehouse any Collateral that have not entered into a Collateral Access Agreement with the Lender in an amount equal to an average of three (3) month’s of fees payable to such warehousemen or other Person as determined by the Lender; (v) reserves in respect of potential enforcement costs and expenses and/or amounts relating to all accrued and unpaid amounts owing to any Person who has possession of any Collateral (other than as provided in (iii) and (iv) above, including Canadian or US customers authorities) that has not entered into a Collateral Access Agreement; (vi) 110% of any amounts advanced by the Lender in respect of any VISA facility; (vii) reserves in respect of cash management products or services provided by the Lender, including Hedging Reserves; (viii) payables materially past their due date; and (ix) reserves for an amount equal to the amount by which the actual trailing-twelve month EBITDA is less than the projected trailing-twelve month EBITDA as set out in the projections submitted to the Lender; minus

E.	the amount of Hedging Reserves; and minus

F.	the L/C Liabilities; minus

G.

an availability block reserve in the amount of Four Hundred Thousand US. Dollars (U.S. $400,000), provided that such availability block shall be removed when the Loan Parties meet a trailing-twelve month Fixed Charge Coverage Ratio equal to or greater than 1.10:1.00 for two consecutive Fiscal Quarters, which block will be re-established of the trailing-twelve month Fixed Charge Coverage Ratio falls below 1.10:1.00 for any Fiscal Quarter;

provided further that the Canadian Borrower may only borrow up to the value attributed to Eligible Inventory and the Eligible Receivables of the Canadian Borrower.

(ii)	the Revolving Credit Commitment minus the aggregate of all then outstanding L/C Liabilities and Hedging Reserves.

(c)	Margin and Other Requirements: Term Loan.

The Lender shall make the Term Loan to the Canadian Borrower in Canadian Dollars by way of Prime Rate Loans or Term CORRA Loans and/or to the Canadian Borrower or US Borrower in U.S. Dollars by way of U.S. Base Rate Loans or SOFR Loans. The amount of such Term Loan outstanding at any time shall not exceed the Term Credit Commitment (the “Term Loan Facility”).

The Term Loan pursuant to the Term Loan Facility shall meet all of the following requirements:

(i)	the Term Loan may be Borrowed only for the purposes set forth in subsection 2(g) hereof; and

(ii)	the Term Loan shall be made as a one-time advance at closing.

(d)	Hedging Instruments.

Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Lender shall, absent the existence of a Default or an Event of Default, and at the sole discretion of the Lender, from time to time provide Hedging Instruments upon a request by the Borrowers, provided that, at no time shall any Hedging Obligations be outstanding such that the aggregate exposure under any outstanding Hedging Instruments, as determined by the Lender in accordance with its internal methodology from time to time, exceed One Million United States Dollars (U.S. $1,000,000) or the Equivalent Amount in Canadian Dollars thereof. Each such Hedging Instrument shall be in form and substance acceptable to the Lender in its discretion. Interest Rate Swaps may not be entered into by the Borrowers unless the applicable Borrower has entered into an ISDA Master Agreement with the Lender and shall not, in any event, have a term greater than twelve (12) months and for greater certainty may only be entered into in the Lender's sole discretion and credit approval. Foreign Exchange Contracts shall not have an expiry date of more than twelve (12) months or more than three (3) years if an ISDA Master Agreement has been entered into by the applicable Borrower. Notwithstanding the term of any Hedging Instrument provided by the Lender hereunder, the Lender shall be entitled to terminate, on the Maturity Date (or such earlier date as provided by this Agreement or any Hedging Instrument), any such Hedging Instruments having a maturity date extending beyond the Maturity Date and all such Hedging Instruments shall provide for such termination rights of the Lender. The maximum notional value of any Foreign Exchange Contracts which can mature on any given day is limited to Two Hundred Thousand United States Dollars (U.S. $200,000) or the Equivalent Amount in Canadian Dollars thereof.

(e)	Loan Accounts.

(i)

The accounts or records maintained by the Lender shall be conclusive evidence, absent manifest error, of the amount of the Loans made by the Lender to the Borrowers, and the interest and payments thereon. Any failure to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans.

(f)	Letters of Credit.

(i)

Subject to the terms and conditions of this Agreement and the Loan Documents, the Lender shall, absent the existence of a Default, from time to time issue or cause the issuance of, upon the Canadian Borrower’s request, Letters of Credit in Canadian Dollars or U.S. Dollars, or upon the US Borrower’s request, Letters of Credit in U.S. Dollars; provided, that the aggregate amount of all outstanding L/C Liabilities shall at no time exceed One Million Five Hundred Thousand U.S. Dollars (U.S. $1,500,000) or the Equivalent Amount in Canadian Dollars thereof, and provided, further that such Letters of Credit shall be in form and substance acceptable to the Lender in its discretion, and shall not have an expiry date more than three hundred sixty five (365) days from the date of issuance or beyond the date which is thirty (30) days prior to the Maturity Date. Documentary Letters of Credit shall be available only for the purchase of Eligible Inventory. The applicable Borrower’s reimbursement obligation in respect of the Letters of Credit shall automatically reduce, in accordance with subsection 2(b), the amount which the applicable Borrower may borrow based upon the Revolving Credit Commitment. Any unreimbursed payment made by the Lender to any Person on account of any Letter of Credit shall constitute a Revolving Loan hereunder, in the case of any unreimbursed payments in U.S. Dollars as a U.S. Base Rate Loan, and in the case of any unreimbursed payments in Canadian Dollars as a Prime Rate Loan.

(ii)

Each of the Borrowers shall, and shall cause each other Loan Party to: (a) procure any necessary import, export or other licenses or certificates for the import or handling of the Collateral; (b) comply with all Applicable Law in regard to the shipment and importation of the Collateral, or the financing thereof; and (c) deliver to the Lender any certificates in that regard that the Lender may at any time reasonably request to be furnished. In connection herewith, each Borrower warrants and represents that all shipments made under any such Letters of Credit are in accordance with Applicable Law of the countries in which the shipments originate and terminate, and are not prohibited by any such Applicable Law. Each of the Borrowers assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, provincial, territorial, state, federal or foreign Taxes, duties, or levies with respect to such Collateral. Any embargo, restriction, laws, customs or regulations of any country, state, province, territory, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrowers’ risk, liability and responsibility.

(g)	Use of Loan Proceeds.

The Borrowers shall use the proceeds of the Loans as follows:

(i)

all Revolving Loans shall be used solely for the purpose of paying the Existing Indebtedness, funding ongoing operational requirements, general corporate purposes of the Borrowers and each other Loan Party and to pay all fees, costs and expenses incurred by the Borrowers and each other Loan Party in connection with the transactions contemplated by this Agreement and the other Loan Documents; and

(ii)	the Term Loan shall be used solely for the purpose of refinancing the Existing Indebtedness.

3.    [RESERVED]

4.    REPAYMENT OF TERM LOAN

(a)	Scheduled Repayments.

Unless the Term Loan is required to be repaid at an earlier date pursuant to the terms of this Agreement, the Borrowers agree to repay Borrowings under the Term Loan Facility commencing on the date of the advance of the Term Loan, with principal to be repaid in equal quarterly instalments on the last calendar day of such month, in the amount of U.S. $843,750 with the first payment to be made on May 31, 2024, and any and all outstanding amounts owing under the Term Loan shall be repaid on the Maturity Date.

(b)	Voluntary Prepayments.

In the event that the Borrowers elect to make any prepayment of the Term Loan, in whole or in part, prior to the end of any Interest Period, the Borrowers shall pay to the Lender, in addition to the principal amount of such prepayment and the termination fee set out in Section 10(b), an amount equal to any applicable breakage costs calculated by the Lender as of the date of any such prepayment. Upon any prepayment of the Term Loan, in whole or in part, the Borrowers shall also pay to the Lender all accrued interest on the Term Loan to the date of such prepayment. All payments shall be applied in inverse order of maturity.

(c)	Repayment on Maturity Date.

For greater certainty and without limiting subsection 4(a) above, to the extent not paid when due for any reason, the Borrowers shall repay all Liabilities in connection with the Term Loan, including the outstanding principal amount of all Borrowings thereunder, together with all accrued interest, fees and other amounts then unpaid by them with respect to such Borrowings, in full on the Maturity Date, and the Term Loan shall be automatically terminated on the Maturity Date.

(d)	Repayment on Termination of Revolving Credit Commitment.

For greater certainty and without limiting subsection 4(a) above, the Borrowers shall repay all Liabilities in connection with the Term Loan Facility, including the outstanding principal amount of all Borrowings thereunder, together with all accrued interest, fees and other amounts then unpaid by them with respect to such Borrowings, in full, and the Term Loan Facility shall be automatically terminated, in the event that the Revolving Credit Commitment is terminated.

(e)	Mandatory Prepayments.

In addition to all other repayments required pursuant to this subsection 4, the following prepayments shall be required:

(i)

if the Loan Parties receive proceeds from a policy of insurance in respect of any Collateral, then the Borrowers shall, within three (3) Business Days of receipt of such proceeds, make a prepayment to the Lender in an amount equal to one hundred percent (100%) of such net proceeds to the extent that it doesn’t advise the Lender in writing within such 3 Business Days of its intention to use such net proceeds and such net proceeds are not thereafter actually used to repair or replace similar assets with similar value within a one hundred and eighty (180) day period. Notwithstanding the foregoing, the first One Hundred Thousand U.S Dollars (U.S. $100,000) of such net proceeds in the aggregate in any Fiscal Year shall not be required to be applied as a prepayment;

(ii)

if the Loan Parties receive proceeds (net of transaction expenses) from the raising of capital by way of equity of the Loan Parties or the issuance of any debt (other than Permitted Indebtedness and the equity contribution specified in subsections 13(a)(xxiii) and (xxiv)), the Borrowers shall make a prepayment to the Lender in an amount equal to one hundred percent (100%) of such net proceeds within three (3) Business Days after receipt thereof (other than in the case of equity raised for a Permitted Financial Covenant Equity Contribution or Permitted Excess Availability Equity Contribution, which shall be applied to the outstanding balance of the Revolving Loans); provided that the Borrowers shall not be required to make such prepayment with respect to any proceeds received from BBX Capital, Inc. as a result of raising capital by way of equity if such proceeds are (A) used for working capital purposes and deposited into a disbursement account of a Borrower, and (B) are not Permitted Financial Covenant Equity Contributions or Permitted Excess Availability Equity Contributions;

(iii)

if the Loan Parties receive proceeds (net of transaction expenses, applicable taxes and usual adjustments) from a transaction or series of transactions involving the sale or other disposition of Collateral not in the ordinary course of business (and specifically any Eligible Equipment) and otherwise permitted under this Agreement, then the Borrowers shall within three (3) Business Days of such receipt, make a prepayment to the Lender in an amount equal to one hundred percent (100%) of such net proceeds to the extent that it doesn’t advise the Lender in writing within such 3 Business Days of its intention to use such net proceeds and such net proceeds are not thereafter actually used to repair or replace similar assets with similar value within a one hundred and eighty (180) day period. Notwithstanding the foregoing, the first One Hundred Thousand U.S. Dollars (U.S. $100,000) of such net proceeds in the aggregate in any Fiscal Year shall not be required to be applied as a prepayment.

5.    INTEREST; FEES; CHARGES; ILLEGALITY

(a)	Rates of Interest.

Interest accrued on all Loans shall be due and be paid by the Borrowers on the earliest of: (i) each Interest Payment Date; (ii) the date of acceleration following the occurrence of an Event of Default in consequence of which the Lender elects to accelerate the Loans; or (iii) termination of this Agreement pursuant to section 10 hereof. Interest shall accrue, and the Borrowers shall pay, on the principal amount of the Loans made to the Borrowers outstanding at the end of each day as follows:

(i)

in the case of Prime Rate Revolving Loans, in Canadian Dollars during each applicable Interest Period at a rate per annum equal to the sum of the Prime Rate in effect from time to time during that Interest Period, plus the Applicable Margin in respect of Prime Rate Revolving Loans;

(ii)

in the case of U.S. Base Rate Revolving Loans, in U.S. Dollars during each applicable Interest Period at a rate per annum equal to the sum of the U.S. Base Rate in effect from time to time during that Interest Period, plus the Applicable Margin in respect of U.S. Base Rate Revolving Loans;

(iii)

in the case of Prime Rate Term Loan, in Canadian Dollars during each applicable Interest Period at a rate per annum equal to the sum of the Prime Rate in effect from time to time during that Interest Period, plus the Applicable Margin in respect of Term Loan; and

(iv)

in the case of SOFR Term Loan, in U.S. Dollars during each applicable Interest Period at a rate of interest per annum equal to the sum of the Adjusted Term SOFR Rate for the applicable Interest Period, plus the Applicable Margin in respect of SOFR Term Loan;

(v)

in the case of Term CORRA Term Loan, in Canadian Dollars during each applicable Interest Period at a rate of interest per annum equal to the sum of Term CORRA for the applicable Interest Period, plus the Applicable Margin in respect of Term CORRA Term Loan;

(vi)

in the case of U.S. Base Rate Term Loan, in U.S. Dollars during each applicable Interest Period at a rate of interest per annum equal to the sum of the U.S. Base Rate for the applicable Interest Period, plus the Applicable Margin in respect of U.S. Base Rate Term Loan; and

(vii)

in the case of SOFR Revolving Loans, in U.S. Dollars during each applicable Interest Period at a rate of interest per annum equal to the sum of the Adjusted Term SOFR Rate for the applicable Interest Period, plus the Applicable Margin in respect of SOFR Revolving Loans; and

(viii)

in the case of Term CORRA Revolving Loans, in Canadian Dollars during each applicable Interest Period at a rate of interest per annum equal to the sum of the Term CORRA for the applicable Interest Period, plus the Applicable Margin in respect of Term CORRA Revolving Loans.

The rate of interest payable on Prime Rate Loans or U.S. Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Prime Rate or U.S. Base Rate, effective as of the opening of business on the day that any such change in the Prime Rate or U.S. Base Rate occurs. Upon and following the occurrence of an Event of Default that has not been waived in writing by the Lender, the principal amount of all Loans shall bear interest payable on demand at a rate per annum equal to the rate of interest then in effect under this subsection 5(a) plus two percent (2%) per annum.

(b)	Computation of Interest and Fees.

Interest hereunder shall be determined daily, and calculated monthly in arrears, both before and after default and judgment. In the case of Prime Rate Loans, Term CORRA Loans and U.S. Base Rate Loans, interest shall be computed on the actual number of days elapsed during the applicable Interest Period over a year consisting of three hundred and sixty five (365) or three hundred sixty six (366), as the case may be, days. In the case of SOFR Loans, interest shall be computed on the actual number of days elapsed during the applicable Interest Period over a year consisting of three hundred and sixty (360) days. All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment, and interest shall accrue on overdue interest, if any, compounded on each Interest Payment Date. Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest or rate of fees “per annum” or a similar expression is used, such interest or fees will be calculated on the basis of a calendar year of 365 days and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest. For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 365 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365 or such other period of time, as the case may be. In calculating interest or fees payable under this Agreement for any period, unless otherwise specifically stated, the first day of a period shall be included and the last day of a period shall be excluded. Notwithstanding any other provision hereof, all determinations and calculations of interest rates and amounts hereunder by the Lender shall be conclusive evidence absent (in the case of any calculation of an amount based on a particular rate) manifest mathematical error in calculating such amount. For the purpose of computing interest hereunder, all items of payment received by the Lender shall be deemed applied by the Lender on account of the related Loan (subject to final payment of such items) upon receipt by the Lender of good funds in the Loan Account.

(c)	Maximum Interest.

In the event that any provision of this Agreement or any other Loan Document would oblige the Borrowers or any other Loan Party to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by Law or would result in a receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by the Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary as follows:

(i)	firstly, by reducing the amount or rate of interest required to be paid under this Agreement; and

(ii)

thereafter by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada).

If, notwithstanding the provisions of this section and after giving effect to all adjustments contemplated thereby, the Lender shall have received an amount in excess of the maximum permitted by such clause, then such excess shall be applied by the Lender to the reduction of the principal balance of the outstanding Loans and not to the payment of interest, or if such excessive interest exceeds such principal balance, such excess shall be refunded to the Borrowers.

(d)	[Reserved]

(e)	Closing Fee.

The Borrowers shall pay to the Lender a non-refundable closing fee of One Hundred Seventy Two Thousand Five Hundred U.S. Dollars (U.S. $172,500).

(f)	Collateral Monitoring Fee.

The Borrowers shall pay to the Lender at the end of each month, a collateral monitoring fee of Two Thousand Five Hundred U.S. Dollars (U.S. $2,500)

(g)	Unused Line Fee.

The Borrowers shall pay to the Lender at the end of each month, in arrears, an unused line fee equal to the applicable percentage rate per annum determined in accordance with the pricing grid set forth immediately below on the daily average amount by which the Revolving Credit Commitment exceeds the sum of the outstanding principal balance of the Revolving Loans and the L/C Liabilities, all as defined in this Agreement and all expressed as the Equivalent Amount in Canadian Dollars (the “Unused Line Fee”).

Excess Availability (expressed as a percentage of the Borrowing Base)	Unused Line Fee
≥ 35%	0.60%
< 35%	0.35%

(h)	Examination and Appraisal Fees.

In addition to the costs and expenses described in subsection 12(q) hereof, the Borrowers shall pay to the Lender an examination fee equal to One Thousand Three Hundred U.S. Dollars (U.S. $1,300) per person per day for any audit, inspection or other activity described in the first sentence of subsection 12(c) hereof and conducted or undertaken before or after the date of this Agreement, plus all documented out-of-pocket expenses incurred by the Lender including, without limitation, travel expenses, payable as incurred. The parties acknowledge that although such examination fees are currently One Thousand Three Hundred U.S. Dollars (U.S. $1,300) per person per day, the Borrowers hereby agree and acknowledge that such fees may change at any time upon prior written notice to the Borrowers.

(i)	Capital Adequacy Charge.

If the Lender shall have determined, acting reasonably, that the adoption of any Applicable Law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of Law) from any central bank or governmental authority enacted after the Closing Date, does or shall have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by the Lender to the Borrowers of a written demand therefor (the “Capital Adequacy Demand”) together with the certificate described below, the Borrowers shall immediately pay to the Lender such additional amount or amounts (the “Capital Adequacy Charge”) as will compensate the Lender for such reduction in respect of their Loans hereunder. A certificate of the Lender claiming entitlement to payment as set forth above shall be conclusive evidence in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to the Lender, and the method by which such amount was determined. In determining such amount, the Lender may use any averaging and attribution method, applied on a non-discriminatory basis.

(j)	Letter of Credit Fees.

The Borrowers shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) calculated by multiplying the maximum face amount of the Letter of Credit issued for the account of the applicable Borrower by the applicable Letter of Credit Fee Rate and then multiplying the result by a fraction the numerator of which is the number of days in the term of the relevant Letter of Credit and the denominator of which is three hundred sixty five (365) days for Canadian Dollars and three hundred and sixty (360) days for United States Dollars which Letter of Credit Fee shall be payable upon and as a condition of issuance of such Letter of Credit; provided, however that such Letter of Credit Fee shall not be less than Two Hundred Fifty U.S. Dollars (U.S. $250) in respect of each Letter of Credit denominated in Canadian Dollars and Two Hundred Fifty U.S. Dollars (U.S. $250) in respect of each Letter of Credit denominated in United States Dollars. The Borrowers shall also pay to the Lender on demand, the normal and customary administrative charges for issuance, amendments, negotiation, renewal or extension of any documentary Letters of Credit imposed by any correspondent bank issuing such documentary Letters of Credit.

(k)	Illegality.

If, after the date of this Agreement, the adoption of or change to any Applicable Law, or any change in the interpretation or application thereof by any court or by any Governmental Authority, now or hereafter makes it unlawful or impossible for the Lender to make, fund or maintain the Loans or to give effect to its obligations in respect of the Loans, the Lender may, by written notice to the Borrowers, declare its obligations under this Agreement to be terminated, whereupon the same shall forthwith terminate, and the Borrowers shall prepay within the time required by such Law (or at the end of such longer period as the Lender at its discretion has agreed) the principal of all such Loans together with accrued interest, any Additional Compensation that may be applicable to the date of such payment and all breakage costs. If any such change shall only affect a portion of the Lender’s obligations under this Agreement which is, in the opinion of the Lender and the Lender’s counsel in their sole discretion, acting reasonably, severable from the remainder of this Agreement, so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Lender, the Borrowers or any other Loan Party under this Agreement, the Lender shall only declare its obligations under that portion so terminated.

(l)	Increased Costs.

(i)	In the event of any change after the date of this Agreement in any Applicable Law or in the interpretation or application thereof by any court or by any Governmental Authority which now or hereafter:

A.

subjects the Lender to any Tax or changes the basis of taxation, or increases any existing Tax, on payments of principal, interest, fees or other amounts payable by the Borrowers to the Lender under this Agreement or any other Loan Document (except for Taxes on the overall net income of the Lender); or

B.

imposes, modifies or deems applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by, the Lender for the Loans, with the result of an increase in the cost to, or a reduction in the amount of principal, interest or other amount received or receivable by, or the effective return of, the Lender under this Agreement in respect of making, maintaining or funding such Loans, the Lender shall determine that amount of money which shall compensate the Lender for such increase in cost or reduction in income (in this Agreement referred to as “Additional Compensation”).

(ii)

Upon the Lender having determined that it is entitled to Additional Compensation the Lender shall promptly notify the Borrowers. The Lender shall provide to the Borrowers a copy of the relevant Applicable Law, and a certificate of the Lender setting forth the Additional Compensation and the basis of calculation therefor, which shall be conclusive evidence of such Additional Compensation in the absence of manifest error. The Borrowers shall pay to the Lender within ten (10) Business Days of the giving of such notice the Lender’s Additional Compensation calculated to the date of such notification. The Lender shall be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this subsection 5(l) are then applicable, notwithstanding that the Lender has previously been paid Additional Compensation. The Lender shall endeavour to limit the incidence of any Additional Compensation, including seeking recovery for the account of the Borrowers, by appealing any assessment at the expense of the Borrowers upon the request of the Borrowers.

6.    LOAN ADMINISTRATION; TAXES

(a)	Loan Requests.

Subject to the provisions hereof, the Borrowers may make a request for a Loan, or a Conversion or Rollover thereof, in the following manner:

(i)

the Borrowers shall give the Lender same day notice, no later than 12:00 p.m. (Toronto time) on such day, of their intention to borrow a Prime Rate Loan or a U.S. Base Rate Loan or in the case of a SOFR Loan or Term CORRA Loan, the Borrowers shall give notice to the Lender no later than 10:00 a.m. (Toronto time) three (3) Business Days prior to their intention to borrow a SOFR Loan or Term CORRA Loan, which notice shall be substantially in the form of Exhibit 6(a)(i) and indicate which Borrower is requesting the Loan (each a “Notice of Borrowing”);

(ii)

the Borrowers shall give the Lender notice no later than 12:00 p.m. (Toronto time) three (3) Business Days prior to their intention to request a Conversion of any Type of Loan with another Type of Loan, which notice will be substantially in the form of Exhibit 6(a)(ii) hereto (a “Conversion Notice”); and/or

(iii)

the Borrowers shall give notice to the Lender no later than 12:00 p.m. (Toronto time) three (3) Business Days prior to their intention to request a Rollover of any SOFR Loan or Term CORRA Loan, which notice will be substantially in the form of Exhibit 6(a)(iii) hereto (a “Rollover Notice”);

provided, however, that no such request may be made at a time when there exists a Default or an Event of Default that has not been waived in writing by the Lender. Each request hereunder for any Term CORRA Loan or SOFR Loans will be for a minimum principal amount of Five Hundred Thousand Canadian Dollars (Cdn. $500,000) or Five Hundred Thousand United States Dollars (U.S. $500,000), respectively, and in integral multiples of One Hundred Thousand Canadian Dollars (Cdn. $100,000) or One Hundred Thousand United States Dollars (U.S. $100,000), respectively, in excess thereof. The Borrowers may select, by irrevocable notice to the Lender, the Interest Period applicable to any Term CORRA Loan or SOFR Loan or any Conversion into, or Rollover of any Term CORRA Loan or SOFR Loan provided, that, there shall not be outstanding more than five (5) Term CORRA Loans and SOFR Loans at any one time. The coming due of any amount required to be paid under this Agreement, whether on account of interest or for any other liability, shall be deemed irrevocably to be a request for a Prime Rate Loan or U.S. Base Rate Loan, as applicable, on the due date thereof in the amount required to pay such interest or other liability. In addition to the foregoing, each cheque presented for payment against any disbursement accounts of the Borrowers, and any other charge or request for payment against such disbursement accounts, shall be deemed irrevocably to be a request for a Prime Rate Loan or U.S. Base Rate Loan, as applicable, on the date thereof in the amount required to pay any such cheque, charge or request for payment. As an accommodation to the Borrowers, the Lender may permit electronic requests for Loans and electronic transmittal of instructions, authorizations, agreements or reports to the Lender and the Lender shall be entitled to rely upon such electronic transmittals. Unless the Borrowers specifically direct the Lender in writing not to accept or act upon telephonic or electronic communications, the Lender shall have no liability to the Borrowers or any other Loan Party for any loss or damage suffered as a result of the Lender’s honouring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to the Lender by the Borrowers and the Lender shall have no duty to verify the origin of any such communication or the authority of the Person sending it. Each Notice of Borrowing, Conversion Notice or Rollover Notice shall be irrevocable by and binding on the Borrowers.

(b)	Letter of Credit Requests.

Each Letter of Credit shall be issued upon the irrevocable written request of the applicable Borrower (each a “Letter of Credit Request”) at least three (3) Business Days prior to the proposed date of issuance. Each Letter of Credit Request shall be sent by facsimile, confirmed immediately in writing, in the form of a Letter of Credit application satisfactory to the Lender in its discretion, and shall specify in form and detail satisfactory to the Lender: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof. Each Letter of Credit Request shall be accompanied by an application and indemnity in the Lender’s customary form acceptable to it.

(c)	Disbursement.

The Borrowers hereby irrevocably authorize the Lender to disburse the proceeds of each Loan requested by a Borrower, or deemed to be requested by a Borrower and to be disbursed or paid by the Lender, as follows: (i) the proceeds of each Loan requested under subsection 6(a)(i) and to be disbursed or paid by the Lender, shall be disbursed by the Lender in Canadian Dollars or U.S. Dollars, as applicable, in immediately available funds, in the case of the initial Borrowing, in accordance with the terms of the Notice of Borrowing, and in the case of each subsequent Borrowing, by wire transfer or otherwise to such bank account as may be agreed upon by the applicable Borrower and the Lender from time to time; and (ii) the proceeds of each Revolving Loan deemed requested pursuant to subsection 6(a) shall be disbursed by the Lender by way of direct payment of the relevant interest or other liability.

(d)	Pricing Disconnect

If prior to the commencement of any Interest Period for a SOFR Loan or a Term CORRA Loan the Lender makes a determination, which shall be conclusive and binding upon the Borrowers, that the Adjusted Term SOFR or Term CORRA, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its SOFR Loans or Term CORRA Loans, as applicable, in such Borrowing for such Interest Period then the Lender shall give written notice thereof to the Borrowers as promptly as practicable thereafter and, until the Lender notifies the Borrowers that the circumstances giving rise to such notice no longer exist, (A) any Rollover Notice or Conversion Notice, as the case may be, that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Revolving Loan or Term CORRA Loan, as applicable, shall be ineffective, (B) if any Notice of Borrowing requests a SOFR Loan, such Borrowing shall be made as a U.S. Base Rate Revolving Loan, and (C) if any Notice of Borrowing requests a Term CORRA Loan, such Borrowing shall be made as a Prime Rate Revolving Loan.

(e)	Benchmark Replacement

(i)

Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current US Benchmark, then (x) if a US Benchmark Replacement is determined in accordance with clause (i) of the definition of “US Benchmark Replacement” for such Benchmark Replacement Date, such US Benchmark Replacement will replace such US Benchmark for all purposes hereunder and under any Loan Document in respect of such US Benchmark setting and subsequent US Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a US Benchmark Replacement is determined in accordance with clause (ii) of the definition of “US Benchmark Replacement” for such Benchmark Replacement Date, such US Benchmark Replacement will replace such US Benchmark for all purposes hereunder and under any Loan Document in respect of any US Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such US Benchmark Replacement is provided to the Lender without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the US Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)

Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Canadian Benchmark, then (x) if a Canadian Benchmark Replacement is determined in accordance with clause (i) of the definition of “Canadian Benchmark Replacement” for such Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Canadian Benchmark setting and subsequent Canadian Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Canadian Benchmark Replacement is determined in accordance with clause (ii) of the definition of “Canadian Benchmark Replacement” for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Canadian Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on the last day of each Interest Period.

(f)	Conforming Changes

In connection with the use, administration, adoption or implementation of a US Benchmark Replacement or Canadian Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(g)	Notices; Standards for Decisions and Determinations.

The Lender will promptly notify the Borrowers of (i) the implementation of any US Benchmark Replacement or Canadian Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a US Benchmark Replacement or Canadian Benchmark Replacement. The Lender will notify the Borrowers of (i) the removal or reinstatement of any tenor of a US Benchmark Replacement or Canadian Benchmark Replacement pursuant to this Section 6 and (ii) the commencement of any US Benchmark Unavailability Period or Canadian Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 6.

(h)	Unavailability of Tenor of Benchmark

(i)

Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a US Benchmark Replacement), (i) if the then-current US Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such US Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such US Benchmark has provided a public statement or publication of information announcing that any tenor for such US Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any US Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a US Benchmark (including a US Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a US Benchmark (including a US Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all US Benchmark settings at or after such time to reinstate such previously removed tenor.

(ii)

Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Canadian Benchmark Replacement), (i) if the then-current Canadian Benchmark is a term rate (including Term CORRA) and either (A) any tenor for such Canadian Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Canadian Benchmark has provided a public statement or publication of information announcing that any tenor for such Canadian Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Canadian Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Canadian Benchmark (including a Canadian Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Canadian Benchmark (including a Canadian Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Canadian Benchmark settings at or after such time to reinstate such previously removed tenor.

(i)	Benchmark Unavailability Period.

(i)

Upon the Borrowers’ receipt of notice of the commencement of a US Benchmark Unavailability Period, the Borrowers may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any US Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a US Benchmark Unavailability Period or at any time that a tenor for the then-current US Benchmark is not an Available Tenor, the component of U.S. Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of U.S. Base Rate Loan.

(ii)

Upon the Borrowers’ receipt of notice of the commencement of a Canadian Benchmark Unavailability Period, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Term CORRA Loans, to be made, converted or continued during any Canadian Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to, (i) for a Canadian Benchmark Unavailability Period in respect of Term CORRA, Daily Compounded CORRA Loans, and (ii) for a Benchmark Unavailability Period in respect of a Benchmark other than Term CORRA, Prime Rate Loans.

(j)	Defined Terms.

As used in this Section 6 or otherwise:

“Available Tenor” means, as of any date of determination and with respect to the then-current US Benchmark or Canadian Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to this Section 6.

“Benchmark” means, the Canadian Benchmark or the US Benchmark, as the context requires.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the US Relevant Governmental Body or Canadian Relevant Governmental Body, as applicable, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current US Benchmark or Canadian Benchmark, as applicable:

(i)

in the case of clause (i) or (ii) of the definition of “US Benchmark Transition Event” or “Canadian Benchmark Transition Event”, as applicable, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(ii)

in the case of clause (iii) of the definition of “US Benchmark Transition Event” or “Canadian Benchmark Transition Event” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (iii) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (i) or (ii) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current US Benchmark or Canadian Benchmark, as applicable:

(iii)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(iv)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board or the Federal Reserve Bank of New York (with respect to the US Benchmark), the Bank of Canada (with respect to the Canadian Benchmark), an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(v)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 6, and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 6.

“Canadian Benchmark” means, initially, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or the then-current Benchmark, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 6.

“Canadian Benchmark Replacement” means, with respect to any Canadian Benchmark Transition Event:

(i)         where a Canadian Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Daily Compounded CORRA; and

(ii)         where a Canadian Benchmark Transition Event has occurred with respect to a Canadian Benchmark other than the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Canadian Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Canadian Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Canadian Benchmark Replacement as determined pursuant to clause (i) or (ii) above would be less than the Floor, the Canadian Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Canadian Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Conforming Changes” means, with respect to either the use or administration of a Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” “U.S. Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 6 and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Lender in accordance with the methodology and conventions for this rate selected or recommended by the Canadian Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA; and provided that if Daily Compounded CORRA as so determined shall be less than the Floor, then Daily Compounded CORRA shall be deemed to be the Floor.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“US Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current US Benchmark, then “US Benchmark” means the applicable US Benchmark Replacement to the extent that such US Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 6.

“US Benchmark Replacement” means, with respect to for any US Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Lender for the applicable US Benchmark Replacement Date:

(vi)	the sum of (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points)/0.26161% (26.161 basis points); and

(vii)

the sum of: (a) the alternate benchmark rate that has been selected by the Lender and the Borrowers giving due consideration to (I) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (II) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment.

If the US Benchmark Replacement as determined pursuant to clause (i), or (ii) above would be less than the Floor, the US Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“US Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

(k)	Application of Payments.

All payments received by the Lender on account of Revolving Loans shall be applied by the Lender against any Liabilities in respect of Revolving Loans in such order as the Lender shall determine in its discretion. All payments received by the Lender on account of the Term Loan shall be applied by the Lender against the Liabilities in respect of the Term Loan in accordance with subsection 4(a) or (b), as applicable, in respect of principal and in such order as the Lender shall determine in its discretion in respect of interest accrued on the Term Loan.

(l)	Method and Place of Payment.

All payments by the Borrowers hereunder or under any other Loan Documents shall be made to the Lender at the Lender’s Branch no later than 1:00 p.m. (Toronto time) for value on the date when due, and shall be made in immediately available funds without set-off or counterclaim. Any payments received by the Lender after such time shall be deemed to have been received on the next succeeding Business Day.

(m)	Net of Taxes.

All payments to be made to the Lender under this Agreement or the other Loan Documents shall be made free and clear of, and without reduction for or on account of, any present or future Taxes; provided, however, if any Taxes are required by Applicable Law or the interpretation or application thereof by any court or Government Authority to be withheld from any interest or other amount payable to the Lender under this Agreement or any other Loan Document, the amount so payable to the Lender shall be increased to the extent necessary to yield to the Lender, on a net basis after payment of all Taxes (including all Taxes imposed on any additional amounts payable under this subsection), interest or any such other amount payable under this Agreement or any other Loan Document at the rate or in the amount specified under this Agreement or any other Loan Document. The Borrowers shall be fully liable and responsible for and shall, promptly following receipt of a request from the Lender, pay to the Lender, any and all Taxes in the nature of sales, use, and goods and services Taxes payable under the laws of Canada or any Province of Canada, or payable under the laws of any other country or jurisdiction with respect to any and all goods and services made available under this Agreement or any other Loan Document to the Borrowers by the Lender. Whenever any Taxes are payable by the Borrowers, as promptly as possible thereafter that the Borrowers shall send or cause to be sent to the Lender, a certified copy of an original official receipt showing payment of such Taxes. If the Borrowers fail to pay any Taxes when due or if the Borrowers fail to remit to the Lender the required documentary evidence of such payment, the Borrowers shall indemnify and save harmless the Lender from any Taxes or other liabilities that may become payable by the Lender or to which the Lender may be subjected as a result of any such failure. A certificate of the Lender as to the amount of any such Taxes and containing details of the calculation of such Taxes shall be, absent manifest error, conclusive evidence of the amount of such Taxes.

7.    SECURITY

(a)	Security.

As security for the payment of all Liabilities of the Borrowers, each Borrower and each other Loan Party, as applicable, agree to deliver, or cause to be delivered, to the Lender each of the following:

(i)	a US amended and restated guaranty and security agreement from each Loan Party;

(ii)	a US patent security agreement from the US Borrower;

(iii)	a US trademark security agreement from Holdings;

(iv)	an acknowledgement and confirmation agreement from the Loan Parties with respect to the Existing Canadian Collateral Documents;

(v)

an acknowledgement and confirmation agreement from BBX Capital, Inc. with respect to the existing amended and restated subordination, assignment and postponement agreement in favour of the Lender dated January 31, 2023;

(vi)	a deposit account control agreement from the Canadian Borrower in favour of the Lender with respect to the deposit accounts with TD Bank, National Association;

(vii)	a blocked accounts agreement from the Canadian Borrower in favour of the Lender with respect to the accounts with TD Canada Trust;

(viii)	a deposit account control agreement from the US Borrower in favour of the Lender with respect to the deposit accounts with TD Bank, National Association;

(ix)	a blocked accounts agreement from the US Borrower in favour of the Lender with respect to the accounts with TD Canada Trust;

(x)	a limited recourse guaranty agreement with respect to the principal amount of the Term Loan from BBX Capital Real Estate, LLC in favour of the Lender;

(xi)

a US cash collateral pledge agreement and a US deposit account control agreement in favour of the Lender with respect to the restricted deposit account with TD Bank, National Association whereby BBX Capital Real Estate, LLC shall at all times maintain a balance equal to the principal amount outstanding under the Term Loan, less the face amount of any current, irrevocable and unconditional letter(s) of credit issued with respect to the Term Loan in favour of the Lender from PNC Bank, National Association, in form and substance satisfactory to the Lender. For greater certainty, at no time shall the balance in such restricted deposit account plus the face amount of any such outstanding letter(s) of credit issued in favour of the Lender from PNC Bank, National Association be less than the principal amount outstanding under the Term Loan, with any such excess to be released by the Lender as BBX Capital Real Estate, LLC may direct; and

(xii)

such other security and supporting documents, certificates or instruments in respect of the Borrowers and the other Loan Parties (including freight forwarding agreements, and/or landlord and mortgagee waivers) as may be reasonably requested by the Lender from time to time.

8.    COLLECTIONS

(a)	Blocked Accounts and Lock Boxes.

Until a notice is received by the Borrowers as provided hereinafter, the Borrowers and each other Loan Party shall collect and enforce all of their Accounts in accordance with current practices. In furtherance thereof, the Borrowers and each other Loan Party shall establish U.S. Dollar and/or Canadian Dollar accounts with the Lender (each a “Blocked Account”), into which the Borrowers and each other Loan Party will immediately deposit all payments received by the Borrowers and each other Loan Party (including all payments made for Inventory or services sold or rendered by any of them), in the identical form in which such payments were made, whether by cash or cheque. At and following such time as the Lender, in its Permitted Discretion, so notifies the Borrowers, the Borrowers and each other Loan Party shall direct all of their Account Debtors to make all payments on the Accounts directly to a post office box (each a “Lock Box”) with a financial institution acceptable to, and in the name and under exclusive control of, the Lender. All payments received in the Lock Box shall be deposited in the Blocked Account. If the Borrowers, any other Loan Party, any Affiliate or Subsidiary of the Borrowers or any other Loan Party, or any shareholder, officer, director, employee or agent of the Borrowers or any Affiliate or Subsidiary, or any other Person acting for or in concert with the Borrowers or any other Loan Party shall receive any monies, cheques, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, the Borrowers, any such other Loan Party and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the appropriate Blocked Account. Each financial institution with which a Lock Box and Blocked Account (other than a Lock Box or Blocked Account with the Lender, which for greater certainty shall remain under the exclusive control of the Lender) are to be established shall enter into a Blocked Account Agreement with the Lender pursuant to which it shall acknowledge and agree, in a manner reasonably satisfactory to the Lender, that the amounts on deposit in such Lock Box and Blocked Account are the sole and exclusive property of the Lender, that such financial institution has no right to set off against such Lock Box or Blocked Account or against any other account maintained by such financial institution into which the contents of such Blocked Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds in a manner reasonably satisfactory to the Lender, funds deposited in the Blocked Account on a daily basis as such funds are collected. Except as otherwise agreed by the Lender, the Borrowers and each other Loan Party agree that all payments made to each Blocked Account established by the Borrowers or any other Loan Party or otherwise received by the Lender, whether in respect of the Accounts of the Borrowers or any other Loan Party or as proceeds of other Collateral of the Borrowers or any other Loan Party or otherwise, will be automatically applied on account of the Liabilities of the Borrowers in accordance with the terms of this Agreement. The Borrowers and each other Loan Party agree to pay all fees, costs and expenses which such parties incur in connection with opening and maintaining Lock Boxes and Blocked Accounts. All of such fees, costs and expenses which remain unpaid by the Borrowers or any other Loan Party pursuant to any Blocked Account Agreement, to the extent same shall have been paid by the Lender hereunder, shall constitute Revolving Loans hereunder, shall be payable to the Lender by the Borrowers upon demand, and, until paid, shall bear interest at the highest rate then applicable to the Revolving Loans hereunder. All cheques, drafts, instruments and other items of payment or proceeds of Collateral delivered to the Lender in kind shall be endorsed by the Borrowers or any other Loan Party, as applicable, to the Lender, and, if that endorsement of any such item shall not be made for any reason, the Lender is hereby irrevocably authorized to endorse the same on the Borrowers’ or such other Loan Party’s behalf. For the purpose of this paragraph, the Borrowers and each other Loan Party irrevocably hereby make, constitute and appoint the Lender (and all Persons designated by the Lender for that purpose) as such parties’ true and lawful attorney and agent-in-fact (i) to endorse the Borrowers’ or such other Loan Party’s name upon said items of payment and/or proceeds of Collateral of the Borrowers or of any other Loan Party and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of the Borrowers or of any other Loan Party or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; (iii) to have access to any lock box or postal box into which any of the Borrowers’ or any other Loan Party’s mail is deposited; and (iv) open and process all mail addressed to the Borrowers or any other Loan Party and deposited therein; provided, however, that the Lender shall not exercise any such powers described in subparagraphs (i), (ii) (except for routine Lock Box payments/proceeds or through any Blocked Account), (iii) and (iv) unless and until an Event of Default has occurred and has not been waived in writing by the Lender.

(b)	Rights of the Lender.

The Lender may, at any time after the occurrence of an Event of Default that has not been waived in writing by the Lender, and from time to time thereafter for so long as such Event of Default has not been cured by the Borrowers or waived by the Lender in writing, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of the Borrowers’ or any other Loan Party’s Accounts or contract rights by suit or otherwise; (ii) exercise all of the Borrowers’ or any other Loan Party’s rights and remedies with respect to proceedings brought to collect any Accounts; (iii) surrender, release or exchange all or any part of any Accounts of the Borrowers or of any other Loan Party, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of the Borrowers or of any other Loan Party upon such terms, for such amount and at such time or times as the Lender deems advisable; (v) prepare, file and sign the Borrowers’ or any other Loan Party’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor indebted on an Account of the Borrowers or of any other Loan Party; and (vi) do all other acts and things which are necessary, in the Lender’s discretion, to fulfill the Borrowers’ or any other Loan Party’s obligations under this Agreement and to allow the Lender to collect the Accounts. In addition to any other provision hereof, the Lender may at any time on or after the occurrence of an Event of Default that has not been waived in writing by the Lender, at the Borrowers’ expense, notify any parties obligated on any of the Accounts of the Borrowers or of any other Loan Party to make payment directly to the Lender of any amounts due or to become due thereunder.

(c)	Acknowledgement of Cash Management

The parties hereto hereby acknowledge, confirm and agree that the implantation of the management arrangements is a contractual right provided to the Lender hereunder in order for the Lender to manage and monitor its collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, that the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, that the Lender is relying on the Borrowers’ acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to the Borrowers and in particular that any accommodations of credit are being provided by the Lender to the Borrowers strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.

(d)	Application of Collections.

The Lender shall, upon receipt by the Lender at its office in Toronto, Ontario of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, automatically apply the whole or any part of such collections or proceeds against the Liabilities in such order as the Lender shall determine in its discretion.

(e)	Dealings by the Lender.

In its sole credit judgment, without waiving or releasing any obligation, liability or duty of the Borrowers or of any other Loan Party under this Agreement or the Loan Documents or any Event of Default that has not been waived in writing by the Lender, at any time or times hereafter, the Lender may (but shall not be obligated to) pay, acquire or accept an assignment of any Lien asserted by any Person in, upon or against the Collateral or to pay any obligation owing by the Borrowers or by any other Loan Party. All sums paid by the Lender in respect thereof and all costs, fees and expenses (including, without limitation, legal fees and disbursements (on a solicitor-client basis) for outside counsel, all court costs and all other charges relating thereto) incurred by the Lender shall constitute Revolving Loans, payable by the Borrowers to the Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

(f)	Receipts by the Borrowers.

Immediately upon the Borrowers’ or any other Loan Party’s receipt of any portion of the Collateral consisting of an agreement, Instrument, Document of Title or Chattel Paper, the Borrowers or any such other Loan Party, as the case may be, shall deliver the original thereof to the Lender together with an appropriate endorsement or other specific evidence of assignment thereof to the Lender (in form and substance acceptable to the Lender). If an endorsement or assignment of any such items shall not be made for any reason, the Lender is hereby irrevocably authorized, as the Borrowers’ or any other Loan Party’s attorney and agent-in-fact, to endorse or assign the same on the Borrowers’ or such other Loan Party’s behalf.

9.    SCHEDULES AND REPORTS

(a)	Activity Reports.

The Borrowers shall deliver to the Lender, in any event not less frequently then monthly (subject to more frequent reporting at the Lender’s Permitted Discretion) by facsimile or email at a number or email address in accordance with subsection 17(a) hereof or as otherwise advised by the Lender from time to time, a report, substantially in the form of Exhibit 9(a) hereto, of the Borrowers’ and any other Loan Party’s invoice activity and details of credit memos and credit notes issued by the Borrowers or any other Loan Party, a schedule showing cash receipts, all for the previous week or such other lesser period and, as the Lender may request, supporting purchase orders, proof of delivery and other information requested by the Lender in respect of any invoices.

(b)	Borrowing Base Certificate.

Within twenty (20) days after the close of each calendar month, and at such other times as may be requested by the Lender from time to time hereafter in the Lender’s Permitted Discretion, the Borrowers shall deliver to the Lender a certificate for such month, which shall include calculations of the Borrowing Base (excluding reserves but including calculations of Eligible Accounts, Eligible Inventory and Eligible Equipment) substantially in the form of Exhibit 9(b) hereto (a “Borrowing Base Certificate”), and shall also deliver to the Lender (and electronically to Collateral Services Inc. at tdaf@collateral-services.com with a copy to td.af-analyst@td.com in the case of accounts payable and Accounts trial balances) (i) an aged trial balance of the Borrowers’ and any other Loan Party’s accounts payable as of the end of such month, together with a listing of any cheques prepared but not sent in respect of any accounts payable, (ii) a report substantially in the form of Exhibit 9(b)(ii) hereto in respect of all statutory payables coming due during such month from the Borrowers or any other Loan Party, identifying all such payables by type and amount and indicating date of payment of each, such payables to include unemployment insurance, Canada Pension Plan, ERISA payments, and income tax employee withholdings, harmonized sales taxes (including goods and services and retail sales taxes), rent and warehouse payments, payments of duties, and all other payables in respect of which any statutory lien or trust arises (a “Statutory Payables Report”), and (iii) a trial balance identifying by age each Account of the Borrowers and of any other Loan Party, a reconciliation thereof to the above Borrowing Base calculations, and copies of the invoices when requested by the Lender (with evidence of shipment attached) pertaining to each such Account, for the period (or other applicable period) immediately preceding. For purposes of calculating Excess Availability and the amount of the Borrowing Base relating thereto, the Lender may, in the exercise of its Permitted Discretion, and without prejudice to its ability to establish other reserves as set out in this Agreement, establish a reserve in an aggregate amount based on the Borrowers’ and other Loan Parties’ outstanding debt which is not current, in the Permitted Discretion of the Lender (in accordance with its terms of payment as verified by the Lender) or which is past due as of such date of determination, to the extent thereof, and a reserve in an aggregate amount based on outstanding cheques issued by the Borrowers and any other Loan Parties, to the extent thereof. At such times as may be requested by the Lender from time to time hereafter, the Borrowers shall deliver to the Lender: (x) copies of all account statements received in respect of the Borrowers’ or any other Loan Party’s chequing and any other accounts held with any financial institution, if any and if permitted by the Lender; (y) such additional schedules, certificates, reports and information with respect to the Collateral as the Lender may from time to time, require and (z) a collateral assignment of any or all items of Collateral. The Lender, through its officers, employees or agents, shall have the right, acting reasonably, at any time and from time to time in the Lender’s name, in the name of a nominee of the Lender or in the Borrowers’ or any other Loan Party’s name, to verify the validity, amount or any other matter relating to any of the Borrowers’ or any other Loan Party’s Accounts, by mail, telephone, telegraph or otherwise. The Borrowers shall reimburse the Lender, on demand, for all costs, fees and expenses incurred by the Lender in this regard.

(c)	Inventory Reports.

Without limiting the generality of the foregoing, the Borrowers shall deliver to the Lender (and electronically to Collateral Services Inc.), at least once a month within twenty (20) days after the close of each month (or more frequently when requested by the Lender in its Permitted Discretion), a costed out perpetual inventory report with respect to the Borrowers’ and each other Loan Party’s Inventory (including a warehouse month end stock status report if applicable), including (i) a reconciliation thereof to the above Borrowing Base calculations; (ii) a reconciliation of the perpetual inventory report to the general ledger; and (iii) for each SKU item on such perpetual inventory report, the most recent landed cost of each such SKU item. The Borrowers shall immediately notify the Lender of any event causing loss or depreciation in value of the Borrowers’ and each other Loan Party’s Inventory.

(d)	Financial Reports.

The Borrowers agree to deliver to the Lender the following financial information, all of which shall be prepared in accordance with GAAP consistently applied:

(i)

no later than thirty (30) days after the end of each month, copies of internally prepared financial statements of Holdings on a consolidated and on a consolidating basis and individual company basis for the Borrowers and the other Loan Parties, on a month and year-to-date basis with a comparison to the prior year and budget including, without limitation, balance sheets and statements of income, retained earnings and cash flow certified by the chief financial officers of the Borrowers and accompanied by a certificate by such officers to the Lender substantially in the form of Exhibit 9(d)(i) hereto (the “Financial Reporting Certificate”);

(ii)

no later than sixty (60) days after the end of Borrowers’ Fiscal Year End, a detailed budget and statement of cash flow projections of Holdings (on a consolidated basis with the other Loan Parties) during the following Fiscal Year on a monthly basis, in such detail as the Lender may require, including, without limitation, balance sheet, income statement, statement of cash flows, and a detailed project of capital expenditures to be spent; and

(iii)

no later than ninety (90) days after the end of the applicable Fiscal Year End for each Loan Party, annual audited consolidated financial statements for Holdings and consolidating basis and individual company basis for the Borrowers and the other Loan Parties, together with an accompanying audit opinion of independent chartered accountants satisfactory to the Lender together with such accountants’ report thereon to management if such is made, and accompanied by a Financial Reporting Certificate.

(e)	Authorized Officer.

Unless otherwise provided for herein, all schedules, certificates, reports and assignments and other items delivered by the Borrowers to the Lender hereunder shall be executed by an Authorized Officer and shall be in such form and contain such information as the Lender shall request. The Borrowers shall deliver from time to time such other schedules and reports pertaining to the Collateral of the Borrowers and of any other Loan Party, and all such other financial information, as the Lender may request.

10.    TERMINATION

(a)	Survival of Security Interests, Liens, etc.

This Agreement shall be in effect from the date hereof until the Maturity Date (the “Term”) unless the due date of the Liabilities is accelerated pursuant to section 15 hereof in which event this Agreement shall terminate on the date thereafter that the Liabilities are paid in full, provided, however, that the Liens created under the Collateral Documents, this Agreement and the Loan Documents shall survive such termination until the date upon which full and final payment and satisfaction in full of the Liabilities shall have occurred. At such time as the Borrowers have repaid all of the Liabilities and this Agreement has terminated, (i) the Borrowers (a) shall deliver to the Lender a release, in form and substance satisfactory to the Lender, of all obligations and liabilities of the Lender and its officers, directors, employees, agents, Parents, Subsidiaries and Affiliates to the Borrowers or to any other Loan Party, and if the Borrowers are obtaining new financing from another lender, the Borrowers shall deliver such lender’s indemnification of the Lender, in form and substance satisfactory to the Lender, or (b) shall provide cash collateral or such other security in form and substance satisfactory to the Lender for cheques which the Lender has credited to the Borrowers’ account held at the Lender, but which subsequently are dishonoured for any reason and (ii) upon the Borrowers’ request and upon receipt of the release and indemnification described in subparagraph (i) above, the Lender shall deliver to the Borrowers a release in form and substance satisfactory to the Lender.

(b)	Prepayment.

The Borrowers shall have the right, at any time and from time to time prior to the Maturity Date, upon not less than thirty (30) days prior written notice to the Lender, to terminate this Agreement and/or cancel, reduce and/or terminate the Revolving Credit Commitment and/or the Term Credit Commitment (in excess of regularly scheduled payments). For greater certainty, the Revolving Credit Commitment may not be prepaid, cancelled or terminated without first prepaying the Term Credit Commitment in full.

The Borrowers and the Lender acknowledge and agree that, as a direct and proximate result of the termination of this Agreement under the aforesaid circumstances, or prepayment otherwise, the Lender will suffer a loss in an amount which is difficult to calculate and determine with certainty and, therefore, as a result of the Borrowers’ and the Lender’s endeavour to ascertain and agree in advance to the amount necessary to compensate the Lender for said loss, the Borrowers have agreed to pay the aforesaid prepayment and other fees set out herein.

11.    REPRESENTATIONS AND WARRANTIES

The Borrowers and each other Loan Party, jointly and severally, hereby make the following representations, warranties and covenants to the Lender and hereby acknowledge that the Lender is relying upon the following in connection with the transactions contemplated by this Agreement:

(a)	Organization.

The Canadian Borrower is a company duly incorporated and subsisting under the provincial laws of British Columbia. Each of the U.S. Borrower and Holdings is a limited liability company duly formed and subsisting under the laws of the State of Florida. Each Subsidiary of the Borrowers is a corporation or other entity duly incorporated (or amalgamated, continued or formed, as the case may be) and organized and validly existing under the laws of its jurisdiction of incorporation (or amalgamation, continuation or formation, as the case may be), in each case, as set forth in Schedule 11(i) hereto. Each of the Borrowers, each other Loan Party and each of their respective Subsidiaries has all requisite capacity, power and authority to own, hold under licence or lease its properties necessary for the conduct of its business and to carry on its business, in each case, as currently conducted except where the failure to so qualify would not have a Material Adverse Effect. The Borrowers shall notify the Lender in writing not less than ten (10) Business Days prior to the change of its name or that of any other Loan Party or any of their respective Subsidiaries or the use of any trade names or division names not previously disclosed to the Lender in writing.

(b)	Authority and Conflict.

The Borrowers and each other Loan Party have the right and power and are duly authorized and empowered to enter into, execute and deliver this Agreement and the Loan Documents to which they are a party and perform their obligations hereunder and thereunder as applicable. The execution, delivery and performance of this Agreement and the Loan Documents does not and shall not, in any material respect, conflict with the provisions of the Constating Documents of each Loan Party thereto or any statute, regulation, ordinance or rule of Law, or any material agreement, contract or other document which may now or hereafter be binding on the Borrowers, any other Loan Party or any of their respective Subsidiaries, except as contemplated herein, and the execution, delivery and performance of this Agreement and the Loan Documents, as applicable, shall not result in the imposition of any Lien or other encumbrance upon any of the property of the Borrowers, any other Loan Party or any of their respective Subsidiaries under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which any of the Borrowers, other Loan Party, and their respective Subsidiaries or any of their property may be bound or affected. This Agreement and each of the other Loan Documents have been duly executed and delivered by each Loan Party thereto. No consent, approval, authorization or other order or other action by and no notice to or filing with any Governmental Authority or any other Person is required for the execution, delivery or performance of this Agreement and each other Loan Document to which each Loan Party is a party.

(c)	Enforceability.

This Agreement and the Loan Documents to which the Borrowers or any other Loan Party is a party are the legal, valid and binding obligations of the Borrowers and such other Loan Party as applicable and are enforceable against the Borrowers and such other Loan Party as applicable in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the rights of creditors generally, the fact that specific performance and injunctive relief may only be given at the discretion of the courts, and the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments.

(d)	Compliance with Laws and Permits.

The Borrowers, each of the other Loan Parties and each of their respective Subsidiaries have obtained all licenses, authorizations, approvals and permits required in their respective businesses except where the failure to do so would not have a Material Adverse Effect, and the Borrowers, each other Loan Party and each of their respective Subsidiaries are and shall remain in compliance in all material respects with all Applicable Laws (including, without limitation, statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety or environmental matters), the failure to comply with which could have a Material Adverse Effect with respect to the Borrowers, any other Loan Party or any of their respective Subsidiaries, and there are no conditions with respect to such licenses, authorizations, approvals and permits that materially affect or restrict the transferability of such licenses, authorizations, approvals and permits.

(e)	Financial Statements and Other Information.

The financial statements delivered or to be delivered by the Loan Parties to the Lender at or prior to the date of this Agreement and at all times subsequent thereto accurately reflect in all material respects the financial condition of the Borrowers, each other Loan Party and each of their respective Subsidiaries on a consolidated basis for which such statements are delivered, and since the date of such financial statements delivered to the Lender most recently prior to the date of this Agreement, no event or condition has occurred which has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Borrowers, any other Loan Party and any of their respective Subsidiaries on a consolidated basis.

(f)	Litigation.

Except as otherwise disclosed on Schedule 11(f), there are no actions or proceedings which are pending or, to the best of the Borrowers’ or any other Loan Party’s knowledge, threatened against the Borrowers, any other Loan Party or any of their respective Subsidiaries which if determined adversely against any of them would expose any of them to present or future liability in excess of Cdn. $100,000 in the aggregate at any time, and the Borrowers and each other Loan Party shall, and each of them shall cause each of their respective Subsidiaries to, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to the Lender.

(g)	No Default.

None of the Borrowers, any other Loan Party or any of their respective Subsidiaries is in default under any contract, lease or commitment to which it is a party or by which it is bound and the termination of which would create a Material Adverse Effect, nor do the Borrowers know of any dispute regarding any contract, lease or commitment which is material to the continued financial success and well-being of any of them. No Default or Event of Default has occurred which has not been waived in writing by the Lender or would reasonably be expected to occur immediately following the Closing Date and a drawdown hereunder.

(h)	Qualification in Jurisdictions.

The Borrowers, each other Loan Party and each of their respective Subsidiaries have, and shall at all times have, in place a duly constituted board of directors or managers or single director or manager overseeing their affairs, are not and shall not be at any time subject to a shareholder agreement, membership agreement, operating agreement or declaration adversely affecting the ability of the Borrowers or any other Loan Party to perform its obligations under this Agreement or any other Loan Document or which is contrary or inconsistent with any term, provision or condition contained in this Agreement or in any other Loan Document, unless otherwise agreed to in writing by the Lender, and are duly qualified and in good standing in all provinces, states or other jurisdictions where the nature and extent of the business transacted by them or the ownership of their assets makes such qualification necessary, except for such other provinces, states or other jurisdictions in which the failure to so qualify would not have a Material Adverse Effect with respect to any of them.

(i)	Subsidiaries and Affiliates.

Except as otherwise disclosed on Schedule 11(i), none of the Borrowers or any other Loan Party has any Subsidiary, nor are the Borrowers or any other Loan Party engaged in any joint venture or partnership with any other Person. Schedule 11(i) sets forth each such Subsidiaries and/or joint ventures and/or partnerships and sets out for each jurisdiction of incorporation or formation, as the case may be.

(j)	Solvency.

The Borrowers, each other Loan Party and each of their respective Subsidiaries are solvent, are able to pay their debts as they become due and have capital sufficient to carry on their business, now own property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay their debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Loan Documents or by completion of the transactions contemplated hereunder or thereunder.

(k)	Indebtedness.

None of the Borrowers, any other Loan Party or any of their respective Subsidiaries is now obligated, whether directly or indirectly, as principal, guarantor, surety or otherwise, for any loans (including shareholder loans) or other indebtedness or liability (contingent or otherwise) other than the following (collectively, “Permitted Indebtedness”):

(i)	the Liabilities;

(ii)	indebtedness and liabilities disclosed to the Lender on Schedule 11(k);

(iii)	unsecured indebtedness to trade creditors arising in the ordinary course of the Borrowers’, any other Loan Party’s or any of their respective Subsidiaries business;

(iv)

unsecured indebtedness arising from the endorsement of drafts and other instruments for collection, in the ordinary course of the Borrowers’, any other Loan Party’s or any of their respective Subsidiaries business;

(v)

unsecured indebtedness and liabilities owing by the Borrowers to any other Loan Party or unsecured indebtedness and liabilities owing by any other Loan Party to the Borrowers, the particulars of which are set out on Schedule 11(k) it being understood, and the Borrowers and each other Loan Party hereby agree and covenant with the Lender, that any such indebtedness and liabilities, whether present or future, contingent or otherwise, are and shall, at all times, be subordinate to the Liabilities and the Borrowers and the other Loan Parties shall deliver a subordination and postponement agreement, in form and substance acceptable to the Lender;

(vi)

unsecured indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, so long as such indebtedness is incurred in the ordinary course of business;

(vii)

refinancings of indebtedness described in clauses (ii) above so long as the principal amount thereof is not increased, the weighted average life to maturity is not shortened, no additional collateral therefor shall be granted and, if the indebtedness being refinanced is subordinated to the Liabilities, the replacement indebtedness shall be subordinated on the same terms as such indebtedness being so refinanced;

(viii)

deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, indemnity, performance, surety and appeal bonds and other obligations of like nature, in each case arising in the ordinary course of business;

(ix)	corporate VISA credit card program not exceeding Three Hundred Thirty Thousand Canadian Dollars (Cdn. $330,000);

(x)	any deferred taxes; and

(xi)

other unsecured indebtedness and liabilities not exceeding Five Hundred Thousand U.S. Dollars (U.S. $500,000) in the aggregate and subject to an intercreditor agreement in form and substance satisfactory to the Lender.

None of the Borrowers, any other Loan Party or any of their respective Subsidiaries is in arrears in payment of any amount to any supplier of Inventory or any Governmental Authority or agency including, without limitation, amounts owing or to be remitted with respect to employee withholdings for income tax or Canada Pension Plan, ERISA payments, harmonized sales taxes (including goods and services and retail sales taxes), other than those being contested in good faith and by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Borrower and any other Loan Party.

(l)	Locations.

The offices where the Borrowers and each other Loan Party keep their books, records and accounts (or copies thereof) concerning the Collateral, the Borrowers’ and each other Loan Party’s principal place of business and all other places of business, locations of Collateral and post office boxes of the Borrowers and each other Loan Party are as set forth in Schedule B hereto (as such schedule is updated from time to time in accordance with the terms of this Agreement).

(m)	Equipment and Locations; Real Property.

The Collateral, including without limitation, the Borrowers’ and any other Loan Party’s Equipment is, and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on Schedule B (as such schedule is updated from time to time in accordance with the terms of this Agreement), and at other locations within those jurisdictions where the Lender has perfected security over the Collateral of the relevant Loan Party and of which the Lender has been advised by the Borrowers in writing. Schedule B (as such schedule is updated from time to time in accordance with the terms of this Agreement) also contains a complete and accurate list of the addresses of all Real Property and other premises where the Borrowers or any Loan Party rents or licenses space or stores Collateral, together with, in the case of non-owned Real Property or such other premises, the name and mailing address of the owner of such Real Property.

(n)	Collateral Used in More than One Jurisdiction.

If any of the Collateral consists of Goods (other than Inventory) of a type normally used in more than one province, whether or not actually so used, the Borrowers shall immediately give written notice to the Lender of any use of any such Goods in any province other than a province in which the Borrowers have previously advised the Lender such Goods shall be used, and such Goods shall not, unless the Lender shall otherwise consent in writing, be used outside of those jurisdictions where the Lender has perfected security over the Collateral of the relevant Loan Party.

(o)	Other Security Agreements.

No security agreement, financing statement or analogous instrument exists or shall exist with respect to any of the Collateral other than any security agreement, financing statement or analogous instrument evidencing Permitted Liens.

(p)	Accounts and Inventory.

Each Account or item of Inventory which the Borrowers shall, expressly or by implication, request the Lender to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of Eligible Account and Eligible Inventory and as otherwise established by the Lender from time to time, and the Borrowers shall promptly notify the Lender in writing within five (5) days of the Borrowers becoming aware if any such Eligible Account or Eligible Inventory shall subsequently become ineligible. No Accounts owing from any party related to or affiliated with the Borrowers, any other Loan Parties or any of their respective direct or indirect shareholders, directors, officers or employees is or shall be due and payable more than thirty (30) days after the stated invoice date thereof.

(q)	Ownership of Collateral; Liens.

The Borrowers and each other Loan Party are and shall at all times be the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by the Borrowers and each other such Loan Party, free from all Liens whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens. Each Real Property Lease is in full force and effect and unamended (except as disclosed to the Lender) and the Borrowers are not in default under any of their obligations thereunder, and are not aware of any circumstances that would constitute a breach thereunder and, to the knowledge of the Borrowers, none of the other parties to each Real Property Lease are in material default of any of their respective obligations thereunder.

To the knowledge of the Borrowers, after inquiry, all of the buildings, structures, improvements, appurtenances and fixtures (collectively in this subsection 11(q) “buildings and structures”) situated on or forming part of the Real Property owned by a Loan Party are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and the Borrowers and each other Loan Party, as the case may be, have adequate rights of ingress and egress to and from all of the buildings and structures for the operation of the Borrowers’ or such other Loan Party’s business in the ordinary course. Without limiting the generality of, and in additional to, the foregoing:

(i)	the Real Property owned by a Loan Party and the current uses thereof by the Borrowers or other Loan Party, as the case may be, comply in all respects with Applicable Law;

(ii)

except as disclosed in writing to the Lender, no alterations, repairs, improvements or other work have been ordered, directed or requested in writing under any Applicable Law by any Person with respect to the Real Property owned by a Loan Party or the buildings and structures or with respect to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works, which alteration, repair, improvement or other work has not been completed;

(iii)

unless otherwise disclosed to the Lender, to the knowledge of the Borrowers, all accounts for material, work and services with respect to the Real Property owned by a Loan Party (except for current accounts the payment dates of which have not yet passed) have been fully paid and satisfied and no Person is entitled to claim a lien under the Construction Lien Act (Ontario) or any similar applicable legislation in any other jurisdiction against such Real Property; and

(iv)

there is nothing owing by the Borrowers or any other Loan Party in respect of the supply to or the use by it of water, gas, electrical power or energy, steam or hot water, or other utilities (except for current accounts the payment dates of which have not yet passed).

(r)	Information.

All written information now, heretofore or hereafter furnished by the Borrowers or any other Loan Party to the Lender is and shall be true and correct in all material respects as of the date with respect to which such information was or is furnished (except for financial projections, which have been and shall be prepared in good faith based upon assumptions).

(s)	Affiliate Transactions.

None of the Borrowers or any other Loan Party is conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities pursuant to or in connection with which any of the Collateral is now, or will (while any Liabilities remain outstanding) be owned by any Affiliate, including, without limitation, any Subsidiary save and except (i) as otherwise permitted by the terms of this Agreement; or (ii) in the ordinary course of business and upon fair and terms no less favourable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrowers or such Subsidiary.

(t)	Use of Equipment.

With respect to the Borrowers’ and each other Loan Party’s Equipment: (i) subject to Permitted Liens, the Borrowers and each other Loan Party have good and marketable title to and ownership of all Equipment purportedly owned by them; (ii) the Borrowers and each other Loan Party have kept and maintained such Equipment in good operating condition and repair and have made all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained, ordinary wear and tear excepted and except where the failure to do so would not have, either individually or in the aggregate, a Material Adverse Effect; and (iii) none of the Borrowers or any other Loan Party has permitted any such items to become a fixture to real property (including to any of the Real Property) or an accession to other personal property unless disclosed to the Lender or the Lender has a charge/mortgage on applicable Real Property.

(u)	Margin Securities and Use of Proceeds.

(i)

None of the Borrowers or any other Loan Party owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities.

(v)	Employment Matters.

Except as set forth in Schedule 11(f), there are no labour disputes pending or threatened between the Borrowers, any other Loan Party or any of their respective Subsidiaries and any of their employees or any union representing any employees, other than those which are not, in the aggregate, likely to have a Material Adverse Effect with respect to the Borrowers, such Loan Party or any such Subsidiary. The Borrowers, each of the other Loan Parties and each of their respective Subsidiaries are in compliance in all material respects with all Applicable Law respecting employment and employment terms, conditions and practices, except where the failure to so comply would not have a Material Adverse Effect with respect to the Borrowers, such Loan Party or any such Subsidiary. Except as set forth in Schedule 11(v) hereto, none of the Borrowers, any other Loan Party or any of their respective Subsidiaries is a party to any other labour, union or collective bargaining agreement.

(w)	Intellectual Property.

The Borrowers, each other Loan Party and each of their respective Subsidiaries possess, and shall continue to possess, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue to conduct their business as heretofore conducted by them, details of all of which are described on Schedule 11(w) save and except to the extent that any Person who has licensed or granted the Borrowers, any Loan Party or any of their respective Subsidiaries the right to use any such licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles or trade names which are owned by such Person terminates the use of same, and except where the failure to possess same would not have a Material Adverse Effect. All such licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names which are not owned by the Borrowers, any other Loan Party or any of their respective Subsidiaries are currently being used by the Borrowers, any other Loan Party or any of their respective Subsidiaries in accordance and in compliance, in all material respects, with the terms and conditions of use of any such licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names and the Borrowers and the other Loan Parties are not aware of any reason why any such use would be terminated.

(x)	Authorized and Issued Capital.

Schedule 11(x) attached hereto sets out, in respect of the Borrowers, each other Loan Party and each of their respective Subsidiaries, each such party’s authorized and issued Equity Interests and the direct or indirect registered and beneficial holders of all such Equity Interests. All issued and outstanding Equity Interests of the Borrowers, each other Loan Party and each of their respective Subsidiaries have been validly issued under Applicable Law, are fully-paid and non-assessable.

(y)	Environmental Laws.

Except as disclosed in Schedule 11(y) hereto: (i) the operations and properties of the Borrowers, each other Loan Party and each of their respective Subsidiaries comply with all applicable Environmental Laws except for any non-compliance which would not have a Material Adverse Effect with respect to any of them; (ii) the Borrowers, each other Loan Party and each of their respective Subsidiaries and all of their present facilities or operations and properties, as well as to the knowledge of the Borrowers and each other Loan Party their past facilities or operations and properties, are not subject to any judicial proceeding or administrative proceeding or any outstanding written order or agreement with any Governmental Authority or private party respecting (a) any Environmental Law or; (b) any Environmental Claim arising from the Release of a Contaminant into the environment in each case which would have a Material Adverse Effect; (iii) to the best of the knowledge of the Borrowers and each other Loan Party, none of their operations or properties are subject to any federal, provincial or state investigation evaluating whether any remedial work is needed to respond to a Release of any Contaminant into the environment in each case which would have a Material Adverse Effect with respect to any of them; (iv) none of the Borrowers, any other Loan Party or any of their respective Subsidiaries nor any other predecessor of any of the Borrowers, any other Loan Party or any of their respective Subsidiaries has, to the best of the knowledge of the Borrowers, and each other Loan Party, carried on the past or present facilities or operations or properties of the Borrowers, any of the other Loan Parties or any of their respective Subsidiaries, any past or present treatment, storage, or disposal of a Hazardous Material, nor, to the best of knowledge of the Borrowers and each other Loan Party, have the Borrowers, any other Loan Party or any of their respective Subsidiaries or, any prior owner or operator on any of the properties of the Borrowers, any other Loan Party or any of their respective Subsidiaries reported a spill or Release of a Contaminant into the environment in each case which would have a Material Adverse Effect with respect to any of them; (v) none of the Borrowers, any other Loan Party or any of their respective Subsidiaries has been notified that it has any liability in connection with any Release of any Contaminant into the environment in each case which would have a Material Adverse Effect with respect to any of them; (vi) none of the operations, past or present, of the Borrowers, any other Loan Party or any of their respective Subsidiaries involve the generation, transportation, treatment or disposal of Hazardous Materials in violation of Environmental Laws, in each case which would have a Material Adverse Effect with respect to any of them; (vii) none of the Borrowers, any other Loan Party or any of their respective Subsidiaries has disposed of any Contaminant by placing it in or on the ground or waters of any premises owned, leased or used by any of them and to the knowledge of the Borrowers or any other Loan Party neither has any lessee, prior owner, prior operator or occupant or other person in each case which would have a Material Adverse Effect with respect to the Borrowers, any other Loan Party or any of their respective Subsidiaries; (viii) no surface impoundments, and to the best knowledge of the Borrowers or any other Loan Party, no underground storage tanks, are on any properties of the Borrowers, any other Loan Party or any of their respective Subsidiaries that would or are likely to have a Material Adverse Effect on any of the Borrowers, any other Loan Party or any of their respective Subsidiaries; and (ix) to the best of the knowledge of the Borrowers and any other Loan Party, no lien in favour of any Governmental Authority for (A) any liability under any Environmental Laws, or (B) damages arising from or costs incurred by such Governmental Authority in response to a Release of a Contaminant into the environment, has been filed or attached to the property of the Borrowers, any other Loan Party or any of their respective Subsidiaries.

(z)	Pension and Other Benefits.

All Plans sponsored by the Borrowers or any other Loan Party are registered under, and in compliance in all material respects with, all requirements of Applicable Law, all payments, reports, returns and filings required to be made thereunder have been made. No such Plan contains a “defined benefit provision” as such term is defined in subsection 147.1(1) of the ITA. All such Plans have been administered in accordance with their terms and provisions of Applicable Law except where failure to do so would or could reasonably not be expected to have a Material Adverse Effect. In respect of Plans which are registered pension plans within the meaning of the ITA, to the best of the Borrowers’ or other Loan Party’s knowledge, there have been no partial wind-ups of any Plans, no unauthorized merger of such Plans, no unauthorized withdrawal of funds from such Plans and no improper contribution holidays taken in respect of such Plans which would or could be reasonably expected to have a Material Adverse Effect. Where applicable, all Plans are fully funded on both a going concern and solvency basis as at the Closing Date. Where the most recent actuarial valuation report that has been filed with the applicable governmental authorities for any such Plan discloses a going concern unfunded actuarial liability, past service unfunded actuarial liability or solvency deficiency as at the date of such valuation, the Borrowers or a Loan Party are making payments in accordance with valuation report and Applicable Law. All employer or employee payments, contributions and premiums that the Borrowers or a Loan Party is required to remit or pay to in respect of each Union Plan have been remitted or paid in a timely fashion in accordance with the terms of the Union Plan, the applicable collective agreement or participation agreement, and all Applicable Laws. No Canadian Plan Termination Event has occurred and the Canadian Borrower is not aware of any fact, event or circumstance that could reasonably be expected to constitute or result in a Canadian Plan Termination Event with respect to any Plan. Except as set forth on Schedule 11(z) hereto, none of the Borrowers, any other Loan Party or any of their respective Subsidiaries sponsors, administers, maintains or contributes to any other Plans or Union Plans.

(aa)	U.S. ERISA and Employee Benefit Matters.

(i)	As of the Closing Date, no U.S. Loan Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 11(z);

(ii)

Each U.S. Loan Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service of the United States to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any U.S. Loan Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(iii)

As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service of the United States been received or requested with respect to any Pension Plan, nor has any U.S. Loan Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan that could not reasonably be expected to have a Material Adverse Effect;

(iv)

Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no U.S. Loan Party nor any ERISA Affiliate has: (A) engaged in a non-exempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v)	No Termination Event has occurred or is reasonably expected to occur;

(vi)

Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrowers, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any U.S. Loan Party or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan;

(vii)

No U.S. Loan Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(bb)	Investment Property.

Except as provided in subsection 11(x) of this Agreement, none of the Borrowers or any Loan Party owns or has any interest in any Investment Property, including, for greater certainty, none of the Borrowers or any other Loan Party maintains any Securities Account or Futures Account with any Securities Intermediaries or Futures Intermediaries, respectively.

(cc)	U.S. Government Regulation.

None of the Borrowers, any other Loan Party or any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940 as enacted in the United States, as amended) and none of the Borrowers, any other Loan Party or any Subsidiary thereof is, or after the extension of any Loan will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(dd)	Tax Returns and Payments.

Each Borrower, every other Loan Party and each Subsidiary thereof has duly filed or caused to be filed all material federal, state, provincial, territorial, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, provincial, territorial, local and other Taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Borrower, each other Loan Party and each Subsidiary thereof). Such returns accurately reflect in all material respects all liability for Taxes of the Borrower, any other Loan Party or any Subsidiary thereof for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower and any other Loan Party, other investigation by any Governmental Authority of the Tax liability of the Borrower, any other Loan Party or any Subsidiary thereof. No Governmental Authority has asserted any Lien or other claim against the Borrower, any other Loan Party or any Subsidiary thereof with respect to unpaid Taxes which has not been discharged or resolved (other than (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the Borrower and any other Loan Party and (ii) Permitted Liens). The charges, accruals and reserves on the books of the Borrower, any other Loan Party and each Subsidiary thereof in respect of federal, state, provincial, territorial, local and other Taxes for all Fiscal Years and portions thereof since the organization of the Borrower, any other Loan Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower do not anticipate any additional Taxes or assessments for any of such years.

(ee)	Sanctions and other Anti-Terrorism Laws.

No Covered Entity, nor any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Person, or (iii) directly, or indirectly through any third party, derives any of its operating income from investments in, or is engaged in any transactions or other dealings with or for the benefit of, any Sanctioned Persons or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Ant-Terrorism Laws. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to a Sanctioned Person. No Collateral is Embargoed Property.

(ff)	Anti-Corruption Laws.

Each Covered Entity has (i) conducted its business in compliance with all Anti-Corruption Laws and (ii) has instituted and maintains policies and procedures designed to ensure compliance with such Anti-Corruption Laws.

(gg)	Combined EBITDA and Combined Revenue.

The Combined EBITDA represents at least 95% of the Consolidated EBITDA and the Combined Revenue represents at least 95% of the Consolidated Revenue.

The Borrowers and each other Loan Party represent, warrant and covenant to the Lender that all representations, warranties and covenants of the Borrowers and of any other Loan Party contained in this Agreement or any of the Loan Documents (whether appearing in sections 11 or 12 hereof or elsewhere) shall be true at the time of the Borrowers’ and each other Loan Party’s execution of this Agreement, shall survive the execution, delivery and acceptance hereof and thereof by the parties hereto and thereto and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full of all of the Liabilities and termination of this Agreement, and shall be remade by the Borrowers and each such Loan Party at the time each Loan is made pursuant to this Agreement.

12.    COVENANTS

Until payment or satisfaction in full of all Liabilities and termination of this Agreement, unless the Borrowers obtain the Lender’s prior written consent waiving or modifying any of the Borrowers’ or any other Loan Party’s covenants hereunder in any specific instance, the Borrowers and each other Loan Party, jointly and severally, agree as follows:

(a)	Locations; Books and Records.

The Borrowers shall promptly (but in no event less than ten (10) Business Days prior thereto) advise the Lender in writing of any proposed change of the principal place of business, proposed opening of any new place of business, the closing of any existing place of business or the opening or closing of any post office box of the Borrowers or of any other Loan Party. Except where the failure to do so would not have a Material Adverse Effect, the Borrowers and each other Loan Party shall at all times keep accurate and complete books, records and accounts with respect to all of the Borrowers’ and each other Loan Party’s business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule B (as such schedule is updated from time to time in accordance with the terms of this Agreement) (other than duplicates maintained at any Parent entity’s offices).

(b)	Material Adverse Effect and other Notifications.

The Borrowers shall promptly advise the Lender in writing of any Material Adverse Effect in respect of the Borrowers, any other Loan Party or any of their respective Subsidiaries or the occurrence of any Default or Event of Default. Without limiting the generality of the foregoing, the Borrowers shall immediately notify the Lender in writing of any termination, assignment or other dealing in respect of any Real Property Leases to which the Borrowers, any other Loan Party or any of their respective Subsidiaries is a party.

(c)	Audits and Inventory Appraisals.

(i)

The Lender, or any Persons designated by the Lender, shall have the right, on prior written notice by facsimile or email in accordance with subsection 17(a) hereof (unless an Event of Default has occurred and has not been waived in writing by the Lender then such right may be exercised without prior notice), at any time during normal business hours through audits scheduled once in each twelve (12) month period (or more frequently during the occurrence and of a Default or Event of Default that has not been waived in writing by the Lender) to call at the Borrowers’ or any other Loan Party’s places of business or at any warehouse or storage facility where property or assets of the Borrower or any other Loan Party are located at any times, and, without hindrance or delay, to inspect the Collateral and to inspect, check and make extracts from the Borrowers’ and any other Loan Party’s books, records, journals, orders, receipts and any correspondence and other data relating to the Borrowers’ and any other Loan Party’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning the Borrowers’ or any other Loan Party’s business as the Lender may consider under the circumstances; provided that, so long as Excess Availability has been below twenty percent (20%) of the Borrowing Base for five (5) consecutive Business Days at any time during any Fiscal Year, the Lender or any Persons designated by the Lender, shall have the right, as its option, twice in each twelve (12) month period to inspect the Collateral and to inspect the Borrowers’ or any other Loan Party’s business unless and until Excess Availability is above twenty percent (20%) of the last Borrowing Base for at least thirty (30) consecutive days.

(ii)

The Borrowers shall pay to or reimburse the Lender for all fees, costs, and out-of-pocket expenses incurred by the Lender in the exercise of its rights pursuant to this subsection 12(c) hereunder (in addition to the fees payable by the Borrowers pursuant to subsection 5(h) hereof in connection with the Lender’s examination of Borrowers’ or any other Loan Party’s books and records and Collateral), including, without limitation, reimbursing the Lender on the last day of each month, in arrears, for the amount of a monitoring fee charged by Collateral Services Inc. (currently U.S. $120 per month for an Account aging listing, U.S. $160 per month for an Inventory listing and U.S.$160 per month for an Equipment Listing but subject to change, and a one-time set up fee of U.S. $850 for an Account aging listing, a one time setup fee of U.S $1,000 for an Inventory listing, and a one time setup fee of U.S.$1,000 for an Equipment Listing) and all of such costs, fees and expenses shall constitute Revolving Loans hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

(iii)

The Lender or any Persons designated by the Lender, shall have the right, at its option, once in each twelve (12) month period to commission an appraisal of the Borrowers’ or any other Loan Party's Inventory and, upon an Event of Default which has not been waived in writing by the Lender, such additional appraisals of the Inventory in the Lender's Permitted Discretion, in each case by an appraiser satisfactory to the Lender and at the expense of the Borrowers. If Excess Availability has been below twenty percent (20%) of the Borrowing Base for five (5) consecutive Business Days at any time during any Fiscal Year, the Lender or any Persons designated by the Lender, shall have the right, at its option, twice in each twelve (12) month period to commission an appraisal unless and until Excess Availability is above twenty percent (20%) of the Borrowing Base for at least thirty (30) consecutive days.

(iv)

The Lender or any Persons designated by the Lender, shall have the right, at its option, once in each twelve (12) month period to commission an appraisal of the Borrowers’ or any other Loan Party's Equipment and, upon an Event of Default which has not been waived in writing by the Lender, such additional appraisals of the Equipment in the Lender's Permitted Discretion, in each case by an appraiser satisfactory to the Lender and at the expense of the Borrowers. If Excess Availability has been below twenty percent (20%) of the Borrowing Base for five (5) consecutive Business Days at any time during any Fiscal Year, the Lender or any Persons designated by the Lender, shall have the right, at its option, twice in each twelve (12) month period to commission an appraisal unless and until Excess Availability is above twenty percent (20%) of the Borrowing Base for at least thirty (30) consecutive days.

(d)	Insurance.

(i)

The assets and properties of the Borrowers and the other Loan Parties at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of the Borrowers and such other Loan Parties so that such insurance shall remain in full force and effect. The Borrowers and each other Loan Party shall keep the Collateral properly housed and shall keep the Collateral insured against such risks and in such amounts as the Lender may require and under policies in such form as shall be satisfactory to the Lender. Originals or certified copies of such policies of insurance have been, or on the Closing Date, shall be, delivered to the Lender together with evidence of payment of all premiums therefor, and shall contain, inter alia, an endorsement, in form and substance acceptable to the Lender, showing loss under such insurance policies payable to the Lender as first loss payee and first mortgagee. Such endorsement, the other terms of the said policies, or an independent instrument furnished to the Lender, shall provide that the insurance company shall give the Lender at least thirty (30) days written notice before any such policy of insurance is materially altered or cancelled and shall include a standard mortgage clause providing, inter alia, that no act or omission, whether wilful or negligent, or default of the Borrowers or any other Person shall affect the right of the Lender to recover under such policy of insurance in case of loss or damage. The Borrowers shall, within fifteen (15) days from the Closing Date, deliver to the Lender an insurance binder letter in compliance with the provisions of this subsection 12(d)(i). The Borrowers and each other Loan Party hereby direct all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Lender and the Lender shall apply such proceeds in accordance with the provisions of this Agreement and the Lender shall give same day credit for such proceeds received before 2:00 p.m. on such day. The Borrowers and each other Loan Party irrevocably, make, constitute and appoint the Lender (and all officers, employees or agents designated by the Lender) as the Borrowers’ and each such other Loan Party’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of the Borrowers or any other Loan Party, as applicable, on any cheque, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.

(ii)

The Borrowers, each other Loan Party and each of their respective Subsidiaries shall maintain, at their expense, such public liability and third party property damage insurance and business interruption insurance as is customary for Persons engaged in businesses similar to that of the Borrowers, each other Loan Party and each of their respective Subsidiaries with financially sound and reputable insurance companies or associations and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to the Lender. Originals or certified copies of such policies have been, or on the Closing Date, shall be, delivered to the Lender together with evidence of payment of all premiums therefor. Each such policy shall contain an endorsement showing the Lender as additional insured thereunder and providing that the insurance company or association shall give the Lender at least thirty (30) days written notice before any such policy of insurance shall be materially altered or cancelled and the Borrowers shall give the Lender at least thirty (30) days written notice before any such policy of insurance shall be materially altered or cancelled. The Borrowers shall, within fifteen (15) days from the Closing Date, deliver to the Lender an insurance binder letter in compliance with the provisions of this subsection 12(d)(ii).

(iii)	The Borrowers shall deliver to the Lender evidence of payment of all insurance premiums to be paid on account of insurance required pursuant to this Agreement.

(iv)

If the Borrowers, any other Loan Party or any of their respective Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrowers or any other Loan Party hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as the Lender deems advisable. All sums disbursed by the Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable legal fees and disbursements (on a solicitor-client basis), shall constitute Revolving Loans hereunder and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

(v)

The Borrowers shall promptly advise the Lender of the occurrence of any damage to any property and assets of the Borrowers, any Loan Party or any of their respective Subsidiaries, including any of the Collateral, which damage is in excess of Two Hundred Fifty Thousand U.S. Dollars (U.S. $250,000) unless such damage is covered by insurance and the Borrowers notify the Lender in writing of the amount covered.

(vi)

If any part of the Collateral is lost or damaged by fire or other casualty and the insurance proceeds for such loss or damage (y) is greater than One Hundred Thousand U.S. Dollars (U.S. $100,000), in the aggregate for any Fiscal Year, or (z) such insurance proceeds are not re-invested in repair or replacement of the affected assets within one hundred and eighty (180) days from the date of such damage or loss, such proceeds shall be applied against the Liabilities.

(e)	Use of Collateral.

The Borrowers and each other Loan Party shall not use the Collateral, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of the Collateral in any manner that does or could result in material damage to the environment or a violation of any applicable Environmental Laws, or that does or could reasonably be expected to result in an Environmental Claim, in each case which damage, violation or Environmental Claim would have a Material Adverse Effect; the Borrowers and each other Loan Party shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted; the Borrowers and each other Loan Party shall not permit the Collateral, or any part thereof, to be levied upon under execution, attachment, writs of enforcement, distraint or other legal process; the Borrowers and each other Loan Party shall not sell, lease, grant a Lien in or otherwise encumber or dispose of any of the Collateral except for Permitted Liens or as otherwise as expressly permitted by this Agreement and the Borrowers and each other Loan Party shall not permit any Liens except Permitted Liens to attach to the Collateral that could rank either in priority to, or pari passu to the Liens in favour of the Lender granted pursuant to this Agreement, the Collateral Documents or any Loan Documents; and the Borrowers and each other Loan Party shall not secrete or abandon any of the Collateral, or remove or permit removal of any of the Collateral from any of the locations listed on Schedule B (as such schedule is updated from time to time in accordance with the terms of this Agreement) or in any written notice to the Lender pursuant to subsection 11(n) hereof, except for the removal of Inventory sold in the ordinary course of the Borrowers’ or any other Loan Party’s business as permitted herein or the removal of Equipment for the purpose described in subparagraph (iii) in the immediately following paragraph below or otherwise as permitted herein.

With respect to the Borrowers’ and each other Loan Party’s Equipment, the Borrowers and each other Loan Party: (i) shall keep and maintain such Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained, ordinary wear and tear excepted; (ii) the Borrowers and each other Loan Party shall not permit any Equipment to become a fixture to real property (including to any of the Real Property) or an accession to other personal/moveable property except as has been disclosed to the Lender or the Lender has a Lien on the applicable Real Property; (iii) the Borrowers and each other Loan Party shall not dispose of any Equipment except as permitted by this Agreement and except for any obsolete, unused or worn out Equipment and upon any disposition of any such obsolete, unused or worn out Equipment the Borrowers and any such other Loan Party shall ensure that any disposition proceeds in respect thereof are payable and paid to the Lender to be applied by the Lender to such Loans then outstanding save and except to the extent that the Borrowers or such other Loan Party desires to replace such Equipment with similar Equipment then upon notice to the Lender such proceeds may be used in respect thereof; and (iv) the Borrowers and each other Loan Party, immediately on demand by the Lender, shall deliver to the Lender any and all evidence of ownership of any of the Equipment purportedly owned by them.

(f)	Use of Loan Proceeds.

All monies and other property obtained by the Borrowers from the Lender pursuant to this Agreement will be used solely as contemplated by subsection 2(g) hereof.

(g)	No Cash Hoarding

The Borrowers shall not seek an advance hereunder for any purpose other than those noted under section 2(g) as reasonably anticipated to be incurred by the Borrowers in the ordinary course of business. The Borrowers shall not use the proceeds (or permit any other Loan Party to use the proceeds) of any Borrowing to accumulate or maintain cash or cash equivalents in one or more depository or investment accounts maintained by a Loan Party. The Lender may refuse to make any requested Borrowing hereunder which the Lender, acting reasonably, determines would result in contravention of this section 12(g).

(h)	Recordation of Liens.

The Borrowers and each other Loan Party shall, at the request of the Lender, indicate on their records concerning the Collateral a notation, in form satisfactory to the Lender, of the Liens in favour of the Lender, and the Borrowers and each other Loan Party shall not maintain duplicates or copies of such records at any address other than the Borrowers’ principal place of business set forth in Schedule B (as such schedule is updated from time to time in accordance with the terms of this Agreement) hereto (other than duplicates maintained at any Parent entity’s offices); provided, however, that the Borrowers, in the ordinary course of their business, may furnish copies of such records to its accountants, attorneys and other agents or advisors as they may determine to be necessary or desirable, in the exercise of their commercial judgment.

(i)	Taxes and Priority Payables.

The Borrowers, each other Loan Party and each of their respective Subsidiaries shall file all required Tax returns and pay all of their respective Taxes and all Priority Payables when due, including, without limitation, Taxes imposed by federal, provincial or municipal agencies, and shall cause any Liens for Taxes to be promptly released; provided, that the Borrowers, each other Loan Party and each of their respective Subsidiaries shall have the right to contest the payment of such Taxes in good faith by appropriate proceedings so long as: (i) the amount so contested is shown on the Borrowers’, such other Loan Party’s or such respective Subsidiaries’ financial statements and with respect to which reserves in conformity with GAAP have been provided for on the books of the Borrower and any other Loan Party; (ii) the contesting of any such payment does not give rise to a material Lien for Taxes, unless the Borrowers have provided collateral security acceptable in form and substance to the Lender; (iii) upon the occurrence of an Event of Default which has not been waived in writing by the Lender, the Borrowers keep on deposit with the Lender (such deposit to be held without interest) an amount of money which, in the sole judgment of the Lender, acting reasonably, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if the Borrowers, such other Loan Party or any respective Subsidiary fails to prosecute such contest with diligence, the Lender may apply the money so deposited in payment of such Taxes. If the Borrowers, any other Loan Party or any of their respective Subsidiaries fails to pay any such Taxes and in the absence of any such contest by the Borrowers, such other Loan Party or any respective Subsidiary, the Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such Taxes and/or to secure the release of any Lien therefor, and any sums so advanced by the Lender shall constitute Revolving Loans hereunder, shall be payable by the Borrowers to the Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

(j)	Indebtedness.

None of the Borrowers, any other Loan Party or any of their respective Subsidiaries shall, without the prior written consent of the Lender, (i) incur, create, assume or suffer to exist any indebtedness other than Permitted Indebtedness; or (ii) assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person (other than to the Lender), except by (a) endorsement of instruments for deposit or collection, (b) similar transactions in the ordinary course of the Borrowers’, any other Loan Party’s or any of their respective Subsidiaries’ business or (c) in connection with any Permitted Indebtedness.

(k)	Mergers, Sales, Acquisitions and Other Transactions.

Each Borrower and each other Loan Party shall not, and shall cause its respective Subsidiaries not to, without the prior written consent of the Lender:

(i)

enter into any merger, amalgamation or consolidation, or consummate an LLC Division, or wind up, liquidate or dissolve, or sell, lease or otherwise dispose of all or substantially all of its assets (including, in each case, by way of an LLC Division); provided, that any Subsidiary which is wholly-owned, directly or indirectly by a Loan Party, may amalgamate or merge with any other Loan Party, so long as, in the case of any such amalgamation or merger, such Loan Party shall be the survivor thereof and that (I) the amalgamated or merged corporation or entity confirms to the Lender in writing (in form and substance satisfactory to the Lender, acting reasonably) that the amalgamated or merged corporation or entity is liable, by operation of law or otherwise, for the obligations of the applicable Loan Party under the Loan Documents, as the case may be, and (II) such amalgamated or merged corporation or entity forthwith delivers to the Lender a certificate of an Authorized Officer attaching the new articles, by-laws and incumbency information for such amalgamated or merged corporation or entity, and any replacement share certificates for Equity Interests previously pledged to the Lender (together with executed replacement powers of attorney), and (III) the Lender receives such legal opinions and other acknowledgements or agreements from the applicable Persons as the Lender may reasonably require; or

(ii)	create any new Subsidiary or Affiliate unless the provisions of subsection 12(y) are complied with; or

(iii)	make any Acquisition; or

(iv)	issue any Equity Interests of, or warrants or other rights to receive or purchase any Equity Interests of, any class of its stock other than in connection with any Permitted Distributions; or

(v)

purchase, invest or otherwise acquire (in any manner whatsoever) any interest in any Investment Property (including for greater certainty maintain any Securities Account or Futures Account with any Securities Intermediary or Futures Intermediary, respectively) (other than Permitted Investments), or

(vi)	enter into any transaction outside the ordinary course of the Borrowers’, any other Loan Party’s or any of their respective Subsidiaries’ business unless specifically permitted by this Agreement.

(l)	Dividends and Distributions.

Each Borrower and each other Loan Party shall not, and shall cause each of its Subsidiaries not to, make any distribution of funds or property including, without limitation: (i) declare or pay any bonus (other than pursuant to subsection 12(o)), dividend or other distribution (whether in cash or in kind) on, purchase, redeem or retire any of its Equity Interests, or make any payment on account of, or set apart assets for the repurchase, redemption, defeasance or retirement of, any class of its stock; or (ii) make any optional payment or prepayment on or redemption (including without limitation by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than indebtedness pursuant to this Agreement, or (iii) make any payment on or in respect of any indebtedness, or any interest, fee or other payment, to any Parent, Subsidiary, Affiliate or other related Person, other than the following:

(i)

effective January 1, 2025, each of the Borrowers and each other Loan Party shall be entitled to declare and pay dividends to any shareholder, provided, that (A) the Term Loan has been repaid in full, (B) immediately prior to and after making any such payment (x) the Fixed Charge Coverage Ratio, calculated without benefit to any Permitted Financial Covenant Equity Contribution, shall not be less than 1.25:1.00, (y) no Default or Event of Default has occurred and is continuing or would result therefrom, and (z) the Borrower maintains Excess Availability of not less than the greater of (I) twenty percent (20%) of the Borrowing Base and (II) Five Million U.S. Dollars (USD $5,000,000), and (C) at the request of the Lender, the Borrowers have delivered a pro forma compliance certificate, in form and substance satisfactory to the Lender, certifying compliance with the foregoing and which shall include detailed calculations of the financial covenants therein.

(m)	Investments and Loans.

Each Borrower and each other Loan Party shall not, and shall cause its respective Subsidiaries not to, make any loans to, or investments in, any Person, whether in cash, securities or other property of any kind, other than each of the following (collectively, “Permitted Investments”):

(i)

investments agreed to in writing by the Lender and received in connection with the bankruptcy or reorganization of customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers, arising in the ordinary course of business;

(ii)

equity investments in or intercompany loans to (in each case, in the ordinary course of business) any other Loan Party or by any Subsidiary of a Loan Party to such Loan Party; provided that, in the case of any intercompany loans, the parties with respect thereto have executed and delivered an intercompany subordination agreement to Lender and such loans owing to a Loan Party are evidenced by notes endorsed and delivered to the Lender (and the Lender shall have a first priority perfected security interest therein) and, in the case of any such Equity Interest, such Equity Interests are pledged to and delivered to the Lender (together with executed stock powers and irrevocable proxies relating thereto in form and substance reasonably satisfactory to the Lender) and the Lender shall have a first priority perfected security interest therein; and

(iii)	the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of business.

(n)	Corporate Existence; Amendments to Constating Documents.

The Borrowers and each other Loan Party shall, and shall cause each of their respective Subsidiaries to, preserve and keep in force and effect their respective existence, corporate or otherwise, and all material franchises, licenses, rights, privileges and permits necessary for the proper conduct of their respective businesses, except where the failure to maintain such franchises, license, privileges and permits would not have a Material Adverse Effect. None of the Borrowers or any other Loan Party shall, and shall cause their respective Subsidiaries not to, except with the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed, amend its Constating Documents in a manner that would adversely affect the Lender.

(o)	Salaries and Bonuses.

None of the Borrowers or any other Loan Party shall, except with the prior written consent of the Lender, pay any amount to any of its officers and/or directors in their capacities as officers and directors by way of salary, bonus, commission, directors fees, executive management compensation or otherwise unless it is in the ordinary course of business, consistent with past practices and reflected in the budget and forecast the applicable Loan Party, and approved by the applicable board of directors or members of the applicable Loan Party.

(p)	Financial Covenants.

The Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of the Borrowers delivered on or before the Closing Date, and on a consolidated and consolidating basis:

(i)

Capital Expenditures. The Borrowers shall not, subject to the Lender’s prior written consent, incur Capital Expenditures in excess of one hundred ten percent (110%) of the annually budgeted Capital Expenditures relating to maintenance or repairs for any Fiscal Year;

(ii)

Fixed Charge Coverage Ratio. Commencing January 31, 2025, the Borrowers shall be required to maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 at all times and tested monthly. If the Fixed Charge Coverage Ratio falls below such threshold, the Loan Parties shall cause BBX Capital, Inc. to immediately provide a Permitted Financial Covenant Equity Contribution.

(iii)

Trailing Twelve-Month EBITDA. Commencing on the Closing Date and ending on December 31, 2024, the Borrowers shall maintain EBITDA (on a trailing basis beginning with the month ending September 30, 2023, and as of the August 30, 2024 measurement period and all future periods, on a trailing twelve-month basis) in accordance with the schedule immediately below:

September 30th 2023	US $141,662.52
October 31st 2023	US $544,723.34
November 30th 2023	US $904,951.74
December 31st 2023	US $1,052,705.73
January 31st 2024	US $1,455,422.43
February 29th 2024	US $1,928,944.68
March 30th 2024	US $2,388,870.87
April 30th 2024	US $2,873,709.93
May 31st 2024	US $3,428,882.94
June 30th 2024	US $3,954,979.93
July 31st 2024	US $4,492,420.78
August 31st 2024	US $5,047,190.73
September 30th 2024	US $5,388,550.09
October 31st, 2024	US $5,561,637.25
November 30th 2024	US $5,846,881.04
December 31st 2024	US $6,236,869.98

If the trailing-twelve month EBITDA falls below the scheduled thresholds above, the Loan Parties shall cause BBX Capital, Inc. to immediately provide a Permitted Financial Covenant Equity Contribution.

It is agreed that any Permitted Financial Covenant Equity Contribution shall be included for purposes of the calculation of Excess Availability and compliance with subsection 12(q) under this Agreement.

(q)	Excess Availability.

The Borrowers shall maintain Excess Availability of no less than Three Million U.S. Dollars (U.S. $3,000,000). If Excess Availability falls below such threshold for five (5) consecutive Business Days, the Loan Parties shall cause BBX Capital, Inc. to immediately provide a Permitted Excess Availability Equity Contribution.

It is agreed that any Permitted Excess Availability Equity Contribution shall be disregarded for purposes of the calculation of EBITDA and compliance with subsections 12(p)(ii) and 12(p)(iii) under this Agreement.

(r)	Combined EBITDA and Combined Assets.

The Borrower shall ensure that (i) the Combined EBITDA of the Loan Parties represents at least 90% of the Consolidated EBITDA of the Borrower, and (ii) the Combined Assets of the Loan Parties represent at least 90% of the Consolidated Assets of the Borrower.

(s)	Designation of Subsidiaries as Loan Parties.

If at any time the:

(i)	Combined EBITDA represents less than 95% of the Consolidated EBITDA; or

(ii)	Combined Revenue represents less than 95% of the Consolidated Revenue;

then the Borrowers shall designate one or more direct or indirect wholly-owned Subsidiaries of Holdings to solidarily guarantee the Liabilities in order to comply with each of the aforesaid thresholds (a “Designation”).

Upon a Designation of a direct or indirect wholly owned Subsidiary of Holdings, such direct or indirect wholly-owned Subsidiary will be treated as a guaranteeing Loan Party for all purposes hereunder, including the purposes of calculating the 95% thresholds contemplated in subsections 11(gg), 12(q), 12(r) and 12(s).

(t)	Reimbursement of Expenses.

The Borrowers shall reimburse the Lender for all out-of-pocket costs and expenses (including, without limitation, legal fees and disbursements (on a solicitor-client basis) for outside counsel), relating to it and incurred by the Lender in connection with the documentation and consummation of this transaction and any other related transactions between the Borrowers and the Lender including, without limitation, personal property security and other public record searches, Lien filings, express mail or similar express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs, and in seeking to collect, protect or enforce any rights in or to the Collateral or incurred by the Lender in seeking to collect any Liabilities and to administer and enforce any of the Lender’s rights under this Agreement. The Borrowers shall also pay all normal service charges with respect to bank accounts maintained by the Lender for the benefit of the Borrowers. All such costs, expenses and charges shall constitute Revolving Loans hereunder, shall be payable to the Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

(u)	Bank Accounts, Cash Management and Hedging.

The Borrowers and each other Loan Party shall maintain all banking relationships, bank accounts and cash management and hedging facilities with the Lender, other than Permitted Indebtedness, and all current banking relationships, cash management and hedging facilities which are maintained with Persons other than the Lender shall be terminated and all such other bank accounts closed. No Loan Party will enter into or be party to any Hedging Instrument other than Hedging Instruments entered into with the Lender and for the purposes as provided for in this Agreement and not for speculative purposes of any kind. BBX Capital Real Estate, LLC shall maintain a restricted deposit account with TD Bank, National Association whereby BBX Capital Real Estate, LLC shall at all times maintain a balance equal to the principal amount outstanding under the Term Loan, less the face amount of any current, irrevocable and unconditional letter(s) of credit issued with respect to the Term Loan in favour of the Lender from PNC Bank, National Association, in form and substance satisfactory to the Lender. For greater certainty, at no time shall the balance in such restricted deposit account plus the face amount of any such outstanding letter(s) of credit issued in favour of the Lender from PNC Bank, National Association be less than the principal amount outstanding under the Term Loan, with any such excess to be released by the Lender as BBX Capital Real Estate, LLC may direct;

(v)	Material Changes and Affiliate Transactions.

The Borrowers and each other Loan Party shall not, and shall cause their respective Subsidiaries not to, make any material change in the nature of the business in which the Borrowers, such other Loan Party or such Subsidiaries are currently engaged and, except as permitted hereby, shall purchase Inventory only from parties at arm’s-length to the Borrowers and each other Loan Party, their officers and directors and their direct or indirect shareholders.

(w)	Environmental Compliance.

The Borrowers and each other Loan Party shall, and shall cause their respective Subsidiaries to, conduct their business and occupy their premises in compliance with all Environmental Laws applicable to them, including, without limitation, those relating to the Borrowers’, any Loan Party’s or any such Subsidiaries’ generation, handling, use, storage, and disposal of Hazardous Materials; the Borrowers and each other Loan Party shall take prompt and appropriate action to the extent required under Environmental Laws to respond to any non-compliance or alleged non-compliance with any Environmental Laws and shall regularly report to the Lender on such non-compliance or alleged non-compliance and the Borrowers’, any such other Loan Party’s or any such Subsidiaries’ response, except in each case above for such non-compliance that would not have a Material Adverse Effect. Without limiting the generality of the foregoing, whenever the Borrowers give the notice to the Lender contemplated by subsection 12(x) the Borrowers shall at the Lender’s request and at the Borrowers’ expense:

(i)

cause an independent environmental engineer acceptable to the Lender to conduct, as reasonably warranted in light of the subject matter of the notice, such tests or other evaluations of the site where the Borrowers’, such other Loan Party’s or such Subsidiaries’ non-compliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to the Lender a report addressed to the Lender, or addressed to the Loan Party and on which the Lender may rely containing such qualifications reasonably acceptable to the Lender setting forth the results of such tests or other evaluations, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and

(ii)

provide to the Lender a supplemental report of such engineer whenever the scope of the environmental problems, or the Borrowers’ or any such other Loan Party’s response thereto or the estimated costs thereof shall change. Such reports shall also be addressed to the Lender, or addressed to the Loan Party and on which the Lender may rely, and shall, as requested by the Lender, set out the results of such engineers’ review of, inter alia:

A.

the internal policies and procedures of the Borrowers, such other Loan Party or such Subsidiaries relating to environmental regulatory compliance to ensure that all appropriate steps are being taken by or on behalf of the Borrowers, such other Loan Party or such Subsidiaries to comply with all applicable requirements of Environmental Laws;

B.	progress of compliance deficiencies;

C.	all other environmental audit reports which the Borrowers, any other Loan Party or such Subsidiaries, or any predecessor thereof has commissioned in the normal conduct of its business; and

D.

all environmental reports which have been commissioned by or made available to the Borrowers, any other Loan Party or such Subsidiaries in connection with new Acquisitions, and the engineers’ report and recommendations on results of tests performed or samples taken by it during the course of its review, irregularities or steps which may be taken to ensure continued compliance, as well as such other matters as the Borrowers and/or the Lender may request from time to time.

(x)	Environmental Occurrences.

The Borrowers shall provide written notice to the Lender no later than five (5) Business Days after the happening during the term hereof of any of the following:

(i)

the receipt of a material notice of non-compliance, violation or contravention of any Environmental Laws from any Governmental Authority with respect to the activities carried on by the Borrowers, any other Loan Party or any of their respective Subsidiaries;

(ii)

the receipt of written data or confirmation that there has been an unpermitted spill or other Release of Hazardous Materials upon, under or about or affecting any of the properties owned, operated, leased or occupied by the Borrowers, any other Loan Party or any of their respective Subsidiaries in amounts that are required to be reported under Environmental Laws, or Hazardous Materials at levels or in amounts that are required to be reported, remedied or responded to under Environmental Laws are detected on or in the soil or groundwater;

(iii)

upon the Borrowers, any other Loan Party or any of their respective Subsidiaries having knowledge or become aware that they are or may be liable for any material costs of cleaning up or otherwise remedying a Release of Hazardous Materials;

(iv)

any part of the properties owned, operated, managed, possessed, leased or occupied by the Borrowers, any other Loan Party or any of their respective Subsidiaries or of which the Borrowers, any other Loan Party or any of their respective Subsidiaries otherwise have charge, management or control, is subject to a lien, charge, mortgage or other type of encumbrance under, or may be subject to any order, direction or other administrative proceeding under, any Environmental Laws; or

(v)	the Borrowers, any other Loan Party or any of their respective Subsidiaries undertake any remedial work with respect to any Hazardous Materials contamination in the environment.

(y)	Additional Loan Parties.

Upon Designation of a direct or indirect wholly owned Subsidiary of Holdings, or if, after the Closing Date, the Borrowers or any other Loan Party creates or acquires, either directly or indirectly, any new Material Subsidiary in accordance with the terms of this Agreement, the Borrowers or such other Loan Party, as the case may be, shall, upon such Designation, creation or Acquisition thereof, at the sole option and discretion of the Lender, cause such new Subsidiary to:

(i)	become a guarantor or a joint borrower hereunder;

(ii)

execute and deliver to the Lender (1) a joinder agreement in form and substance satisfactory to the Lender in its capacity as a guarantor or joint borrower, as applicable, (2) any further documents, instruments or agreements as the Lender may reasonably require in order to grant the Lender a perfected first priority Lien (subject only to Permitted Liens) in substantially all of the assets of such new Subsidiary, (3) revised schedules to the Loan Documents reflecting the Borrowers’ ownership interest in such new Subsidiary, and (4) the certificates, if any, representing the Equity Interests of such Subsidiary required to be pledged to the Lender, at its discretion, together with undated stock powers and an irrevocable proxy (or equivalent instruments, as applicable), or if such interest is uncertificated, evidence of the registration of the Lender’s Lien on and security interest in such interest on the books and records of such entity; and

(iii)

execute and deliver all such other instruments, documents and agreements and take such other actions, as the Lender may reasonably request or require to fully evidence and consummate the transactions contemplated in this subparagraph and to ensure the enforceability, perfection and first-priority (subject only to Permitted Liens) of the interests and undertakings hereunder and thereunder, including, without limitation, (A) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, (B) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession and (C) legal opinions in form and substance and from such counsel reasonably satisfactory to the Lender.

(z)	Pension

The Canadian Borrower shall ensure that each of the Plans is administered in accordance with the requirements of the applicable Plan text, funding agreement, any other documents governing the Plan, the ITA and applicable pension standards legislation, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect. The Canadian Borrower shall promptly provide the Lender with any documentation relating to any of the Plans as the Lender may reasonably request. The Canadian Borrower shall notify the Lender within thirty (30) days of: (i) a material increase in the obligations, or liabilities of any Plan: and (ii) the Canadian Borrower assuming any obligation to sponsor, administer, participate in or contribute to any Plan in respect of which the Canadian Borrower did not previously have an obligation to sponsor, administer, participate in or contribute to, as applicable. The Canadian Borrower shall promptly notify the Lender of the occurrence of any partial wind-ups of any Plans, any unauthorized merger of such Plans, any unauthorized withdrawal of funds from such Plans and any improper contribution holidays taken in respect of such Plans which would or could be reasonably expected to have a Material Adverse Effect, or any Canadian Plan Termination Event,.

(aa)	Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(i)

The Loan Parties covenant and agree that: (A) they shall immediately notify the Lender in writing upon the occurrence of a Reportable Compliance Event, and (B) if, at any time, any Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to the Lender, upon request by the Lender, the Loan Parties shall provide substitute Collateral acceptable to the Lender that is not Embargoed Property.

(ii)	Each Covered Entity shall conduct their business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Anti-Corruption Laws.

(iii)

Each Loan Party hereby covenants and agrees that until the last day of the Term, such Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

(iv)

Each Loan Party hereby covenants and agrees that until the last day of the Term, such Loan Party and its Subsidiaries will not: (a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person, (b) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctions Person or Sanctioned Jurisdiction, (c) repay the Loans with Embargoed Property or funds derived from any unlawful activity, (d) permit any Collateral to become Embargoed Property, or (e) cause any Lender or Agent to violate any Anti-Terrorism Law.

(v)

Each Loan Party hereby covenants and agrees that until the last day of the Term, such Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

(bb)	Compliance with ERISA.

Each of the US Borrower and Holdings hereby agrees to (a) except where the failure to observe the following could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code, and (b) furnish to the Lender upon the Lender’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Lender.

(cc)	Holding Company Status.

Holdings shall not (a) engage in any activities other than acting as a holding company and transactions incidental thereto, maintaining its corporate existence, and entering into and performing its obligations under the Loan Documents, (b) hold any assets other than all of the issued and outstanding Equity Interests of the Borrowers or any Subsidiary of the Borrowers, or (c) incur any liabilities other than under this Agreement, the Loan Documents, and obligations incurred in the ordinary course of business related to its existence, including taxes, franchise or other entity existence taxes and fees payable to any Governmental Authority.

13.    CONDITIONS PRECEDENT

(a)	Closing Deliveries.

The obligation of the Lender to fund the initial Loans, issue an initial Letter of Credit (if any) and extend any outstanding Letter of Credit issued under the Original Credit Agreement is subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

(i)

Completion by the Lender to its sole satisfaction of its review of the management prepared interim financial statements (including balance sheets, cash flow statements and profit and loss statements) as at January 31, 2024, with respect to the Borrowers, each other Loan Party and any other information and material requested by the Lender to ensure that, among other things, no changes have occurred that would result in a material amendment, as determined by the Lender, to any of the financial forecasts and other information provided by the Borrowers to the Lender.

(ii)	[Reserved]

(iii)

No material adverse change in the facts and information presented by the Borrowers or others on the Borrowers’ behalf has occurred and no material litigation or claims (in the sole judgment of the Lender) with respect to any aspect of Borrowers’, any other Loan Party’s or any of their respective Subsidiaries business or assets shall have occurred.

(iv)

The Lender shall have received, in form and substance satisfactory to it in its discretion, each of the Collateral Documents including each of the security documents, agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 13(a)(iv), evidence of all registrations as required and confirmation of its first priority Lien in the Collateral (subject only to Permitted Liens). The Lender is hereby authorized to file any and all financing statements against the Borrowers and any other Loan Party in any province or territory of Canada, in any state or territory of the United States or in the District of Columbia and in any other jurisdiction in accordance with the Laws of such province, territory, state or jurisdiction wherein it may reasonably determine that such filing is desirable in order to perfect its interest in the Collateral.

(v)

No event shall have occurred which has had or could be expected to have a Material Adverse Effect with respect to the Borrowers, any other Loan Party or any of their respective Subsidiaries, as determined by the Lender in its discretion.

(vi)

The Lender shall have received payment in full of all fees and expenses payable to it by the Borrowers, including, without limitation, reasonable legal fees and expenses incurred by the Lender in connection with this Agreement and the consummation of the transactions contemplated hereby, on or before the Closing Date to the extent invoiced, all of which the Lender may deduct from the initial Loans on the Closing Date.

(vii)

The Lender shall have determined that immediately after giving effect to (A) the making of the initial Revolving Loans and Term Loan requested to be made on the Closing Date, (B) the issuance of the initial Letter of Credit, if any, on the Closing Date, and (C) the payment or reimbursement by the Borrowers of the Lender for all reasonable closing costs and expenses incurred in connection with the transactions contemplated hereby, on a pro forma basis Excess Availability shall not be less than the greater of (x) fifteen percent (15%) of the Borrowing Base and (y) Three Million U.S. Dollars (U.S. $3,000,000).

(viii)

The Lender shall have received evidence of repayment of all of the Borrowers’ and each other Loan Party’s indebtedness owing to creditors other than: (A) the Borrowers’ or such other Loan Party’s indebtedness to the Lender and to unsecured trade creditors incurred in the normal course of business and on normal payment terms; (B) indebtedness to those creditors which the Lender has agreed may continue as creditors of the Borrowers or such other Loan Party after the Closing Date (which creditors include those holding Permitted Liens or creditors which have delivered a complete subordination and postponement of any such indebtedness as requested by the Lender, in form and substance satisfactory to the Lender, including a subordination and postponement of any indebtedness owing by the Borrowers to any other Loan Party or any of their respective Subsidiaries); and (C) any other Permitted Indebtedness and evidence in respect of the discharge and release of any Liens which are not Permitted Liens.

(ix)	[Reserved]

(x)

The Lender shall have received a Borrowing Base Certificate as at the Closing Date, together with a certificate from an Authorized Officer of the Borrowers substantially in the form of Exhibit 13(a)(x) hereto (the “Closing Certificate”) pursuant to which such Authorized Officer shall certify that: (A) in calculating the Excess Availability described in clause (vii) above, the Borrowers’ outstanding debt was (and is) current and not past due in any respect except as otherwise disclosed in writing to the Lender; (B) all representations and warranties contained herein and in any Loan Documents are true and correct, including confirming compliance of the financial covenants set forth in Section 12(p)(ii), and 12(p)(iii) with respect to month ended January 2024; (C) no Default or Event of Default has occurred and which has not been waived in writing by the Lender; and (D) no event has occurred and is continuing that would have a Material Adverse Effect with respect to the Borrowers or any other Loan Party or any of their respective Subsidiaries.

(xi)	The Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and other AML Legislation.

(xii)

The Borrowers and any other Loan Party shall have or cause to be executed and delivered to the Lender all documents which the Lender determines in its discretion are necessary to consummate the transactions contemplated hereby.

(xiii)

Completion of tax, lien, judgment and other searches and investigations with respect to the Loan Parties and the Collateral and all security provided by the Borrowers and any other Loan Party, with results satisfactory to the Lender (including any credit approvals), and completion of a review to its satisfaction of the management, creditworthiness, financial position, systems and procedures of the Borrowers and any other Loan Party.

(xiv)

The Lender shall have received, reviewed and determined as reasonably satisfactory all third party documentation (including all Collateral Access Agreements and any other debt and security subordinations and postponements it may require). The Lender shall have received and reviewed all material contracts entered into by or binding on the Borrowers or any other Loan Party (including all supply, service, purchase and rental contracts and all collective agreements with employees or their union) as it may consider material in its discretion.

(xv)	Completion of final pre-closing collateral roll-forward appraisal, ineligibles and Borrowing Base calculations to the satisfaction of the Lender.

(xvi)	Completion of an inventory appraisal satisfactory to the Lender.

(xvii)	Completion of a machinery and equipment appraisal satisfactory to the Lender.

(xviii)

Without limiting the generality of subsection 13(a)(iv), the Lender shall have received one or more legal opinions from the Borrowers’ counsel in form and substance reasonably satisfactory to the Lender and its counsel, opining with respect to, but not limited to, the Borrowers’ and each other Loan Party’s incorporation or formation and subsistence, the Borrowers’ and each other Loan Party’s corporate power and capacity to enter into this Agreement and the Loan Documents, the Borrowers’ and each other Loan Party’s due authorization, execution and delivery and performance of this Agreement and the Loan Documents, and the enforceability of this Agreement and the Loan Documents against the Borrowers and each Loan Party, as applicable.

(xix)	The Lender shall have received and be reasonably satisfied that the Borrowers and each other Loan Party have complied with their obligations relating to insurance as required by this Agreement.

(xx)	The Lender shall have received a completed environmental management and social risk questionnaire in the Lender's standard form.

(xxi)	[Reserved]

(xxii)

BBX Capital Real Estate, LLC shall establish a restricted deposit account with TD Bank, National Association into which BBX Capital Real Estate, LLC will have deposited such amount to comply with Section 12(u) hereunder.

(xxiii)

The Lender shall have received, in form and substantive satisfactory to the Lender acting reasonably, evidence of a cash equity injection to the Borrowers of no less than Three Million Two Hundred Fifty Thousand U.S. Dollars (U.S. $3,250,000).

(xxiv)

The Lender shall have received, in form and substantive satisfactory to the Lender acting reasonably, evidence of a cash equity injection to the Borrowers of such amount to ensure the trailing-twelve month EBITDA schedule contained in subsection 12(q) has been complied with on the Closing Date.

(xxv)

The Lender shall have received pro forma financial projections from the Closing Date to the Maturity Date of the Borrowers, which shall include pro forma EBITDA, Fixed Charge Coverage and Excess Availability calculations, and anticipated Capital Expenditures.

(b)	Post-Closing Deliveries.

After the Closing Date, the obligation of the Lender to make any requested Loan or issue any requested Letter of Credit is subject to the satisfaction of the conditions precedent set forth below. Each such request shall constitute a representation and warranty that such conditions are satisfied:

(i)

All representations and warranties contained in this Agreement and the Loan Documents shall be true and correct in all material respects on and as of the date of such request, as if then made, other than representations and warranties that relate solely to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(ii)

No Default or Event of Default shall have occurred, or would result from the making of the requested Revolving Loan or issue of the requested Letter of Credit, which has not been waived in writing by the Lender or cured by the applicable Loan Party.

14.    DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder.

(a)	Payment.

The failure of the Borrowers or any other Loan Party to pay when due, in accordance with the terms hereof or in any other Loan Document, any amount in respect of the Liabilities, and in the case of any such Event of Default as it relates to the failure to make payment of interest or fees, such failure is not remedied within three (3) Business Days following the due date thereof.

(b)	Breaches of this Agreement and Loan Documents.

The failure of the Borrowers, any other Loan Party or any other Guarantor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations (other than as described in subsection 14(a) above) of the Borrowers, such other Loan Party, or such other Guarantor, as the case may be, under this Agreement or any of the other Loan Documents, or any other document or agreement with any branch or Subsidiary or Affiliate of The Toronto-Dominion Bank, to which each is a party and such failure shall continue unremedied for ten (10) days; provided that, such ten (10) day period shall not apply in the case of (i) any failure to perform or observe any such covenant, condition, promise, agreement or obligation which is not capable of being cured at all or within such ten (10) day period, or (ii) the material failure to perform or observe, in the Lender’s discretion, any such covenant, condition, promise, agreement or obligation is with respect to any covenant, condition, promise, agreement or obligation contained in subsection 8(a), section 9 or any of subsections 12(b) (as to a Material Adverse Effect only), (c), (d), (e), (i), (j), (k), (l), (m), (n), (p)(i), (u), (v), (w) or (x) hereof; or (iii) the material failure to perform or observe, in the Lender’s discretion, any such covenant, condition, promise, agreement or obligation is with respect to any covenant, condition, promise, agreement or obligation contained in subsections 12(p)(ii), (p)(iii) and (q), and such failure shall continue unremedied for five (5) Business Days.

(c)	Breaches of Representations and Warranties.

The making or furnishing by the Borrowers, any other Loan Party or any other Guarantor (or any director, officer, employee or other representative thereof) to the Lender of any representation, warranty, certificate, schedule, report or other notices as required by or in connection with this Agreement or any of the other Loan Documents or in connection with any other agreement between the Borrowers, such other Loan Party, or such other Guarantor and the Lender, which shall prove to have been untrue or misleading in any material respect on the date when made or deemed to have been made, or the failure of the Borrowers, any other Loan Party, or any other Guarantor to perform, keep or observe any of the covenants, conditions, promises, or agreements of the Borrowers, such other Loan Party, or such other Guarantor under any other agreement with any Person if such failure, in the opinion of the Lender, has or is likely to have a Material Adverse Effect with respect to the Borrowers or any other Loan Party and such failure, if capable of being cured, shall continue unremedied for five (5) days.

(d)	Levy, Seizure or Attachment.

The creation (whether voluntary or involuntary) of any Lien or other encumbrance upon any of the Collateral or any property or assets in excess of One Hundred Thousand U.S. Dollars (U.S. $100,000 of the Borrowers, any other Loan Party or any of their respective Subsidiaries, other than a Permitted Lien, or the making or any attempt to make any levy, seizure or attachment thereof which is not stayed or lifted within sixty (60) days (and no later than five (5) Business Days before such levy, seizure or attachment can be taken); or (except as permitted by this Agreement) sale, lease or furnishing under a contract of service of, any of the Collateral or any property or asset of the Borrowers, other Loan Party or any of their respective Subsidiaries, or the loss, theft, damage or destruction of all or a substantial portion of the property and assets of the Borrowers, a Loan Party or any of their respective Subsidiaries.

(e)	Bankruptcy or Similar Proceedings.

The making of an assignment or proposal in bankruptcy by the Borrowers, any other Loan Party, any of their respective Material Subsidiaries, or any other Guarantor or the filing by the Borrowers, any other Loan Party, any of their respective Subsidiaries, or any other Guarantor of notice of its intention to make a proposal in bankruptcy or the commencement of any proceedings in bankruptcy by or against the Borrowers, any other Loan Party, any of their respective Material Subsidiaries, or any other Guarantor for the liquidation or reorganization of any such party or alleging that any such party is insolvent or unable to pay its debts as they mature or for the readjustment or arrangement of the Borrowers’, any other Loan Party’s, any of their respective Material Subsidiaries’, or any other Guarantor’s debts, whether under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code or under any other Law, whether state, provincial or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any such party; provided, however, that if such commencement of proceedings, application, filing, petition or case against the Borrowers, such other Loan Party or any of their respective Material Subsidiaries is involuntary, such action shall not constitute an Event of Default unless such proceedings are not forthwith contested in good faith by the Borrowers, such other Loan Party or such respective Material Subsidiary and dismissed, stayed or withdrawn within forty-five (45) days after the commencement of such proceedings.

(f)	Appointment of a Receiver or Similar Person.

The appointment of a receiver or trustee for the Borrowers, any other Loan Party, any of their respective Material Subsidiaries, or any other Guarantor for any of the Collateral or for any substantial part of the Borrowers’, any other Loan Party’s or any of their respective Material Subsidiaries’, assets or the institution of any proceedings for the dissolution or winding up, or the full or partial liquidation, or (without the consent of the Lender) the merger, amalgamation or consolidation, of the Borrowers, any other Loan Party or any of their respective Material Subsidiaries which is a corporation or a partnership, provided, however, that if such appointment or commencement of proceedings is involuntary, such action shall not constitute an Event of Default unless such appointment or proceeding has resulted in a seizure or possession of any of such parties’ property or assets (including any of the Collateral) by such receiver or trustee, or is not forthwith contested in good faith by the Borrowers, such other Loan Party, such respective Material Subsidiaries, or such other Guarantor and revoked or dismissed within forty-five (45) days after the commencement of such proceedings.

(g)	Judgments.

The entry of any judgment or the issuance or registration of any writ of enforcement, garnishment, or order against the Borrowers, any other Loan Party or any of their respective Subsidiaries which is in excess of Two Hundred Fifty Thousand U.S. Dollars (U.S. $250,000) and which is not being contested in good faith and by appropriate proceedings or remains unsatisfied or undischarged and in effect for sixty (60) days (and no later than five (5) Business Days before such writ, garnishment or order is enforceable) after such entry without a stay of enforcement or execution.

(h)	Default or Revocation of Agreements.

The occurrence of the revocation or termination of any Loan Document executed and delivered by any Loan Party to the Lender pursuant to which such Loan Party has guaranteed to the Lender the payment of all or any of the Liabilities or has granted the Lender a Lien upon some or all of such Loan Party’s real and/or personal property to secure directly or indirectly the payment of all or any of the Liabilities.

(i)	Default Under Indebtedness.

The occurrence of a default or an event of default, which continues after the passage of any applicable cure period which has not been waived, under any agreement or instrument evidencing indebtedness for borrowed money in excess of Two Hundred Fifty Thousand U.S. Dollars (U.S. $250,000) executed or delivered by the Borrowers, any other Loan Party or any of their respective Subsidiaries or pursuant to which agreement or instrument the Borrowers, any other Loan Party or any of their respective Subsidiaries or their properties is or may be bound and which has not been cured or waived in writing by the applicable creditor, including, without limitation, the occurrence of a default or an event of default in respect of or under subordinated debt.

(j)	Change of Control.

The occurrence of any Change of Control has occurred or the occurrence of a pledge, transfer, assignment or disposition of, or grant of a Lien in or in respect of, any Equity Interests of, the Borrowers, any other Loan Party or any of their respective Subsidiaries, in a manner that is prohibited by the terms of this Agreement or the other Loan Documents.

(k)	Material Adverse Effect.

The occurrence of any Material Adverse Effect.

15.    REMEDIES UPON AN EVENT OF DEFAULT

(a)	No Further Advances.

Upon the occurrence of a Default or Event of Default which has not been in waived in writing by the Lender, the Lender shall have no further obligation to make or extend any Loan hereunder, to issue or cause to be issued any Letter of Credit hereunder or to grant any other financial accommodation to the Borrowers. Further, upon the occurrence of any Event of Default which has not been waived in writing by the Lender, the Lender shall be entitled, on prior notice to the Borrowers, to amend availability reserves, advance rates and sub-limits under the Borrowing Base and eligibility requirements for Eligible Accounts and Eligible Inventory.

(b)	Acceleration and Remedies.

Upon the occurrence of an Event of Default, which has not been waived in writing by the Lender, described in subsection 14(e) or (f) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind, and upon the occurrence of any other Event of Default which has not been waived in writing by the Lender, any or all of the Liabilities may, at the option of the Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable. Upon either occurrence, the Lender may, in addition to any other right or remedy which it may have at Law or in equity, proceed to realize its security hereunder or under any Collateral Documents and to enforce its rights by:

(i)	entry;

(ii)

the appointment by instrument in writing of a receiver or receivers of the Collateral or any part thereof (which receiver or receivers may be any person or persons, whether an officer or officers or employee or employees of the Lender or not and the Lender may remove any receiver or receivers so appointed and appoint another or others in his or their stead);

(iii)	proceedings in any court of competent jurisdiction for the appointment of a receiver or receivers or for sale of the Collateral or any part thereof; or

(iv)	any other action, suit, remedy or proceeding authorized or permitted hereby or by Applicable Law or by equity.

In addition, the Lender may file such proofs of claim and other documents as may be necessary or advisable in order to have its claim lodged in any bankruptcy, winding-up or other judicial proceedings.

(c)	Receivers.

Any receiver or receivers so appointed shall have power to:

(i)	take possession of and to use the Collateral or any part thereof;

(ii)

carry on the business of the Borrowers or any other Loan Party (including, but not limited to, the taking or defending of any actions or legal proceedings, and the doing or refraining from doing all other things as to the receiver may seem necessary or desirable in connection with the business, operations and affairs of the Borrowers or any other Loan Party);

(iii)	borrow money required for the maintenance, preservation or protection of the Collateral or any part thereof or the carrying on of the business of the Borrowers or any other Loan Party;

(iv)	further charge the Collateral in priority to the Liens under the Loan Documents as security for money so borrowed; and

(v)	sell, lease or otherwise dispose of the whole or any part of the Collateral on such terms and conditions and in such manner as the receiver shall determine.

The Lender shall not be responsible for any actions or errors of omission by the receiver or receivers in exercising any such powers.

(d)	Disposition of Collateral.

In addition, the Lender may enter upon, use, occupy and possess the Collateral or any part thereof, free from all Liens, except for Permitted Liens, without hindrance, interruption or denial of the same by the Borrowers or any other Loan Party or by any other person or persons save only a landlord pursuant to its rights of reversion under any lease of real property on expiry of its term, and may lease or sell the whole or any part or parts of the Collateral. Any sale hereunder may be made by public auction, by public tender or by private contract, with or without notice and with or without advertising and without any other formality (except as required by Law), all of which are hereby waived by the Borrowers and each other Loan Party. Such sale shall be on such terms and conditions as to credit or otherwise and as to upset or reserve bid or price as to the Lender in its discretion may seem advantageous. Such sale may take place whether or not the Lender has taken possession of the Collateral.

(e)	Remedies Not Exclusive.

No remedy for the realization of the Liens granted pursuant hereto or pursuant to any Collateral Documents, any Loan Documents or any other security held by the Lender or for the enforcement of the rights of the Lender shall be exclusive of or dependent on any other such remedy, but any one or more of such remedies may from time to time be exercised independently or in combination. The term “receiver” as used in this Agreement includes a receiver and manager.

(f)	Miscellaneous.

At the Lender’s request, the Borrowers and each other Loan Party shall, at the Borrowers’ expense, assemble the Collateral and make it available to the Lender at one or more places to be designated by the Lender. The Borrowers and each other Loan Party recognize that if the Borrowers and each such other Loan Party fail to perform, observe or discharge any of their Liabilities under this Agreement or the Loan Documents, no remedy at Law will provide adequate relief to the Lender, and the Borrowers and each other Loan Party agree that the Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by Law will be deemed reasonably and properly given if given at least fifteen (15) calendar days before such disposition. Any proceeds of any disposition by the Lender of any of the Collateral may be applied by the Lender to the payment of expenses and any Borrowings in connection with the Collateral and its realization including, without limitation, reasonable legal fees and disbursements (on a solicitor-client basis) of outside counsel and any balance of such proceeds may be applied by the Lender toward the payment of such of the Liabilities, and in such order of application, as the Lender may from time to time elect or re-elect.

16.    INDEMNIFICATION

(a)	General Indemnity.

The Borrowers and each other Loan Party agree to defend (with counsel satisfactory to the Lender), protect, indemnify and hold harmless the Lender, each Affiliate or Subsidiary of the Lender, and each of their respective officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, those liabilities described in subsection 16(b) hereof and the disbursements and the fees (on a solicitor-client basis) of internal and external counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto) (collectively, the “Indemnified Liabilities”), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, provincial, state or local Laws or regulations including, without limitation, securities, environmental and commercial Laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Loan Documents or any act, event or transaction related or attendant to any of the foregoing, the making and the management of the Loans or the use or intended use of the proceeds of the Loans save and except for any Indemnified Liabilities arising as a result of the gross negligence or wilful misconduct of any Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any Law or public policy, the Borrowers and each other Loan Party shall satisfy such undertaking to the maximum extent permitted by Applicable Law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party within five (5) Business Days of written demand therefor, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Revolving Loans hereunder from the date incurred by each Indemnified Party until paid by the Borrowers, be added to the Liabilities of the Borrowers and be secured by the Collateral. The provisions of this section 16 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

(b)	Environmental Indemnity.

Without limiting the generality of subsection 16(a), the Borrowers and each other Loan Party shall at all times indemnify and hold harmless the Indemnified Parties from and against any and all liabilities and costs suffered or incurred by such Indemnified Parties including, without limitation, any and all orders, directions, suits, actions, proceedings, claims, settlements, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable legal fees and disbursements on a solicitor-client basis, litigation costs and any costs of settlement), with respect to: (i) any actual or threatened Release of Hazardous Materials or the presence of any Hazardous Materials affecting any of the properties of the Borrowers or any other Loan Party, whether or not the same originates or emanates from any such properties or any contiguous property, including any loss of value of any such properties as a result of any of the foregoing; (ii) any costs of remedial, preventative or similar action which may be imposed by any Governmental Authority on the Borrowers or any other Loan Party, including without limitation, any prosecution initiated or threatened with respect to non-compliance with Environmental Laws, (iii) any costs of remedial, preventative or similar action incurred by any Governmental Authority or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources, including costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws; (iv) liability for personal injury or property damage arising under any statutory, common law, tort, breach of statutory duty, riparian rights, strict liability or any other doctrine or theory, including, without limitation, damages assessed for the maintenance of a public or private nuisance, trespass or for the carrying on an abnormally dangerous activity at or near any of the properties of the Borrowers or any other Loan Party; (v) any environmental liabilities and costs affecting any of the properties of the Borrowers or any other Loan Party within the jurisdiction of any Governmental Authority; and/or (vi) any other environmental liabilities and costs (collectively, the “Environmental Losses”); provided that, the Borrowers and the Loan Parties shall have no indemnification obligations hereunder with respect to any Environmental Losses arising as a result of the gross negligence or wilful misconduct of any Indemnified Party.

17.    MISCELLANEOUS

(a)	Notices.

All written notices and other written communications with respect to this Agreement or any of the Loan Documents shall be sent by ordinary or registered mail, by facsimile, email or delivered in person as follows:

(i)	in the case of the Lender to it at:

TD Tower

66 Wellington Street West, 12th Floor

Toronto, ON M5K 1A2

Attention:         Director, Asset Based Lending

(if by facsimile to facsimile number: 416-983-6522)

(if by email to email address: David.DCruz@td.com)

(ii)	in the case of the Borrowers or any other Loan Party at:

110 Walker Drive
Brampton, ON L6T 4H6

Attention:         Elizabeth Skinner

(if by email to email address: Elizabeth.Skinner@renin.com)

with a copy to (for informational purposes only)

BBX Capital
201 East Las Olas Boulevard,
Suite 1900, Fort Lauderdale, FL 33301
Attention :         Brett Sheppard

(if by email to email address: BSheppard@bbxcapital.com)

The notice or other communication so sent shall be deemed to be received on the day of personal delivery or facsimile, or if mailed, three days following the date of such mailing.

(b)	Absence of Novation

This Agreement is an amendment and restatement of the Original Credit Agreement and is in full force and effect, as of and from the Closing Date. This Agreement will not discharge or constitute a novation of any debt, obligation, covenant or agreement contained in the Original Credit Agreement or in any other Loan Document, agreements, certificates and other documents executed and delivered in respect thereof or in connection therewith, but the same shall remain in full force and effect save to the extent the same are amended hereby. For greater certainty, the parties hereto agree that any Borrowing outstanding under the Original Credit Agreement as of the date hereof, constitutes a Borrowing outstanding under this Agreement. Furthermore, any reference to the Original Credit Agreement in any Loan Document shall be deemed to constitute a reference to this Agreement.

(c)	Choice of Governing Law and Construction.

Except as expressly set forth therein, this Agreement and the Loan Documents shall be governed and controlled by the Laws of the Province of Ontario and the Laws of Canada applicable therein as to interpretation, enforcement, validity, construction, effect, and in all other respects, including, without limitation, the legality of the interest rate and other charges, but excluding perfection of the Liens in the Collateral, which shall be governed and controlled by the Laws of the relevant jurisdiction.

(d)	Forum Selection and Service Of Process.

To induce the Lender to accept this Agreement, the Borrowers and each other Loan Party, irrevocably: (i) agree that, subject to the Lender’s sole and absolute election, all actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement, the Loan Documents or the Collateral shall be litigated in courts having situs within the City of Toronto, Province of Ontario; (ii) consent and submit to the jurisdiction of any local, provincial or federal courts located within said city and province; and (iii) hereby waive any right they may have to transfer or change the venue of any litigation brought by the Lender in accordance with this paragraph.

(e)	Modification and Benefit of Agreement.

This Agreement shall be binding upon the Borrowers, the other Loan Parties and the Lender and their respective successors and assigns and shall enure to the benefit of the Borrowers, the other Loan Parties and the Lender and their respective successors and assigns. This Agreement and the Loan Documents may not be modified, altered or amended except by an agreement in writing signed by the Borrowers and/or the other Loan Parties as applicable and the Lender. The Borrowers and each other Loan Party may not sell, assign or transfer this Agreement, or the Loan Documents or any portion thereof including, without limitation, any right, title, interest, remedies, powers or duties thereunder (including, in each case, by way of LLC Division). The Borrowers and each other Loan Party hereby consent to the Lender’s sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Loan Documents, or of any portion thereof, or participation therein including, without limitation, the Lender’s right, title, interest, remedies, powers and/or duties thereunder. The Borrowers and each other Loan Party agree that they shall execute and deliver such documents as the Lender may request in connection with any such sale, assignment, transfer or other disposition.

(f)	Headings of Subdivisions.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

(g)	Power of Attorney.

The Borrowers and each other Loan Party acknowledge and agree that every power of attorney granted hereunder or under any other Loan Document is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

(h)	Waiver of Jury Trial, Other Waivers, Confidentiality.

The Lender, the Borrowers and each other Loan Party hereby waive all rights to trial by jury in any action or proceeding which pertains directly or indirectly to this Agreement, any of the Loan Documents, the Liabilities, the Collateral or any alleged tortious conduct or which, in any way, directly or indirectly, arises out of or relates to the relationship between the Borrowers, any other Loan Party and the Lender. In no event shall the Lender be liable for lost profits or other special or consequential damages. To the extent permitted by law, the Borrowers and each other Loan Party hereby waive all rights to notice and hearing of any kind prior to the exercise by the Lender of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon such Collateral without prior notice or hearing, and hereby waives demand, presentment, protest and notice of non-payment, and further waives the benefit of all valuation, appraisal and exemption Laws. The Lender’s failure, at any time or times hereafter, to require strict performance of any provision of this Agreement or any of the Loan Documents shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of an Event of Default under this Agreement or any default under any of the Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of the Lender in the exercise of any right or remedy under this Agreement or any Loan Documents shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations contained in this Agreement or any of the Loan Documents and no Event of Default under this Agreement or default under any of the Loan Documents shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing, signed by two duly authorized officers of the Lender and directed to the Borrowers specifying such suspension or waiver.

(i)	Timing of Payments.

Any payment required to be made by the Borrowers to the Lender hereunder or under any Loan Documents or any other security shall be made in the currency in respect of which the obligation requiring such payment arose. Any payment received by the Lender after 3:00 p.m. (Toronto time) on a Business Day, or on any day that is not a Business Day, shall be credited to the account of the Borrowers as applicable on the next following Business Day.

(j)	Canadian Currency.

All dollar amounts specified herein are in U.S. Dollars unless otherwise indicated.

(k)	Judgment Currency.

(i)

If for the purpose of obtaining or enforcing judgment against the Borrowers or any other Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 17(k) referred to as the “Judgment Currency”) an amount due in Canadian Dollars under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding:

A.

the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

B.

the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this subsection 17(k)(i)B being hereinafter in this subsection 17(k) referred to as the “Judgment Conversion Date”).

(ii)

If, in the case of any proceeding in the court of any jurisdiction referred to in subsections 17(k)(i)B, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrowers shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(iii)

Any amount due from the Borrowers under the provisions of subsection 17(k)(ii) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(iv)

The term “rate of exchange” in this subsection 17(k) means the noon rate of exchange based on Canadian interbank transactions in Canadian Dollars in the Judgment Currency published or quoted by the Bank of Canada for the day in question, or if such rate is not so published or quoted by the Bank of Canada, such term shall mean the Equivalent Amount of the Judgment Currency.

(l)	Severability.

Any provision of this Agreement that is prohibited or unenforceable under Applicable Law in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(m)	Conflicts.

In the event there occurs any conflict or inconsistency between any provision of this Agreement and any provision of the Loan Documents, the provision of this Agreement shall govern.

(n)	Counterparts.

This Agreement and any amendments, waivers, consents, acknowledgements or supplements may be executed in number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement. Counterparts may be executed in original or facsimile form or similar method of electronic transmission.

(o)	[Reserved]

(p)	Joint and Several Liability; Fraudulent Preferences.

Notwithstanding anything to the contrary contained herein, all Liabilities, whether arising hereunder or under the other Loan Documents shall be joint and several obligations of the Borrowers and the other Loan Parties.

Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Liabilities of the Loan Parties and the Liens granted by the Loan Parties pursuant to any Loan Document to secure the Liabilities, not constitute a Fraudulent Conveyance. Consequently, the Lender and the Loan Parties agree that if the Liabilities of a Loan Party, or any Liens granted by such Loan Party securing the Liabilities would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Liabilities of such Loan Party and the Liens securing such Liabilities shall be valid and enforceable only to the maximum extent that would not cause such Liabilities or such Lien to constitute a Fraudulent Conveyance, and the Liabilities of such Loan Party and this Agreement shall automatically be deemed to have been amended accordingly.

If the incurrence or payment of the Liabilities by any Loan Party or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”) and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all costs, expenses, including reasonable legal fees and expenses of the Lender, the Liabilities shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made, and this Agreement, the other Loan Documents and all Liens granted hereunder and thereunder shall be immediately reinstated until full and final payment of the Liabilities, in cash, shall have been received by the Lender.

(q)	Patriot Act and Canadian Anti-Money Laundering Legislation

The Borrowers and each other Loan Party acknowledge that, pursuant to the Patriot Act and Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" laws (collectively, including any guidelines or orders thereunder, "AML Legislation"), the Lender may be required to obtain, verify and record information regarding the Borrowers, each Loan Party and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers and/or any other Loan Party, and the transactions contemplated hereby. Each Borrower and Guarantor shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lender, or any prospective assignee or participant of the Lender, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set out on the first page hereof.

Lender:

THE TORONTO-DOMINION BANK

By:         /s/David D'Cruz

Name:    David D'Cruz

Title:       Director

By:       /s/

Name:   Zubin Jussawalla

Title:      AVP, Credit

Canadian Borrower: RENIN CANADA CORP. By:/s/Elizabeth Skinner Name: Elizabeth Skinner Title: CFO US Borrower: RENIN US LLC By: /s/Elizabeth Skinner Name: Elizabeth Skinner Title: CFO

Guarantor:

RENIN HOLDINGS LLC By: /s/Elizabeth Skinner Name: Elizabeth Skinner Title: CFO